Exhibit 10.4

SIXTH AMENDMENT TO ABL CREDIT AGREEMENT

This Sixth Amendment to ABL Credit Agreement (this “Amendment”), dated as of May 2, 2024, is entered into by and among CUMULUS MEDIA INTERMEDIATE INC., a Delaware corporation (“Intermediate Holdings”), CUMULUS MEDIA NEW HOLDINGS INC., a Delaware corporation (“New Holdings”), each of the Restricted Subsidiaries of New Holdings signatory hereto as a “Borrower” (together with New Holdings, collectively, “Borrower”), FIFTH THIRD BANK, NATIONAL ASSOCIATION, as the administrative agent for the Lenders and collateral agent for the Secured Parties (“Agent”), and the other Lenders from time to time party to the Agreement (as defined below) (“Lenders”).

BACKGROUND

A.            Borrower, Agent, and Lenders entered into that certain ABL Credit Agreement dated as of March 6, 2020 (as amended, and as may be further amended, modified, extended, or restated from time to time, the “Agreement”), pursuant to which Agent and Lenders extended certain financing arrangements to Borrower.

B.            Borrower, Agent, and Lenders entered into that certain Guarantee and Collateral Agreement dated as of March 6, 2020 (as amended, and as may be further amended, modified, extended, or restated from time to time, the “Collateral Agreement”).

C.            The parties hereto have agreed to modify the terms and conditions of the Agreement and the Collateral Agreement as more fully set forth herein.

D.            Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Agreement.

NOW THEREFORE, in consideration of the terms, conditions and covenants set forth below, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound hereby, promise and agree as follows:

1.             Amendments.

(a)            Subject to the satisfaction of the conditions precedent set forth below, and in reliance on the representations, warranties, covenants and other agreements of the Borrower contained herein, the Agreement is hereby amended as set forth in the marked terms on Annex I attached hereto (the “Amended Credit Agreement”). In Annex I hereto, deletions of text in the Amended Credit Agreement are indicated by ~~struck-through text~~, and insertions of text are indicated by double-underlined text. As so amended, the Agreement shall continue in full force and effect.

(b)            Subject to the satisfaction of the conditions precedent set forth below, and in reliance on the representations, warranties, covenants and other agreements of the Borrower contained herein, the Collateral Agreement is hereby amended as set forth in the marked terms on Annex II attached hereto (the “Amended Collateral Agreement”). In Annex II hereto, deletions of text in the Amended Collateral Agreement are indicated by struck-through text, and insertions of text are indicated by double-underlined text. As so amended, the Collateral Agreement shall continue in full force and effect.

2.             Fees and Expenses. As a condition to this Amendment, Borrower agrees to pay Agent an extension fee equal to $162,500.00 (the “Amendment Fee”), earned in full and payable upon the execution of this Amendment. In addition to the Amendment Fee, Borrower acknowledges and agrees that their payment obligations set forth in Section 11.5(a) of the Agreement include the costs and expenses incurred by Agent in connection with the preparation, execution and delivery of this Amendment and any other documentation contemplated hereby (whether or not this Amendment becomes effective or the transactions contemplated hereby are consummated and whether or not a Default or Event of Default has occurred or is continuing), including, but not limited to, the reasonable fees and disbursements of counsel to Agent.

3.             Condition Precedent. The effectiveness of this Amendment is subject to the execution and delivery of this Amendment by all parties hereto.

4.             Post-Closing Conditions. As soon as possible, but in any event no later than forty-five (45) days after the date of this Amendment (or such extended time as may be agreed to by Agent in writing), Borrower shall deliver to Agent: (a) all documents necessary for the joinder of each of KLIF Broadcasting, LLC, Radio Metroplex, LLC, WBAP-KSCS Assets, LLC, Cumulus Media Investments LLC, and Cumulus Radio Holding Company LLC, in each case, as a Borrower under the Agreement and a “Grantor” under the Collateral Agreement and (b) such other and further documentation as Agent may deem reasonably necessary or appropriate to accomplish such joinders, in each case, in form and substance reasonably satisfactory to Agent. The failure of Borrower to comply with this Section 4 shall result in an Event of Default under the Agreement.

5.             Representations and Warranties. Borrower hereby represents and warrants to Agent and Lenders that (a) Borrower has the requisite power and authority and the legal right to execute and deliver this Amendment, (b) Borrower has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Amendment, (c) the execution, delivery and performance of this Amendment will not violate any Requirement of Law or any Contractual Obligation applicable to or binding upon Borrower or any of its properties or assets, which violations, individually or in the aggregate, would have a Material Adverse Effect, (d) this Amendment constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), (e) no event or condition which has or is reasonably likely to have a Material Adverse Effect as to Borrower has occurred from December 31, 2020 to the date hereof, and (f) upon the effectiveness of this Amendment, no Default or Event of Default exists under the Agreement.

6.             Governing Law; Use of Terms Etc. Except as previously amended or as herein specifically amended, directly or by reference, all of the terms and conditions set forth in the Agreement are confirmed and ratified, and shall remain as originally written. This Amendment shall be construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws. The Agreement and all other Loan Documents shall remain in full force and effect in all respects. Nothing herein shall affect or impair any rights and powers which Agent and Lenders may have under the Agreement and any and all related Loan Documents.

7.             No Set Offs Etc. Borrower hereby declares that it has no set offs, counterclaims or defenses against Agent or any Lender arising out of the Agreement or any related loan documents, and to the extent any such set offs, counterclaims or defenses may exist, whether known or unknown, such items are hereby waived by Borrower.

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8.             Confirmation of Security Interests. Borrower confirms and agrees that all prior security interests and liens granted to Agent, for the benefit of Agent and Lenders, in the Collateral remains unimpaired and in full force and effect and shall continue to cover and secure all Obligations. Borrower further confirms and represents that all of the Collateral remains free and clear of all liens other than those in favor of Agent, for the benefit of Agent and Lenders, or as otherwise permitted in the Agreement. Nothing contained herein is intended to in any way impair or limit the validity, priority or extent of Agent’s security interest in and liens upon the Collateral.

9.             Obligations Absolute. Borrower covenants and agrees (a) to pay the balance of any principal, together with all accrued interest, incurred in connection with the Agreement, as modified by this Amendment pursuant to the terms set forth therein, and (b) to perform and observe covenants, agreements, stipulations and conditions on its part to be performed hereunder or under the Agreement and all other documents executed in connection herewith or thereof.

10.            Release. EACH Borrower hereby releaseS, waiveS and forever relinquishES all claims, demands, obligations, liabilities and causes of action of whatever kind or nature, whether known or unknown, including any so-called “lender liability” claims or defenses which EITHER PARTY HAS, may have, or might assert now or in the future against AGENT, ANY LENDER and/or ITS respective officers, directors, employees, agents, attorneys, accountants, consultants, successors, and assigns (individually, a “Releasee” and collectively, the “Releasees”), directly or indirectly, arising out of, based upon, or in any manner connected with (A) any transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, whether known or unknown, which occurred, existed, or was taken or permitted prior to the execution of this Amendment with respect to the Obligations, the Agreement, the other Documents, or the administration thereof, (B) any discussions, commitments, negotiations, conversations, or communications with respect to the Obligations or (C) any thing or matter related to any of the foregoing prior to the execution of this Amendment. The inclusion of this paragraph in this Amendment and the execution of this Amendment by AGENT does not constitute an acknowledgment or admission by AGENT of liability for any matter, or a precedent upon which any liability may be asserted.

11.            Non-Waiver. This Amendment does not obligate Agent or any Lender to agree to any other modification of the Agreement nor does it constitute a course of conduct or dealing on behalf of Agent or any Lender or a waiver of any other rights or remedies of Agent or any Lender. No omission or delay by Agent or any Lender in exercising any right or power under the Agreement, this Amendment or any related instruments, agreements or documents will impair such right or power or be construed to be a waiver of any Default or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and no waiver will be valid unless in writing and then only to the extent specified.

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12.            Incorporation. References in the Agreement to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein”, “hereof” or other words of like import) and in any Loan Document to the “Credit Agreement” shall be deemed to be references to the ABL Credit Agreement as modified hereby.

13.            No Modification. No modification of this Amendment or of any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

14.            Headings. The headings of any section or paragraph of this Amendment are for convenience only and shall not be used to interpret any provision of this Amendment.

15.            Successors and Assigns. This Amendment will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

16.           Severability. The provisions of this Amendment are to be deemed severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

17.           Counterparts; Electronic Signature. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature by facsimile or email shall have the same force and effect as an original signature hereto.

18.            Jury Waiver. THE PARTIES HERETO hereby waive any and all right to trial by jury in any action or proceeding relating to this AMENDMENT, any of the Loan Documents, any document delivered hereunder or in connection herewith, or any transaction arising from or connected to any of the foregoing. THE pARTIES represent that this waiver is knowingly, willingly and voluntarily given.

[Signature pages follow]

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IN WITNESS WHEREOF, Borrower, Agent and Lenders have executed this Amendment as of the date first written above.

INTERMEDIATE HOLDINGS:

CUMULUS MEDIA INTERMEDIATE INC.,
a Delaware corporation

By:	/s/ Francisco Lopez-Balboa
Name:	Francisco Lopez-Balboa
Title:	Executive Vice President and Chief Financial Officer

BORROWER:

CUMULUS MEDIA NEW HOLDINGS INC.,
a Delaware corporation

By:	/s/ Francisco Lopez-Balboa
Name:	Francisco Lopez-Balboa
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Sixth Amendment to ABL Credit Agreement

CONSOLIDATED IP COMPANY LLC
BROADCAST SOFTWARE INTERNATIONAL LLC
INCENTREV-RADIO HALF OFF LLC
CUMULUS INTERMEDIATE HOLDINGS LLC
INCENTREV LLC
CUMULUS NETWORK HOLDINGS LLC
CUMULUS RADIO LLC
LA RADIO, LLC
KLOS-FM RADIO ASSETS, LLC
DETROIT RADIO, LLC
DC RADIO ASSETS, LLC
CHICAGO FM RADIO ASSETS, LLC
CHICAGO RADIO ASSETS, LLC
ATLANTA RADIO, LLC
MINNEAPOLIS RADIO ASSETS, LLC
NY RADIO ASSETS, LLC
RADIO ASSETS, LLC
SAN FRANCISCO RADIO ASSETS, LLC
WPLJ RADIO, LLC
WESTWOOD ONE, LLC
CMP SUSQUEHANNA RADIO HOLDINGS LLC
CUMULUS BROADCASTING LLC
DIAL COMMUNICATIONS GLOBAL MEDIA, LLC
RADIO NETWORKS, LLC
WESTWOOD ONE RADIO NETWORKS, LLC
CMP SUSQUEHANNA LLC
CATALYST MEDIA, LLC
SUSQUEHANNA PFALTZGRAFF LLC
CMP KC LLC
SUSQUEHANNA MEDIA LLC
SUSQUEHANNA RADIO LLC

By:	/s/ Francisco Lopez-Balboa
Name:	Francisco Lopez-Balboa
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Sixth Amendment to ABL Credit Agreement

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AGENT:

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Issuing Bank, Swing Line
Lender and a Lender

By:	/s/ Mark Gallagher
Name:	Mark Gallagher
Title:	Vice President

Signature Page to Sixth Amendment to ABL Credit Agreement

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ANNEX I

Amended Credit Agreement

(See attached.)

CONFORMED COPY

As amended by the First Amendment dated April 7, 2020

As amended by the Second Amendment dated May 19, 2020

As amended by the Third Amendment dated November 25, 2020

As amended by the Fourth Amendment dated May 12, 2021

ABL CREDIT AGREEMENT

among

CUMULUS MEDIA INTERMEDIATE INC.,

CUMULUS MEDIA NEW HOLDINGS INC.,

as a Borrower,

THE RESTRICTED SUBSIDIARIES OF CUMULUS MEDIA NEW HOLDINGS INC.

PARTY HERETO,

as Borrowers,

CERTAIN LENDERS,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Issuing Bank and Swing Line Lender

Dated as of March 6, 2020

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS	1

1.1	Defined Terms	1

1.2	Other Definitional Provisions	45

1.3	Limited Condition Acquisition	46

1.4	Interest Rates	48

ARTICLE II AMOUNT AND TERMS OF CREDIT	48

2.1	Amount and Terms of the Commitments	48

2.2	Minimum Amount of Each Borrowing	64

2.3	Notice of Borrowing	64

2.4	Disbursement of Funds	65

2.5	[Reserved]	66

2.6	Cash Management System	66

ARTICLE III REDUCTION OR TERMINATION OF COMMITMENTS	69

ARTICLE IV OTHER PROVISIONS APPLICABLE TO REVOLVING LOANS	69

4.1	[Reserved].	69

4.2	Repayment of Loans; Evidence of Debt	70

4.3	Conversion Options	71

4.4	[Reserved]	71

4.5	Optional Prepayments	72

4.6	Mandatory Prepayments	72

4.7	Interest Rates and Payment Dates	75

4.8	Computation of Interest and Fees	75

4.9	[Reserved]	75

4.10	Certain Fees	76

4.11	[Reserved]	77

4.12	[Reserved]	77

4.13	[Reserved]	77

4.14	[Reserved]	77

4.15	Inability to Determine Interest Rate for Tranche Rate Loans	77

4.16	Pro Rata Treatment and Payments	80

4.17	Illegality	81

4.18	Requirements of Law	81

4.19	Indemnity	83

4.20	Taxes	83

4.21	[Reserved]	88

4.22	Mitigation; Replacement of Lenders; Defaulting Lenders	88

4.23	[Reserved]	91

4.24	Extension Offers	91

4.25	Borrower Agent	94

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ARTICLE V REPRESENTATIONS AND WARRANTIES	94

5.1	Financial Condition	94

5.2	Corporate Existence; Compliance with Law	94

5.3	Corporate Power; Authorization	95

5.4	Enforceable Obligations	95

5.5	No Legal Bar	95

5.6	No Material Litigation	95

5.7	Investment Company Act	96

5.8	Federal Regulation; Use of Proceeds	96

5.9	No Default or Breach	96

5.10	Taxes	96

5.11	Subsidiaries; Loan Parties	97

5.12	Ownership of Property; Liens; Licenses	97

5.13	Intellectual Property	97

5.14	Labor Matters	97

5.15	ERISA	98

5.16	Environmental Matters	98

5.17	Disclosure.	99

5.18	Security Documents	99

5.19	Solvency	100

5.20	[Reserved]	100

5.21	Patriot Act	100

5.22	Anti-Corruption Laws and Sanctions; Foreign Assets Control Regulations and Anti-Money Laundering	100

5.23	Plan Assets; Prohibited Transactions	101

5.24	Borrowing Base Certificate	101

5.25	Beneficial Ownership Certificate	101

5.26	Covered Entities. No Loan Party is a Covered Entity.	101

ARTICLE VI CONDITIONS PRECEDENT	101

6.1	Conditions Precedent to Effectiveness	101

6.2	Conditions Precedent to all Credit Extensions	105

ARTICLE VII AFFIRMATIVE COVENANTS	106

7.1	Financial Statements	106

7.2	Certificates; Other Information	108

7.3	Payment of Obligations	109

7.4	Conduct of Business; Maintenance of Existence; Compliance	109

7.5	Maintenance of Property; Insurance	110

7.6	Inspection of Property; Books and Records; Discussions; Annual Meetings	111

7.7	Notices	112

7.8	Environmental Laws	113

7.9	[Reserved]	113

7.10	Additional Loan Parties; Additional Collateral, etc.	113

7.11	Broadcast License Subsidiaries	115

7.12	[Reserved]	116

7.13	Ratings	116

7.14	[Reserved]	116

7.15	Anti-Corruption Laws and Sanctions	116

7.16	Designation of Subsidiaries	116

ARTICLE VIII NEGATIVE COVENANTS	117

8.1	[Reserved].	117

8.2	Indebtedness	117

8.3	Limitation on Liens	120

8.4	Limitation on Contingent Obligations	124

8.5	Prohibition of Fundamental Changes	125

8.6	Prohibition on Sale of Assets	126

8.7	Limitation on Investments, Loans and Advances	129

8.8	Limitation on Restricted Payments	133

8.9	Transactions with Affiliates	135

8.10	Limitation on Sales and Leasebacks	136

8.11	Fiscal Year	136

8.12	Negative Pledge Clauses	136

8.13	Clauses Restricting Subsidiary Distributions	137

8.14	FCC Licenses	137

8.15	Certain Payments of Indebtedness	137

8.16	Amendment of Material Documents	138

8.17	Restrictions on Intermediate Holdings	138

8.18	Financial Covenant	138

8.19	Prohibition on Division/Series Transactions	140

ARTICLE IX EVENTS OF DEFAULT	140

ARTICLE X THE ADMINISTRATIVE AGENT	143

10.1	Authorization and Action	143

10.2	Administrative Agent’s Reliance, Indemnification, Etc.	146

10.3	Posting of Communications	148

10.4	The Administrative Agent Individually	150

10.5	Successor Administrative Agent	151

10.6	Acknowledgements of Lenders	152

10.7	Collateral Matters	153

10.8	Credit Bidding	154

10.9	Certain ERISA Matters	155

10.10	Indemnification	157

ARTICLE XI MISCELLANEOUS	157

11.1	Amendments and Waivers	157

11.2	Notices	159

11.3	No Waiver; Cumulative Remedies	161

11.4	Survival of Representations and Warranties	161

11.5	Payment of Expenses	161

11.6	Successors and Assigns; Participations; Purchasing Lenders	163

11.7	Adjustments; Set-off	168

11.8	Counterparts	169

11.9	Integration	169

11.10	Governing Law; No Third Party Rights	170

11.11	Submission To Jurisdiction; Waivers	170

11.12	Acknowledgements	171

11.13	Releases of Guarantees and Liens	171

11.14	Joint and Several Liability	172

11.15	Confidentiality	173

11.16	Usury Savings	174

11.17	Severability	174

11.18	Patriot Act	174

11.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	174

11.20	Conditional Restrictions on Parent	175

11.21	Secured Swap Agreements and Secured Cash Management Agreements	175

11.22	Acknowledgment Regarding Any Supported QFCs	177

11.23	Electronic Execution of Assignments and Certain Other Documents	178

SCHEDULES:

Schedule 1.1A	Lenders and Initial Revolving Loan Commitments
Schedule 1.1B	Mortgaged Properties
Schedule 1.1C	Excluded Accounts
Schedule 1.1D	LC Commitments
Schedule 2.6(a)	DDAs
Schedule 2.6(b)	Blocked Accounts
Schedule 5.6	Litigation
Schedule 5.9	No Default
Schedule 5.11(a)	Domestic Subsidiaries
Schedule 5.11(b)	Foreign Subsidiaries
Schedule 5.11(c)	Loan Parties
Schedule 5.12	FCC Licenses
Schedule 5.16	Environmental Matters
Schedule 5.18	Financing Statements and Other Filings
Schedule 7.11	FCC Licenses
Schedule 8.2	Existing Indebtedness
Schedule 8.3	Existing Liens
Schedule 8.4	Existing Contingent Obligations
Schedule 8.6(g)	Stations in Trust
Schedule 8.6(y)	Permitted Dispositions
Schedule 8.7	Existing Investments, Loans and Advances
Schedule 8.9	Transactions with Affiliates

EXHIBITS:

Exhibit A	Form of Guarantee and Collateral Agreement
Exhibit B-1	Form of Intermediate Holdings Closing Certificate
Exhibit B-2	Form of New Holdings Closing Certificate
Exhibit B-3	Form of Effective Date Subsidiary Borrower Closing Certificate
Exhibit C	Form of Conversion/Continuation Notice
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Borrowing Base Certificate
Exhibit F-1	Form of U.S. Tax Compliance Certificate for Foreign Lenders that Are Not Partnerships for U.S. Federal Income Tax Purposes
Exhibit F-2	Form of U.S. Tax Compliance Certificate for Foreign Participants that Are Not Partnerships for U.S. Federal Income Tax Purposes
Exhibit F-3	Form of U.S. Tax Compliance Certificate for Foreign Participants that Are Partnerships for U.S. Federal Income Tax Purposes
Exhibit F-4	Form of U.S. Tax Compliance Certificate for Foreign Lenders that Are Partnerships for U.S. Federal Income Tax Purposes
Exhibit G	[Reserved]
Exhibit H	[Reserved]
Exhibit I	[Reserved]
Exhibit J	Form of Solvency Certificate
Exhibit K	Form of Joinder Agreement
Exhibit L	Form of Mortgage
Exhibit M	Form of Compliance Certificate
Exhibit N	Form of Notice of Borrowing
Exhibit O	Form of LC Request
Exhibit P-1	Form of Revolving Note
Exhibit P-2	Form of Swing Line Note
Exhibit R	Collateral Reports[1]

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CREDIT AGREEMENT

CREDIT AGREEMENT (this “Agreement”), dated as of March 6, 2020, among CUMULUS MEDIA INTERMEDIATE INC., a Delaware corporation (“Intermediate Holdings”), CUMULUS MEDIA NEW HOLDINGS INC., a Delaware corporation (“New Holdings” or the “Borrower Agent”), each of the Restricted Subsidiaries (as hereinafter defined) of New Holdings that, as of the Effective Date (as hereinafter defined), is signatory hereto as a “Borrower” (each, an “Effective Date Subsidiary Borrower”), each of the Restricted Subsidiaries of New Holdings that, in accordance with Section 7.10(a), becomes a borrower hereunder after the Effective Date (together with New Holdings and the Effective Date Subsidiary Borrowers, each a “Borrower” and, collectively, the “Borrowers”), the Lenders (as hereinafter defined) from time to time party hereto, FIFTH THIRD BANK, NATIONAL ASSOCIATION (“Fifth Third”), as administrative agent for the Lenders and collateral agent for the Secured Parties (as hereinafter defined) and solely for purposes of Section 11.20, CUMULUS MEDIA INC., a Delaware corporation (“Parent”).

WHEREAS, the Borrowers have requested that the Lenders extend Initial Revolving Loans at any time and from time to the time prior to the Initial Maturity Date, in an aggregate amount not in excess of $125,000,000 (which shall include a Swing Line Loan sub-facility not in excess of $10,000,000) and the Borrowers have requested that the Issuing Bank issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $10,000,000, in each case, pursuant to the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Defined Terms. As used in this Agreement, the terms defined in the preamble or recitals hereto shall have the meanings set forth therein, and the following terms shall have the following meanings:

“2019 Credit Agreement”: that certain Credit Agreement, dated as of September 26, 2019, among Intermediate Holdings, New Holdings, the other borrowers party thereto from time to time, the lenders from time to time party thereto and, Bank of America, N.A., as Administrative Agent and Collateral Agent, and the other parties thereto (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“2019 Indenture”: that certain Indenture, dated as of June 26, 2019, by and among New Holdings, the guarantors party thereto and U.S. Bank National Association, as trustee and as collateral agent (as the same may be amended, restated, supplemented or otherwise modified from time to time).

“ABL Priority Collateral”: “Revolving Facility First Lien Collateral” as defined in the ABL/Term Loan Intercreditor Agreement.

“ABL/Term Loan Intercreditor Agreement”: that certain Amended and Restated ABL/Term Loan Intercreditor Agreement, dated as of May 2, 2024, among the Revolving Facility Security Agent, each Term Loan Security Agent party thereto and the Loan Parties (as the same may be amended, restated, supplemented, waived, replaced or otherwise modified from time to time in accordance with the terms hereof and thereof).

“ABR”: for any day, a rate per annum equal to the Prime Rate, changing when and as the Prime Rate changes. Any change in the ABR shall be effective for purposes of this Agreement on the date of such change without notice to the Borrowers.

“ABR Loans”: (a) each Swing Line Loan, (b) each Protective Advance and (c) each other Loan or advance which accrues interest by reference to the ABR.

“Account”: as defined in the Guarantee and Collateral Agreement.

“Account Debtor”: any Person obligated on an Account.

“Accommodation Period” means the period commencing on the Third Amendment Effective Date through (and including) March 31, 2021.

“Act”: as defined in Section 11.18.

“Administrative Agent”: Fifth Third, in its capacity as administrative agent for the Lenders and as collateral agent for the Secured Parties hereunder, and its successors in such capacity as provided in Section 10. The Administrative Agent may, from time to time, designate one or more of its Affiliates or branches to perform the functions of the Administrative Agent, in which case references herein to the “Administrative Agent” shall include any Affiliate or branch so designated.

“Administrative Agent’s Account”: the account designated from time to time in writing as the “Administrative Agent’s Account” by the Administrative Agent to the other parties hereto.

“Administrative Indemnitee”: as defined Section 10.10.

“Administrative Questionnaire”: an Administrative Questionnaire in the form supplied from time to time by the Administrative Agent.

“Affiliate”: of any Person (a) any Person which, directly or indirectly, is in Control of, is Controlled by, or is under common Control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above.

“Agreement”: as defined in the preamble hereto.

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to New Holdings or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Law”: any law relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Applicable Commitment Fee Percentage”: 0.25%.

“Applicable Margin”: at any date (a) 1.00% for Tranche Rate Loans and (ii) 0.00% for ABR Loans. From and after any Extension, with respect to any Extended Revolving Loans or Extended Revolving Commitments, the Applicable Margins specified for such Extended Revolving Loans and Extended Revolving Commitments shall be those specified in the applicable definitive documentation thereof.

“Approved Electronic Platform”: as defined in Section 10.3(a).

“ASC”: the FASB Accounting Standards Codification.

“Asset Sale”: any sale, sale-leaseback, assignment, conveyance, transfer or other disposition by any Group Member of any of its property or assets (except sales, assignments, conveyances, transfers and other dispositions permitted by Section 8.6 (other than clauses (e), (f), (g), (p), (w) and (y) thereof)).

“Assignee”: as defined in Section 11.6(c).

“Assignment and Assumption”: an Assignment and Assumption substantially in the form of Exhibit D hereto or any other form reasonably approved by the Administrative Agent.

“Attributable Debt”: in respect of a sale and leaseback transactions permitted hereunder means, at the time of determination, the present value of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transactions permitted hereunder, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Auto-Renewal Letter of Credit”: as defined in Section 2.1(d)(iii).

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code”: the United States Bankruptcy Code, as now or hereafter in effect, or any successor statute.

“Bankruptcy Plan”: a reorganization or plan of liquidation pursuant to any Debtor Relief Laws.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefited Lender”: as defined in Section 11.7 hereof.

“Bethesda Property”: the real property owned as of the Effective Date by DC Radio Assets, LLC and located at 7115 Greentree Road, Bethesda, MD.

“Bethesda Property Priority Mortgage”: that certain Released Deposit Deed of Trust by DC Radio Assets, LLC to John Harris and Mark Nosal, as trustees, entered into by DC Radio Assets, LLC in connection with Amendment No. 12 to the Bethesda Property Purchase Agreement, securing DC Radio Assets, LLC’s repayment obligations of up to $10,000,000 in respect of amounts released from escrow to DC Radio Assets, LLC pursuant to the Bethesda Property Purchase Agreement.

“Bethesda Property Purchase Agreement”: that certain Purchase Agreement and Escrow Instructions, dated as of July 8, 2015, between DC Radio Assets, LLC and Toll Bros., Inc. for the purchase and sale of the Bethesda Property.

“Blocked Account Agreement”: as defined in Section 2.6(c).

“Blocked Accounts”: as defined in Section 2.6(c).

“Blocked Person” any Person: (a) listed in the annex to, or otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” or “Borrowers”: as defined in the preamble hereto.

“Borrower Agent”: as defined in the preamble hereto.

“Borrower Materials”: as defined in Section 10.3(g).

“Borrowing”: the borrowing of (i) one Loan of the same Class and Type, made or continued on the same date (or resulting from a conversion or conversions on such date) having in the case of Tranche Rate Loans, the same Interest Period, (ii) a Swing Line Loan or (iii) a Protective Advance.

“Borrowing Base”: as at any date of calculation, an amount equal to:

(a)           85% of the book value of the Eligible Accounts; minus

(b)           the then applicable amount of all Reserves.

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 7.2(h), or, prior to the delivery of the Borrowing Base Certificate delivered pursuant to Section 6.1(d) on or prior to the Effective Date, in each case, as adjusted to give effect to Reserves that have been established from time to time following such delivery; provided that such Reserves shall not be established or changed except upon not less than three Business Days’ notice to the Borrower Agent (during which period the Administrative Agent shall be available to discuss any such proposed Reserve or change with the Borrower Agent and the Borrower Agent may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent; provided that during such period, no Borrowings shall be permitted against newly proposed Reserves); provided, further, that no such prior notice shall be required for changes to any Reserves during the continuance of any Event of Default to the extent such changes result solely by virtue of mathematical calculations of the amount of the Reserves in accordance with the methodology of calculation previously utilized.

“Borrowing Base Certificate”: a certificate, signed and certified as accurate and complete by a Responsible Officer of the Borrower, in substantially the form of Exhibit E hereto, as such form, subject to the terms hereof, may from time to time be modified as agreed by the Borrower Agent and the Administrative Agent or such other form which is acceptable to the Administrative Agent in its reasonable discretion.

“Breakage Event”: as defined in Section 4.19 hereof.

“Broadcast Assets”: all or substantially all the assets used and useful in the operation of a Station pursuant to an FCC License, including such FCC License.

“Broadcast Cash Flow”: for any period, Consolidated EBITDA for such period plus, to the extent deducted in calculating such Consolidated EBITDA, corporate level general and administrative expenses of the Borrowers and the Subsidiary Guarantors for such period (calculated in a manner consistent with the calculation of such expenses in the consolidated financial statements of New Holdings for such period).

“Broadcast License Subsidiary”: a wholly-owned Restricted Subsidiary of New Holdings that (a) owns or holds no material assets other than FCC Licenses and related rights and (b) has no material liabilities other than (i) trade payables incurred in the ordinary course of business and (ii) tax liabilities, other governmental charges and other liabilities incidental to the ownership or holding of such licenses and related rights.

“Business Acquisition”: any Permitted Acquisition and any other acquisition permitted under Section 8.7 pursuant to which a Borrower or any of its Restricted Subsidiaries acquires any business, division or line of business or all or substantially all of the outstanding Capital Stock of any corporation or other entity (other than any director’s qualifying shares or any options for equity interests that cannot, as a matter of law, be cancelled, redeemed or otherwise extinguished without the express agreement of the holder thereof at or prior to acquisition) or any Station and Broadcast Assets related thereto.

“Business Day” (a) with respect to all notices and determinations in connection with the Tranche Rate, any day that commercial banks in New York, New York are required by law to be open for business and that is a U.S. Government Securities Business Day, which means any day other than a Saturday, Sunday, or day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities and (b) in all other cases, any day on which commercial banks in Cincinnati, Ohio are required by law to be open for business; provided that, notwithstanding anything to the contrary in this definition of “Business Day”, at any time during which a Swap Agreement with a Lender or any of its Affiliates is then in effect with respect to all or a portion of the Obligations, then the definitions of “Business Day” and “Banking Day”, as applicable, pursuant to such Swap Agreement shall govern with respect to all applicable notices and determinations in connection with such portion of the Obligations subject to such Swap Agreement. Periods of days referred to in the Loan Documents will be counted in calendar days unless Business Days are expressly prescribed.

“Capital Expenditures”: for any period, all amounts (other than those arising from the acquisition or lease of businesses and assets which are permitted by Section 8.7) which are set forth on the consolidated statement of cash flows of New Holdings for such period as “capital expenditures” in accordance with GAAP.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP. Notwithstanding anything else set forth herein, any lease that was or would have been treated as an operating lease under GAAP as in effect on December 31, 2018 that would become or be treated as a capital lease solely as a result of a change in GAAP after December 31, 2018 shall always be treated as an operating lease for all purposes and at all times under this Agreement.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing; provided that any instrument evidencing Indebtedness convertible or exchangeable for Capital Stock shall not be deemed to be Capital Stock, unless and until any such instrument is so converted or exchanged.

“Cash Collateral”: as defined in the definition of “Cash Collateralize”.

“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant Issuing Bank and the Lenders, as collateral for the LC Obligations, cash, Cash Equivalents (if reasonably acceptable to the Administrative Agent and the applicable Issuing Bank) or deposit account balances in Dollars (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank (which documents are hereby consented to by the Lenders).

“Cash Dominion Period” means the period commencing any date on which either (a) Excess Availability as of such date is less than the greater of 12.5% of the Line Cap or $10,000,000, or (b) a Default or Event of Default has occurred and is continuing, and continuing until the date on which Borrowing Availability is equal to or greater than the greater of 12.5% of the Line Cap or $10,000,000 for thirty (30) consecutive days and no Default or Event of Default exists.

“Cash Equivalents”:

(a)           Dollars;

(b)           securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(c)           certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $300,0000,000;

(d)            repurchase obligations for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above and in Dollars;

(e)            commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof, in Dollars;

(f)            marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof and in Dollars;

(g)           investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (f) above;

(h)            readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an investment grade rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(i)            Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition and in each case in Dollars;

(j)            Investments with weighted average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s and in each case in Dollars; and

(k)            credit card receivables and debit card receivables so long as such are considered cash equivalents under GAAP and are so reflected on New Holdings’ balance sheet.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than Dollars; provided that such amounts are converted into Dollars as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Agreement”: any agreement for the provision of Cash Management Services.

“Cash Management Obligations”: any and all obligations, including guarantees thereof, of any Loan Party to a bank or other financial institution providing Cash Management Services.

“Cash Management Services”: (a) cash management services, including disbursement services, treasury, depository, overdraft, electronic funds transfer and other cash management arrangements and (b) commercial credit or debit card and merchant card services, in each case, provided to any Loan Party by the Administrative Agent, a Lender or any of their respective Affiliates.

“Cash Management Systems”: as defined in Section 6.1(e).

“Change in Control”: (a) the acquisition (whether through a merger transaction or otherwise) of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Effective Date), of Capital Stock representing more than 50% of the aggregate ordinary active voting power represented by the issued and outstanding Capital Stock of Parent, (b) the failure of Parent to own, directly and of record, 100% of the Capital Stock of Intermediate Holdings or (c) the failure of Intermediate Holdings to own, directly and of record, 100% of the Capital Stock of New Holdings.

“Change in Law”: with respect to any Lender, the adoption of any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any Governmental Authority, including the issuance of any final rule, regulation or guideline by any regulatory agency having jurisdiction over such Lender or, in the case of Section 4.17 or 4.18, any corporation controlling such Lender; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Revolving Loans, Extended Revolving Loans, Swing Line Loans or Protective Advances; when used in reference to any Commitment, refers to whether such Commitment is an Initial Revolving Loan Commitment, a Commitment with respect to any Extended Revolving Commitments; and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class. Extended Revolving Loans (together with the respective Commitments in respect thereof) shall, at the election of the Borrower, be construed to be in different Classes.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collection Account”: one or more deposit accounts of a Loan Party (including account number 7460554178 at the Administrative Agent with respect to the Borrowers on the Effective Date) as may be specified in writing by the Administrative Agent as a “Collection Account” for purposes of this Agreement.

“Commitment”: with respect to each Lender, the Initial Revolving Loan Commitment (including any Swing Line Commitments) of such Lender. The aggregate amount of the Commitments as of the Effective Date (all of which are Initial Revolving Loan Commitments) is $125,000,000.

“Communications”: as defined in Section 10.3(c).

“Communications Act”: the Communications Act of 1934, as amended, 47 U.S.C. §151 et seq.

“Compliance Certificate”: a certificate substantially in the form of Exhibit M.

“Compliance Event”: at any time, the period commencing on the day that Excess Availability is less than the greater of (a) 12.5% of the Line Cap and (b) $10,000,000 at such time and continuing until Excess Availability has exceeded the greater of (A) 12.5% of the Line Cap and (B) $10,000,000 for thirty (30) consecutive days, in which case a Compliance Event shall no longer be deemed to be continuing for purposes of this Agreement.

“Conforming Changes” means, with respect to the use, administration of, or any conventions associated with the Tranche Rate or any proposed Successor Rate, as applicable, any changes to the terms of this Agreement related to the timing, frequency, and methodology of determining rates and making payments of interest, including changes to the definition of Business Day, lookback periods or observation shift, prepayments, and borrowing, conversion, or continuation notices, and other technical, administrative, or operational matters that the Administrative Agent decides (in consultation with the Borrower Agent) may be appropriate to reflect the adoption and implementation of such applicable rate and to permit the administration thereof by the Administrative Agent in an operationally feasible manner and, to the extent feasible, consistent with market practice.

“Consolidated Depreciation and Amortization Expense”: for any period of the Group Members, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and intangible assets of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA”: with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a)            increased (without duplication) by:

(i)            provision for taxes attributable to such Person based on income or profits or capital gains, including, without limitation, federal, state, non-U.S. franchise, excise, value added and similar taxes and foreign withholding taxes attributable to such Person paid or accrued during such period, including any penalties and interest relating to such taxes or arising from any tax examinations, deducted (and not added back) in computing Consolidated Net Income; plus

(ii)           Consolidated Interest Expense of such Person for such period; plus

(iii)          Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv)          any fees, expenses or charges related to any Equity Issuance, Investment, acquisition, disposition, LMAs, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred by this Agreement (in each case including a refinancing thereof) (whether or not successful), including such fees, expenses or charges related to the Transactions; plus

(v)           the amount of any (i) restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any restructuring costs incurred in connection with acquisitions, divestitures, mergers or consolidations after the Effective Date and (ii) up to $10,000,000 other non-recurring charges in any 12 month period, including any non-ordinary course legal expenses; plus

(vi)          any other non-cash charges, including asset impairments, any write offs or write downs and non-cash compensation expenses recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period); plus

(vii)         the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly-owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(viii)        [Reserved];

(ix)          any costs or expense incurred by New Holdings or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Parent or New Holdings or net cash proceeds of an issuance of equity interest of Parent or New Holdings (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in the proviso set forth in Section 8.8(i) hereof; plus

(x)           the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies projected by New Holdings in good faith to be reasonably anticipated to be realizable within 18 months of the date of any Investment, acquisition, disposition, LMA, merger, consolidation, amalgamation or other action being given pro forma effect (which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) all steps have been taken for realizing such cost savings or all steps are expected to be taken within 18 months of the date of any Investment, acquisition, disposition, LMA, merger, consolidation, amalgamation or other action being given pro forma effect, (y) such cost savings are reasonably identifiable and factually supportable (in the good faith determination of New Holdings) and (z) the aggregate amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies added back pursuant to this clause (j) in any period of four consecutive fiscal quarters shall not exceed 20% of Consolidated EBITDA (prior to giving effect to such addbacks);

(b)           decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period; and

(c)            increased or decreased by (without duplication):

(i)            any net loss or gain resulting in such period from hedging arrangements and the application of Financial Accounting Codification No. 815-Derivatives and hedging arrangements; plus or minus, as applicable;

(ii)           any net loss or gain resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedging arrangements for currency exchange risk).

For the purposes of calculating Consolidated EBITDA for any Test Period pursuant to any determination (i) if at any time during such Test Period or subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, New Holdings or any Restricted Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Test Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Test Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Test Period and (ii) if during such Test Period or subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, New Holdings or any Restricted Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Test Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Test Period. As used in this Agreement, “Material Acquisition” means the acquisition of any separate asset, business or lines of business for a purchase price (or in the case of a Permitted Asset Swap, the value of the assets subject to such Permitted Asset Swap) in excess of $25,000,000; and “Material Disposition” means any sale or other disposition of property or series of related sales or dispositions of property that yields gross proceeds to New Holdings or any of its Restricted Subsidiaries in excess of $25,000,000.

“Consolidated First Lien Debt”: at any date, Consolidated Total Indebtedness that is secured by a first priority Lien on any of the assets of New Holdings or any of its Restricted Subsidiaries (including, for the avoidance of doubt, Term Loan Debt).

“Consolidated First Lien Net Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated First Lien Debt (provided that Indebtedness under clause (b) of the definition of Indebtedness shall only be included to the extent of any unreimbursed drawings under any letter of credit) less the aggregate amount of Unrestricted Cash up to a maximum amount of $150,000,000, in each case as of such date, to (b) Consolidated EBITDA for the Test Period most recently ended prior to such date.

“Consolidated Fixed Charge Coverage Ratio”: as of any date of determination, the ratio of (A)(i) Consolidated EBITDA for the Test Period most recently ended, minus (ii) the aggregate amount of all Capital Expenditures made by the Group Members during such period (other than Capital Expenditures to the extent financed with the proceeds of any sale or issuance of Capital Stock, the proceeds of any asset sale (other than the sale of inventory in the ordinary course of business), the proceeds of any Recovery Event and the proceeds of any incurrence of Indebtedness (other than the incurrence of any Loans), but including Capital Expenditures to the extent financed with proceeds of Revolving Loans), minus (iii) the aggregate amount of all cash payments made by the Group Members in respect of federal, state, or income taxes (net of cash tax refunds) during such period (including Restricted Payments paid in respect of income tax liabilities pursuant to Section 8.8(d)), minus (iv) without duplication of any amounts included in clause (iii) above, the aggregate amount of all Restricted Payments in the form of dividends paid by any Group Member to any Person (other than any other Group Member) as permitted under Section 8.8(b) or (l) for such period to (B) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: for any period, the sum of (i) Consolidated Interest Expense paid in cash for such period, plus (ii) any amortization or other scheduled principal payments paid or payable in cash during such period on all Indebtedness of the Group Members (as the same may be reduced from time to time as a result of any voluntary or mandatory prepayments with respect thereto), but excluding (x) Indebtedness of any Group Member to any other Group Member and (y) reimbursement obligations in respect of trade letters of credit and payments of Indebtedness at the maturity thereof).

“Consolidated Interest Expense”: for any period of the Group Members, without duplication, the sum of:

(a)           consolidated interest expense of such Person and its Restricted Subsidiaries for such period to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest expense (but excluding payment in kind interest and any non-cash interest expense attributable to the movement in the mark to market valuation of hedging arrangements or other derivative instruments pursuant to GAAP), (d) the interest component of Capital Lease Obligations, (e) imputed interest with respect to Attributable Debt and (f) net payments, if any, pursuant to interest rate hedging arrangements with respect to Indebtedness, and excluding, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) [reserved]; plus

(b)           consolidated capitalized interest of such Person and such Restricted Subsidiaries for such period, whether paid or accrued; plus

(c)           whether or not treated as interest expense in accordance with GAAP, all cash dividends or other distributions accrued (excluding dividends payable solely in Capital Stock or other equity interests (other than Disqualified Stock) of New Holdings) on any series of Disqualified Stock during such period; less

(d)           interest income for such period.

For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Consolidated Net Income”: with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(a)           any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including expenses relating to (a) severance and relocation costs or (b) any rebranding or corporate name change) shall be excluded,

(b)            the Net Income for such period shall not include the cumulative effect of a change in accounting principles or implementation of new accounting standards during such period,

(c)            any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(d)           any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by New Holdings, shall be excluded,

(e)           the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of New Holdings shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to New Holdings or a Restricted Subsidiary in respect of such period,

(f)            the Net Income for such period of any Restricted Subsidiary that is not a Guarantor shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of New Holdings will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash or Cash Equivalents) to New Holdings or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(g)           any after-tax effect of income (loss) from the early extinguishment of Indebtedness or hedging arrangements or other derivative instruments shall be excluded, and

(h)           any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the Transactions and any acquisition, disposition, LMA, merger, amalgamation, consolidation, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Capital Stock or other equity interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded.

“Consolidated Net Secured Leverage Ratio”: as of any date of determination, the ratio of (1) Consolidated Total Indebtedness that is secured by a Lien as of such date (provided that Indebtedness under clause (b) of the definition of Indebtedness shall only be included to the extent of any unreimbursed drawings under any letter of credit) less the aggregate amount of Unrestricted Cash of the Borrowers and the Subsidiary Guarantors up to a maximum amount of $150,000,000, in each case as of such date, to (2) Consolidated EBITDA for the Test Period most recently ended prior to such date.

“Consolidated Total Assets”: as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Group Members at such date.

“Consolidated Total Indebtedness”: as of any date of determination, all Indebtedness of the Group Members, determined on a consolidated basis in accordance with GAAP; provided that Consolidated Total Indebtedness shall not include Indebtedness in respect of any letter of credit or bank guaranty except to the extent of any unreimbursed amounts thereunder.

“Consolidated Total Net Leverage Ratio”: as of any date of determination, the ratio of:

(a)           Consolidated Total Indebtedness (provided that Indebtedness under clause (b) of the definition of Indebtedness shall only be included to the extent of any unreimbursed drawings under any letter of credit) less the aggregate amount of Unrestricted Cash up to a maximum amount of $150,000,000, in each case as of such date, to

(b)           Consolidated EBITDA for the Test Period most recently ended.

“Contingent Obligation”: as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by New Holdings in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by New Holdings in good faith.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property owned by it is bound.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion/Continuation Notice”: a Conversion/Continuation Notice substantially in the form of Exhibit C.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the relevant Governmental Authority for determining “Daily Simple SOFR” for syndicated credit facilities; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in consultation with the Borrower Agent.

“Cumulative Retained Excess Cash Flow Amount”: as defined in the Initial Term Loan Credit Agreement.

“DDAs”: any checking or other demand deposit account maintained by the Loan Parties other than Excluded Accounts. All funds in such DDAs shall be conclusively presumed to be Collateral and proceeds of Collateral and the Administrative Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs, subject to the ABL/Term Loan Intercreditor Agreement.

“Debtor Relief Laws”: the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement, compromise, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”: any of the events specified in Article IX, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed (which failure has not been cured) to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit, Swing Line Loans or Protective Advances) within two Business Days of the date when due, (b) has notified the Borrower Agent, the Administrative Agent, each Issuing Bank or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed (which failure has not been cured), within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower Agent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Laws, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower Agent, each Issuing Bank, the Swing Line Lender and each other Lender promptly following such determination.

“Designated Non-Cash Consideration”: non-cash consideration received by New Holdings or any of its Restricted Subsidiaries in connection with an sale or other disposition that is so designated as Designated Non-Cash Consideration pursuant to an officer’s certificate executed by a Responsible Officer, setting forth the fair market value of such Designated Non-Cash Consideration (as reasonably determined by the Borrower Agent) and the basis of such valuation; provided that the aggregate fair market value of all Designated Non-Cash Consideration that is at any time outstanding (less the amount of any cash or Cash Equivalents received in connection with a subsequent sale or conversion of or collection on any such Designated Non-Cash Consideration, up to the lesser of (a) the amount of the cash and Cash Equivalents so received (less the cost of disposition, if any) and (b) the initial amount of such Designated Non-Cash Consideration) shall not exceed the greater of $100,000,000 and 4.5% of Consolidated Total Assets of the Group Members.

“Disbursement Account[s]”: each certain deposit account of a Loan Party at the Administrative Agent specified in writing by the Administrative Agent as a “Disbursement Account” for the purposes of the Agreement.

“Disqualified Lenders”: those Persons whose primary business consists of broadcasting, local media and advertising who are identified in writing by the Borrower Agent to the Administrative Agent prior to the Effective Date, as such list may be supplemented after the Effective Date by written notice from the Borrower Agent to the Administrative Agent. For the avoidance of doubt (i) the Administrative Agent may, and shall be permitted to, upon request, provide such list of Disqualified Lenders to, any of the Lenders and prospective Lenders, (ii) any addition to the list of Disqualified Lenders will not become effective until three Business Days after such addition is posted to the Lenders and (iii) no retroactive disqualification of the Lenders that later become Disqualified Lenders shall be permitted. Disqualified Lenders shall exclude any Person that the Borrower Agent has designated as no longer being a “Disqualified Lender” by written notice delivered to the Administrative Agent and the Lenders from time to time.

“Disqualified Stock”: with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date that is 91 days after the Maturity Date (or, if later, the maturity date of any Extended Revolving Loans); provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of Parent or its Restricted Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Parent or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Divestiture Trust”: a trust (a) created by or on behalf of New Holdings or any Restricted Subsidiary to hold and ultimately sell assets in conjunction with any Business Acquisition or any sale or other disposition pursuant to Section 8.6(e) or (g) hereof to ensure compliance with the Communications Act or FCC rules and policies and (b) that is independently owned and managed by a Person unaffiliated with New Holdings or any Restricted Subsidiary.

“Division/Series Transaction”: with respect to any Loan Party and/or any of its Subsidiaries that is a limited liability company organized under the laws of the State of Delaware, that any such Person (a) divides into two or more Persons (whether or not the original Loan Party or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case, as contemplated under the laws of the State of Delaware.

“Dollar Equivalent”: on any date of determination, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in a Foreign Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent using the Exchange Rate with respect to such Foreign Currency at the time in effect for such amount.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Restricted Subsidiary of New Holdings other than a Foreign Subsidiary.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date”: the date on which each of the conditions precedent to the effectiveness of this Agreement contained in Section 6.1 were satisfied, which date is March 6, 2020.

“Effective Date Subsidiary Borrower”: as defined in the preamble hereto.

“Eligible Accounts”: as of any date of determination thereof, Accounts of the Borrowers that the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans and Swing Line Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s discretion provided herein, Eligible Accounts shall not include the following Accounts (determined without duplication):

(a)           except as provided in clause (g) of this definition, such Account does not arise from the sale of goods, advertising, or the performance of services by a Loan Party in the ordinary course of its business;

(b)           (i) such Loan Party’s right to receive payment is contingent upon the fulfillment of any condition whatsoever or (ii) as to which such Loan Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(c)            any defense, counterclaim, setoff or dispute exists as to such Account, but only to the extent of such defense, counterclaim, setoff or dispute;

(d)            such Account is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for the sale of goods or advertising to or services rendered for the applicable Account Debtor;

(e)            an invoice, in form and substance consistent with the credit and collection policies of the Loan Parties, or otherwise reasonably acceptable to the Administrative Agent (it being understood that the forms used by the Loan Parties on the Effective Date are satisfactory to the Administrative Agent), has not been prepared and sent to the applicable Account Debtor in respect of such Account prior to being reported to the Administrative Agent as Collateral (including Accounts identified as inactive, warranty or otherwise not attributable to an Account Debtor);

(f)            such Account (i) is not owned by a Loan Party or (ii) is subject to any Lien, other than Liens permitted hereunder pursuant to clauses (a), (c), (q), (r) and (u) of Section 8.3;

(g)            such Account is the obligation of an Account Debtor that is (i) a director, officer, other employee or Affiliate of a Loan Party (other than Accounts arising from the sale of goods, advertising, or provision of services delivered to such Account Debtor in the ordinary course of business), (ii) a natural person who is purchasing for personal, family or household purposes, (iii) only if such Account obligation has not been incurred in the ordinary course or on arms’ length terms, any entity that has any common officer or director with a Loan Party and (iv) without limiting clauses (i) through (iii) above, a subsidiary of the Parent;

(h)          [reserved];

(i)            such Loan Party is liable for goods sold or services rendered by the applicable Account Debtor to such Loan Party but only to the extent of the potential offset;

(j)            that are not paid: (i) with respect to the calculation of the Borrowing Base as of any date during the Accommodation Period, within 150 days following the original invoice date and (ii) with respect to the calculation of the Borrowing Base as of any date after the Accommodation Period, within 120 days following the original invoice date, in each case, unless otherwise agreed to in writing by the Administrative Agent; provided, however, that (i) with respect to the calculation of the Borrowing Base as of any date during the Accommodation Period, Accounts that are not paid within 120 days following the original invoice date shall not be Eligible Accounts to the extent (but only to the extent) such Accounts exceed 15% of all Eligible Accounts and (ii) with respect to the calculation of the Borrowing Base as of any date after the Accommodation Period, Accounts that are not paid within 90 days following the original invoice date shall not be Eligible Accounts to the extent (but only to the extent) such Accounts exceed 15% of all Eligible Accounts;

(k)            which is owing by an Account Debtor for which more than 50% of Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (j) above;

(l)            upon the occurrence of any of the following with respect to such Account:

(i)            the Account Debtor obligated upon such Account (A) at any time after December 31, 2020, suspends business, (B) makes a general assignment for the benefit of creditors or (C) fails to pay its debts generally as they come due;

(ii)           any Account Debtor obligated upon such Account is a debtor or a debtor in possession under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors; or

(iii)          with respect to which Account (or any other Account due from the applicable Account Debtor), in whole or in part, a check, promissory note, draft, trade acceptance, or other instrument for the payment of money has been received, presented for payment, and returned uncollected for any reason;

(m)          such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination, exceeds 15% of all Eligible Accounts (but only the extent of such excess);

(n)           such Account is one as to which the Administrative Agent’s Lien thereon, on behalf of itself and the Secured Parties, is not a first priority perfected Lien, subject to Liens permitted hereunder pursuant to clauses (a), (c), (q), (r) and (u) of Section 8.3;

(o)           any of the representations or warranties in the Loan Documents with respect to such Account are untrue in any material respect with respect to such Account (or, with respect to representations or warranties that are qualified by materiality, any of such representations and warranties are untrue);

(p)           such Account is evidenced by a judgment, Instrument or Chattel Paper (each such term as defined in the Uniform Commercial Code) (other than Instruments or Chattel Paper that are held by a Loan Party or that have been delivered to the Administrative Agent);

(q)           such Account is payable in any currency other than Dollars;

(r)            Accounts with respect to which the Account Debtor is a Person unless: (i) the Account Debtor’s billing address is in the United States or (ii) the Account Debtor is organized under the laws of the United States, any state thereof or the District of Columbia;

(s)           such Account is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or department, agency or instrumentality thereof;

(t)            Accounts with respect to which the Account Debtor is the government of any country or sovereign state other than the United States, or of any state, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof;

(u)           such Account has been redated, extended, compromised, settled, adjusted or otherwise modified or discounted, except discounts or modifications that are granted by a Loan Party in the ordinary course of business and that are reflected in the calculation of the Borrowing Base;

(v)           such Account is of an Account Debtor that is located in a state requiring the filing of a notice of business activities report or similar report in order to permit the applicable Loan Party to seek judicial enforcement in such state of payment of such Account, unless such Loan Party has qualified to do business in such state or has filed a notice of business activities report or equivalent report for the then-current year or if such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(w)          such Accounts were acquired or originated by a Person acquired in a Permitted Acquisition (until such time as the Administrative Agent has completed a customary due diligence investigation as to such Accounts and such Person, which investigation may, at the sole discretion of the Administrative Agent, include a field examination, and the Administrative Agent is reasonably satisfied with the results thereof);

(x)            Accounts which are subject to a credit that has been earned but not taken, subject to reduction as a result of an unapplied deferred revenue account, or a chargeback, to the extent of such rebate, deferred revenue account or chargeback; or

(y)           that represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, cash on delivery, or other repurchase or return basis;

(z)           such Account with respect to which the services giving rise to such Account have not been invoiced and/or billed for a period greater than 30 days from the date on which such services were performed;

(aa)          such Account is otherwise unacceptable to the Administrative Agent in its Permitted Discretion; or

(bb)         such Account was generated by a Person that was a Loan Party at the time such Account was generated but has since been sold or divested.

“Eligible Assignee”: (a) a Lender, (b) a Lender Affiliate, and (c) any other Person (other than Parent or any Subsidiary thereof) that meets the requirements to be an assignee under Section 11.6(c); provided that “Eligible Assignee” shall not in any event include a natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural Persons).

“Environmental Laws”: any and all applicable Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning human health or the protection of the environment, including Materials of Environmental Concern, as now or may at any time hereafter be in effect.

“Equity Issuance”: any public or private sale of common stock or Preferred Stock of the Parent or New Holdings (excluding Disqualified Stock), or any cash common equity contribution to the Parent or New Holdings other than:

(a)           public offerings with respect to any of the Parent’s or New Holding’s common stock registered on Form S-4 or Form S-8;

(b)           issuances to any Subsidiary of the Parent or New Holdings; and

(c)           Refunding Capital Stock.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414 of the Code.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default”: any of the events specified in Article IX, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Availability”: at any time, an amount equal to (a) the Line Cap, minus (b) the aggregate Revolving Exposures of all Lenders at such time.

“Exchange Rate”: with respect to any currency, the sell rate of exchange for such currency set forth from time to time by the Administrative Agent (or if the Administrative Agent does not maintain an exchange rate for the applicable currency, any spot rate of exchange selected by the Administrative Agent in its reasonable discretion from time to time) on the date which is two (2) Business Days before the applicable date of determination.

“Excluded Accounts”: (a) any deposit account used solely for funding payroll or segregating payroll taxes or funding other employee wage or benefit payments in the ordinary course of business, (b) any fiduciary or trust account, (c) any restricted account listed on Schedule 1.1C to the extent such account (i) solely contains cash collateral securing letters of credit (other than any Letters of Credit) otherwise permitted to be incurred pursuant to this Agreement, (ii) is a cash escrow account solely holding deposits with respect to a director and officer insurance policy, credit card program(s) and terminated lockbox arrangements (so long as such account does not receive a contribution by the Loan Parties of additional funds with respect to such terminated lockbox arrangements after the Effective Date), in each case as in effect on the Effective Date, or (iii) in the case of the deposit account of Westwood One, LLC (f/k/a Westwood One, Inc.) (Account No. 8605513) maintained at Renasant Bank (f/k/a Brand Bank), solely to the extent such deposit account secures lease obligations and does not receive a contribution by the Loan Parties of additional funds after the Effective Date and (d) any other deposit account or securities account with an average monthly balance of not more than $500,000; provided, that the aggregate average monthly balance of all deposit accounts and securities accounts constituting Excluded Accounts under this clause (d) shall not exceed $2,000,000.

“Excluded Swap Obligations”: as defined in the Guarantee and Collateral Agreement.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to the Administrative Agent or a Lender or required to be withheld or deducted from a payment to the Administrative Agent or a Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Administrative Agent or such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Revolving Loan pursuant to a Requirement of Law in effect on the date on which (i) such Lender acquires such interest in the Revolving Loan (other than pursuant to an assignment request by the Borrower Agent under Section 4.22(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to the Administrative Agent’s or such Lender’s failure to comply with Section 4.20(g) and (d) any withholding Taxes imposed under FATCA.

“Expiring Revolving Credit Commitment”: as defined in Section 2.1(c)(vii).

“Extended Revolving Commitments”: as defined in Section 4.24(a)(i).

“Extended Revolving Loans”: as defined in Section 4.24(a)(i).

“Extending Revolving Loan Lender”: as defined in Section 4.24(a)(i).

“Extension”: as defined in Section 4.24(a).

“Extension Offer”: as defined in Section 4.24(a).

“FASB”: the Financial Accounting Standards Board.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCC”: the Federal Communications Commission or any Governmental Authority succeeding to the Federal Communications Commission.

“FCC Licenses”: a license issued by the FCC under Part 73 of Title 47 of the Code of Federal Regulations and held by New Holdings or any Restricted Subsidiary.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Fee Letter”: that certain Fee Letter, dated as of the Effective Date, among New Holdings and the Administrative Agent.

“Fees”: all amounts payable pursuant to or referred to in Section 4.10.

“Fifth Amendment Effective Date” means June 3, 2022.

“Fifth Third”: Fifth Third Bank, National Association, a national banking association.

“First Amendment Effective Date” means April 7, 2020.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Currency”: an official national currency (including the Euro) of any nation other than the United States and which constitutes freely transferable and lawful money under the laws of the country or countries of issuance.

“Foreign Lender”: any Lender that is not a U.S. Person.

“Foreign Subsidiary”: any Restricted Subsidiary of New Holdings that is organized under the laws of any jurisdiction outside the United States (within the meaning of Section 7701(a)(9) of the Code).

“FSHCO”: any Subsidiary of New Holdings that has no material assets other than the capital stock or other equity interests of one or more Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957(a) of the Code.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a material change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrowers and the Required Lenders agree, upon the request of the Borrower Agent or the Administrative Agent, respectively, to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrowers’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. In the event a request for an amendment has been made pursuant to the prior sentence, until such time as such an amendment shall have been executed and delivered by the Borrowers, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Gleiser Note”: the promissory note dated as of November 21, 2003, made by Gleiser Communications, LLC, as the same may be amended or otherwise modified prior to and after the Effective Date.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government (including the FCC).

“Group Members”: collectively, New Holdings and its Restricted Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement executed and delivered by Intermediate Holdings, each Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A (it being understood and agreed that, notwithstanding anything that may be to the contrary herein, the Guarantee and Collateral Agreement shall not require the pledge of any of the outstanding Capital Stock of, or other equity interests in, any Subsidiary of New Holdings that is owned by a Foreign Subsidiary or FSHCO.

“Guarantors”: as defined in the Guarantee and Collateral Agreement.

“Increased Reporting Period”: (a) each period commencing on any date on which Excess Availability as of such date is less than the greater of (i) $10,000,000 and (ii) 12.5% of the Line Cap, and continuing until the date, if any, on which Excess Availability is equal to or greater than the lesser of (i) $10,000,000 and (ii) 12.5% of the Line Cap for thirty (30) consecutive days. Notwithstanding anything to the contrary herein, and for the avoidance of any doubt, the Administrative Agent’s election to implement an Increased Reporting Period pursuant to the foregoing clause (b) is not intended, and shall not be deemed, to constitute a waiver of any of the Administrative Agent’s or any Lender’s other rights or remedies in connection with the Event of Default giving rise to such election.

“Indebtedness”: of any Person, at any particular date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade payables or liabilities and deferred payment for services to employees or former employees incurred in the ordinary course of business and payable in accordance with customary practices and other deferred compensation arrangements), (b) all obligations with respect to all letters of credit or bank guarantees issued for the account of such Person, (c) all liabilities (other than Lease Obligations) secured by any Lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof, (d) Capital Lease Obligations of such Person, (e) all indebtedness of such Person arising under bankers’ acceptance facilities, (f) all obligations of such Person in respect of Disqualified Stock and (g) for the purposes of Section 9(e) only, all obligations of such Person in respect of Swap Agreements; but, in each case, excluding (w) any net working capital adjustments or earnouts in connection with any permitted Investment under Section 8.7 or disposition of assets permitted under Section 8.6, (x) customer deposits and interest payable thereon in the ordinary course of business, (y) trade and other accounts and accrued expenses payable in the ordinary course of business in accordance with customary trade terms and in the case of both clauses (x) and (y) above, which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person and (z) Indebtedness that has been defeased or satisfied and discharged in accordance with the terms of the documents governing such Indebtedness. The amount of any net obligations under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (c) shall be deemed to be equal to the lesser of (i) the aggregate amount of the applicable liabilities and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee”: as defined in Section 11.5(d).

“Index Floor” has the meaning given to such term in the definition of “Tranche Rate”.

“Initial Maturity Date”: March 1, 2029; provided, that if any Indebtedness for borrowed money of a Group Member with an aggregate principal amount in excess of the lesser of (A) $50,000,000 and (B) the greater of (x) $35,000,000 and (y) the aggregate principal amount of Indebtedness outstanding under the 2019 Credit Agreement and 2019 Indenture is outstanding on the date that is 90 days prior to the stated maturity of such Indebtedness (each such date, a “Springing Maturity Date”), then the Initial Maturity Date shall instead be such Springing Maturity Date.

“Initial Revolving Loan Commitment”: for each Lender, the amount set forth opposite such Lender’s name on Schedule 1.1A.

“Initial Term Loan Credit Agreement”: as defined in the ABL/Term Loan Intercreditor Agreement.

“Insolvent”: with respect to a Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date” means, all as determined by the Administrative Agent in accordance with the Loan Documents and the Administrative Agent’s loan systems and procedures periodically in effect (and subject to the terms of any BillPayer Service, as applicable): (a) as to any ABR Loan and the Unused Commitment Fee the last day of each March, June, September and December, and (b) as to any Tranche Rate Loan, the last day of the applicable Interest Period; provided that, in addition to the foregoing, each of (x) the date upon which the Commitment has been terminated and, as to any Loan, the date of any repayment or prepayment made in respect thereof and (y) the Maturity Date shall be deemed to be an “Interest Payment Date” with respect to any interest and any applicable Unused Commitment Fee that has then accrued under the Agreement.

“Interest Period” means, with respect to any Tranche Rate Loan, a period commencing on the date of such Tranche Rate Loan and ending on the numerically corresponding day in the calendar month that is one, three, or six months thereafter, as designated by Borrower Agent to the Administrative Agent from time to time in a Notice of Borrowing or as otherwise set pursuant to the terms of this Agreement, as applicable, determined by the Administrative Agent in accordance with the Agreement and the Administrative Agent’s loan systems and procedures periodically in effect, including in accordance with the following terms and conditions, as applicable:

(a)	in the case of immediately successive Interest Periods with respect to a continued Tranche Rate Loan, each successive Interest Period shall commence on the day on which the immediately preceding Interest Period expires, with interest for such day to be calculated based upon the interest rate in effect for the new Interest Period;

(b)	if an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided that, if the next succeeding Business Day falls in a new month, such Interest Period shall end on the immediately preceding Business Day; and

(c)	if any Interest Period begins on a Business Day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then the Interest Period shall end on the last Business Day of the calendar month ending at the end of such Interest Period.

“Intermediate Holdings”: as defined in the preamble hereto.

“Internally Generated Cash”: cash generated from the operations of the business of the Group Members; provided that, notwithstanding the forgoing, “Internally Generated Cash” shall not include (i) the proceeds of any long-term Indebtedness (other than revolving indebtedness), (ii) the proceeds of the issuance of any Capital Stock, (iii) [reserved] or (iv) solely to the extent not increasing Consolidated Net Income of New Holdings during the applicable period, the proceeds of any insurance, indemnification or other payments from non-Loan Party Affiliates.

“Investments”: as defined in Section 8.7. For purposes of the definition of “Unrestricted Subsidiary” and Section 8.8 hereof:

(a)             “Investments” shall include the portion (proportionate to New Holdings’ direct or indirect equity interest in such Subsidiary) of the fair market value (as determined in good faith by New Holdings) of the net assets of a Subsidiary of New Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary; and

(d)             any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, as determined in good faith by New Holdings.

“IRS”: the U.S. Internal Revenue Service.

“Issuing Bank”: as the context may require, (a) any of (x) Fifth Third and/or (y) any other Lender that (i) has customary operational capacity to issue or arrange to be issued Letters of Credit, (ii) is reasonably acceptable to the Borrower Agent and (iii) agrees to issue Letters of Credit hereunder, with respect to Letters of Credit issued by it; (b) any other Lender that may become an Issuing Bank pursuant to Section 2.1(d)(i)(x) and 2.1(d)(xi) with respect to Letters of Credit issued by such Lender; and/or (c) collectively, all of the foregoing. Any Issuing Bank may, at its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Bank (and each such Affiliate shall be deemed to be an “Issuing Bank” for all purposes of the Loan Documents). In the event that there is more than one Issuing Bank at any time, references herein and in the other Loan Documents to the Issuing Bank shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires.

“Joinder Agreement”: a Joinder Agreement substantially in the form of Exhibit K hereto.

“JV Holding Company”: a Borrower or a Subsidiary Guarantor, (i) the sole assets of which are the equity interests of one or more joint ventures and (ii) that does not have any indebtedness or material liabilities, other than the Obligations.

“Latest Maturity Date”: at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment at such time under this Agreement or any Extension.

“LC Borrowing”: an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced.

“LC Commitment”: as to each Issuing Bank on the Effective Date, its LC Commitment set forth on Schedule 1.1D, as may be adjusted from time to time in connection with an assignment in accordance with the terms hereof, or as set forth in any Assignment and Assumption Agreement executed following the Effective Date.

“LC Disbursement”: a payment or disbursement made by the Issuing Bank pursuant to a drawing under a Letter of Credit.

“LC Exposure”: at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time. The LC Exposure of any Lender at any time shall equal the sum of its participations in outstanding Letters of Credit (and any unpaid Reimbursement Obligations) acquired in accordance with the relevant provisions of Section 2.1(d) at such time.

“LC Extension”: as defined in Section 2.1(d)(iii).

“LC Obligations”: as at any date of determination, the Dollar Equivalent of the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all outstanding Reimbursement Obligations, including all LC Borrowings.

“LC Participation Fee”: as defined in Section 4.10(c).

“LC Request”: a request by the Borrower in accordance with the terms of Section 2.1(d)(ii) and substantially in the form of Exhibit O, or such other form as shall be approved by the Administrative Agent.

“LC Sublimit”: $15,000,000.

“Lease Obligations”: of New Holdings and its Restricted Subsidiaries, as of the date of any determination thereof, the rental commitments of New Holdings and its Restricted Subsidiaries determined on a consolidated basis, if any, under leases for real and/or personal property (net of rental commitments from sub-leases thereof), excluding Capital Lease Obligations.

“Lender Affiliate”: (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lenders”: the financial institutions named on Schedule 1.1A (as amended or supplemented from time to time) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.

“Lending Office”: the office of each Lender which shall be maintaining its Tranche Rate Loans.

“Letter of Credit”: any standby letter of credit or similar instrument issued or to be issued pursuant to this Agreement, which, for the avoidance of doubt, shall not include any documentary letter of credit or other letter of credit that is issued for the purpose of providing the primary payment mechanism in connection with the purchase of materials, goods or services by any Person in the ordinary course of business of such Person.

“Letter of Credit Expiration Date”: the date that is five Business Days prior to the then Latest Maturity Date, or such later date to the extent such Letter of Credit has been Cash Collateralized in an amount equal to 103% of the LC Exposure or backstopped in a manner reasonably acceptable to the applicable Issuing Bank with another letter of credit for the period after the then Latest Maturity Date in a manner to be mutually and reasonably agreed between the applicable Issuing Bank and the Borrower, but in no event later than one year after the then Latest Maturity Date.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” shall mean any acquisition (including by way of merger) or similar Investment whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Line Cap”: the lesser of (i) the Total Revolving Commitments at such time and (ii) the Borrowing Base.

“LMA”: an agreement pursuant to which the licensee of a radio station makes available, which may be for a fee and/or reimbursement of its expenses, airtime on its station to a party which supplies programming to be broadcast during that airtime, and may collect revenues from advertising aired during the programming.

“Loan Documents”: the collective reference to this Agreement, the Notes, the Guarantee and Collateral Agreement, the ABL/Term Loan Intercreditor Agreement, each Extension Amendment and any other amendment or modification entered into in connection with any Extension, the Blocked Account Agreements, any Mortgage or other security document executed and delivered pursuant to the terms of Section 7.10, any other intercreditor agreement, if applicable, any amendment or joinder to this Agreement and any other document executed and delivered in conjunction with this Agreement from to time and designated as a “Loan Document”. For the avoidance of doubt, Cash Management Agreements and Secured Swap Agreements do not constitute Loan Documents under this Agreement.

“Loan Parties”: Intermediate Holdings and each of its Subsidiaries that is a party, or which at any time becomes a party, to a Loan Document.

“Loans”: the Revolving Loans, the Swing Line Loans, the Protective Advances and any other loans created pursuant to an Extension.

“Lock Boxes”: as defined in Section 2.6(a).

“Material Acquisition”: as defined in the definition of “Consolidated EBITDA”.

“Material Adverse Effect”: any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, results of operations, property or financial condition of New Holdings and its Restricted Subsidiaries taken as a whole or (b) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Disposition”: as defined in the definition of “Consolidated EBITDA”.

“Material Real Property”: any fee interest in any real property located in the United States owned by a Loan Party and having a Real Property Value of a least $10,000,000; provided that in no event shall the Bethesda Property be considered Material Real Property.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in, or which form the basis of liability under, any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, medical waste and radioactive materials.

“Maturity Date”: with respect to the relevant Tranche of Loans, the Initial Maturity Date or the final maturity date in any Extension, as the case may be.

“Minimum Borrowing Amount”: at any time, (i) for Revolving Loans of a given Class, the lesser of $250,000 and the aggregate unutilized Commitments of such Class at such time and (ii) for Swing Line Loans, $100,000.

“Minimum Extension Condition”: as defined in Section 4.24(b).

“Moody’s”: Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgaged Properties”: (i) the Properties listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages and (ii) any other Property that is required to be subject to a Mortgage in favor of the Administrative Agent pursuant to Section 7.10(c).

“Mortgages”: each of the mortgages and deeds of trust (if any) made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit L hereto or in any other form reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which a Loan Party or any ERISA Affiliate has (or within the past 6 years has had) an obligation to contribute pursuant to a collective bargaining agreement to which such Loan Party or ERISA Affiliate is a party.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) actually received by any Group Member, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), any reserves required to be maintained in connection therewith in accordance with GAAP and other customary fees, expenses and out-of-pocket closing costs actually incurred in connection therewith, any costs associated with unwinding any related Swap Agreement in connection with such transaction, and net of taxes paid or reasonably estimated to be payable as a result thereof (without taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the proceeds thereof in the form of cash and Cash Equivalents received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Holdings”: as defined in the preamble hereto.

“Non-Broadcast Assets”: as defined in Section 8.6(e).

“Non-Consenting Lender”: as defined in Section 11.1.

“Non-Defaulting Lenders”: includes each Lender, other than a Defaulting Lender.

“Non-Expiring Revolving Credit Commitment”: as defined in Section 2.1(c)(vii).

“Non-Significant Subsidiary”: at any time, any Restricted Subsidiary (other than any Broadcast License Subsidiary) which (i) at such time has total assets (including the total assets of any of its Subsidiaries), together with the total assets of any other Restricted Subsidiaries that are Non-Significant Subsidiaries, of less than 5% of the total assets of New Holdings and its Restricted Subsidiaries and (ii) has accrued revenues (including the accrued revenues of any of its Restricted Subsidiaries), together with the accrued revenues of any other Restricted Subsidiaries that are Non-Significant Subsidiaries, for the most recently ended twelve-month period of less than 5% of the total revenues of New Holdings and its Restricted Subsidiaries.

“Notes”: Revolving Notes, Swing Line Notes any other promissory notes evidencing any other Loans hereunder.

“Notice of Borrowing”: as defined in Section 2.3(a).

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the NYFRB on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the NYFRB Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the NYFRB Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent; provided, further, that if any of the aforesaid rates shall be less than 1.00% per annum, such rate shall be deemed to be 1.00% per annum for purposes of this Agreement.

“Obligations”: (i) the unpaid principal of and interest on the Loans (including interest, fees and other amounts accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), (ii) each payment required to be made by the Borrowers or any other Guarantor under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations with respect to Letters of Credit, interest thereon (including interest accruing after the maturity thereof and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers or any Guarantor or whether or not a claim for post-filing or post-petition interest, fees and other amounts is allowed in such proceeding) and obligations to provide Cash Collateral with respect thereto and (iii) all other obligations and liabilities of the Borrowers or any other Loan Party (including with respect to guarantees) to the Administrative Agent, any Lender, any Swing Line Lender, any Issuing Bank and any other Secured Party (including any Secured Party providing Secured Cash Management Obligations) and any Qualified Counterparty party to a Secured Swap Agreement, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other Loan Document or any other document made, delivered or given in connection herewith or therewith or any Secured Swap Agreement or any document relating to any Secured Cash Management Obligations, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent, any Swing Line Lender, any Issuing Bank or to any Lender that are required to be paid by the Borrower or any Guarantor pursuant to any Loan Document), guarantee obligations or otherwise. Notwithstanding anything to the contrary herein, Obligations of any Loan Party shall not include any Excluded Swap Obligations.

“Other Connection Taxes”: with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender, as applicable, and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent or such Lender, as applicable, having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.22(b)).

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight Tranche Rate borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent”: as defined in the preamble hereto.

“Participant Register”: as defined in Section 11.6(b).

“Participants”: as defined in Section 11.6(b).

“Payment Conditions”: at any time of determination,

(a)            no Event of Default exists or would arise immediately after the action or proposed action;

(b)            Excess Availability on the date of the action or proposed action (calculated on a pro-forma basis after giving effect the action or proposed action, any increase in the Borrowing Base in connection therewith and Borrowing of any Loans or issuance of any Letters of Credit) is no less than (i) in the case of Permitted Acquisitions and other Investments, the incurrence of Indebtedness and the sale, lease, assignment, transfer or other disposition of assets, 12.5% of the Total Revolving Commitments and (ii) in the case of Restricted Payments and prepayments of Indebtedness, 15.0% of the Total Revolving Commitments; and

(c)             if a Compliance Event exists at such time, the Consolidated Fixed Charge Coverage Ratio is not less than 1.00:1.00 for the Test Period most recently ended on a pro-forma basis as if such action or proposed action had occurred on the first day of such Test Period.

“Payment Office”: the office of the Administrative Agent located at, Attn: Michael Strobel or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: any acquisition permitted by Section 8.7(k).

“Permitted Asset Swap”: as defined in Section 8.6(q).

“Permitted Discretion”: a determination made in good faith and in the exercise of reasonable credit judgment (from the perspective of a secured asset-based lender) in accordance with customary business practices for comparable asset-based lending transactions.

“Permitted Refinancing”: with respect to all or any portion of any Indebtedness, any modification, refinancing, refunding, renewal or extension of such Indebtedness; provided that (i) the principal amount thereof does not exceed the principal amount of the Indebtedness so modified, refinanced, refunded, renewed or extended (plus any accrued but unpaid interest, fees and redemption premiums payable by the terms of such Indebtedness thereon and reasonable expenses incurred in connection therewith), (ii) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 8.2(j), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (iii) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable on the whole to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended (as determined in good faith by New Holdings), (iv) the terms and conditions of any such modified, refinanced, refunded, renewed or extended Indebtedness are market terms on the date of issuance (as determined in good faith by New Holdings) or, if not on market terms on the date of issuance, are not, taken as a whole, materially more restrictive than the covenants and events of default contained in this Agreement (as determined in good faith by New Holdings), (v) such modification, refinancing, refunding, renewal or extension shall not be incurred by a Person who is not a Borrower or Subsidiary Guarantor (unless such Indebtedness being refinanced was originally incurred or guaranteed by a Person who was not a Borrower or Subsidiary Guarantor), (vi) to the extent that the Liens securing the Indebtedness being refinanced are subordinated to the Liens securing the Obligations, any Lien securing such refinancing Indebtedness is subordinated to the Liens securing the Obligations on terms at least as favorable (when taken as a whole) to the Lenders as those contained in the applicable subordination language (if any) for the Indebtedness being re-financed (as determined in good faith by New Holdings), (vii) to the extent that the Liens securing the Indebtedness being refinanced are pari passu to the Liens securing the Obligations, any Lien securing such refinancing Indebtedness is pari passu with or subordinated to the Liens securing the Obligations on terms at least as favorable (when taken as a whole) to the Lenders as those contained in the applicable subordination language (if any) for the Indebtedness being refinanced (as determined in good faith by New Holdings), (viii) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 8.2(j), such Permitted Refinancing shall not be secured by any assets or property of a Borrower or any Restricted Subsidiary that does not secure the Indebtedness being refinanced (plus improvements and accessions thereon and proceeds in respect thereof) and (x) if the Indebtedness being modified, refinanced, refunded, renewed or extended is unsecured, such modified, refinanced, refunded, renewed or extended Indebtedness shall also be unsecured.

“Person”: an individual, partnership, corporation, business trust, joint stock company, trust, limited liability company, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee pension benefit plan (as defined in Section 3(2) of ERISA, but excluding any Multiemployer Plan) in respect of which any Loan Party or any ERISA Affiliate is, or if such Plan were terminated, would under Section 4062 or 4069 of ERISA be deemed to be, an “employer” (as defined in Section 3(5) of ERISA).

“Plan Asset Regulations”: 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.

“Preferred Stock”: any Capital Stock with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Prime Rate”: the rate which Fifth Third publicly announces, publishes or designates from time to time as its prime rate, or any successor rate thereto, in effect at its principal office. Such rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Fifth Third may make commercial loans or other loans at rates of interest at, above or below its prime rate. Any adjustment in the Administrative Agent's prime rate shall become effective as of the date of the relevant change without notice to Borrower.

“Pro Rata Percentage”: of any Lender at any time , the percentage of the Total Revolving Commitments of all Lenders represented by such Lender’s Commitments; provided that for purposes of Section 4.22(d), “Pro Rata Percentage” shall mean the percentage of the Total Revolving Commitments (disregarding the Commitment of any Defaulting Lender to the extent its LC Exposure, Swing Line Exposure and its participations in outstanding Protective Advances acquired in accordance with the relevant provisions in Section 2.1(e) at such time is reallocated to the Non-Defaulting Lenders) represented by such Lender’s Commitment. If the Commitments of any Class or Classes have terminated or expired after the making of the respective Protective Advance, Swing Line Loan or issuance of the respective Letter of Credit, the Pro Rata Percentage shall be determined based upon the Commitments most recently in effect prior thereto, after giving effect to any assignments, but subject to adjustment as expressly provided in Section 2.1(c)(vii) and/or Section 2.1(d)(iv)(B).

“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(f)(3) of the Code.

“Projections”: as defined in Section 5.17.

“Properties”: each parcel of real property currently or previously owned or operated by any Group Member.

“Protective Advance”: as defined in forth in Section 2.1(e).

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender”: as defined in Section 10.3(g).

“Qualified Counterparty”: with respect to any Secured Swap Agreement, any counterparty thereto that, at the time such Secured Swap Agreement was entered into, was the Administrative Agent or a Lender at such time or an Affiliate of the Administrative Agent or a Lender at such time.

“Rating Agencies”: Moody’s and S&P, or if Moody’s or S&P or both shall not make a rating on the Loans publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower Agent which shall be substituted for Moody’s or S&P or both, as the case may be.

“Real Property Value”: with (a) respect to any real property owned by a Loan Party on the Effective Date, the value of such real property (together with improvements thereon) on the Effective Date and (b) with respect to any real property acquired by a Loan Party after the Effective Date, the value of such real property (together with improvements thereon) at the time of the acquisition of such real property by such Loan Party, in each case as reasonably determined by New Holdings in good faith.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Refunding Capital Stock”: the redemption, repurchase, retirement or other acquisition of any Capital Stock or other equity interests of the Parent or New Holdings, or of Subordinated Indebtedness of the Parent or New Holdings or any Guarantor, in exchange for, or out of the proceeds of the substantially concurrent issuance or sale (other than to a Subsidiary or to an employee stock ownership plan or any trust established by New Holdings) of, Capital Stock or other equity interests of the Parent or New Holdings (other than Disqualified Stock).

“Register”: as defined in Section 11.6(d).

“Regulation U”: Regulation U of the Board, as from time to time in effect.

“Reimbursement Obligations”: the Borrowers’ obligations under Section 2.1(d)(v) to reimburse LC Disbursements.

“Related Parties”: with respect to any specified Person (a) such Person’s Affiliates, (b) the respective directors, officers, employees, agents, representatives, advisors and other representatives of such Person and such Person’s Affiliates and (c) the successors and permitted assigns of such Person and such Person’s Affiliates.

“Relevant Governmental Body”: the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.

“Reorganization”: with respect to a Multiemployer Plan, the condition that such plan is in reorganization as such term is used in Section 4241 of ERISA.

“Remittances”: checks, drafts, money orders, and other items and all cash, electronic transfers, and other remittances of every kind due a Loan Party on its Accounts or other Collateral.

“Reportable Event”: any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Single Employer Plan, other than those events as to which the 30-day notice period has been waived pursuant to applicable regulations as in effect on the Effective Date.

“Reports”: a report or reports prepared by the Administrative Agent or another Person showing the results of field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of the Loan Parties, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent, subject to the provisions of Section 11.15.

“Required Lenders”: as of any date of determination, the Lenders (other than Defaulting Lenders) having more than 50% of the sum of the (a) total aggregate Revolving Exposures of all Lenders and (b) aggregate unused Total Revolving Commitment; provided that at any time there are two (2) or more Lenders that are not Affiliates of one another, “Required Lenders” shall consist of not less than two (2) such unaffiliated Lenders.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation (including Environmental Laws) or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves”: any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to establish and/or maintain (including reserves for accrued and unpaid interest on the Obligations, volatility reserves, reserves for dilution of Accounts, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation, and reserves for Taxes, fees, assessments, and other governmental charges. Notwithstanding anything herein to the contrary, Reserves shall not duplicate eligibility criteria contained in the definition of Eligible Accounts, or any other Reserve then established.

“Responsible Officer”: the chief executive officer, chief financial officer, the chief operating officer, chief accounting officer, treasurer, assistant treasurer or secretary of New Holdings or, with respect to financial matters, the chief financial officer, chief accounting officer, treasurer or assistant treasurer of New Holdings.

“Restricted Payments”: as defined in Section 8.8.

“Restricted Subsidiary”: at any time, each direct or indirect Subsidiary of New Holdings (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Revolving Availability Period”: with respect to any Commitments, the period from and including the Effective Date to but excluding the earlier of (i) the Business Day preceding the applicable Maturity Date and (ii) the date of termination of the applicable Commitments.

“Revolving Borrowing”: a Borrowing comprised of Revolving Loans.

“Revolving Exposure”: with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such time of such Lender’s Swing Line Exposure and any such Lender’s participations in outstanding Protective Advances acquired in accordance with the relevant provisions in Section 2.1(e) at such time. When used with respect to a given Class of Commitments, Revolving Exposure shall be calculated as provided above but giving effect only to the Revolving Loans of, and the LC Exposure and Swing Line Exposure and the participations in outstanding Protective Advances allocated to, the respective such Class.

“Revolving Facility”: any Tranche (or all Tranches) of Commitments (and related Revolving Exposure), as the context may require.

“Revolving Facility Security Agent”: as defined in the ABL/Term Loan Intercreditor Agreement.

“Revolving Loan”: a Loan made by Lenders to the Borrower pursuant to Section 2.1(a) or (b), as may be modified pursuant to Section 4.24 after the Effective Date.

“Revolving Note”: as defined in Section 4.2(b).

“S&P”: Standard & Poor’s Financial Services LLC and any successor to its rating agency business.

“Sanctioned Country”: at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“SEC”: the Securities and Exchange Commission of the United States of America.

“SEC Filings”: any public filings that Parent has made on form 10K, 10Q or 8K pursuant to the U.S. federal securities statutes, rules or regulations prior to the Effective Date.

“Secured Cash Management Agreement”: as defined in Section 11.21.

“Secured Cash Management Obligations”: Cash Management Obligations with respect to any Secured Cash Management Agreement.

“Secured Parties: as defined in the Guarantee and Collateral Agreement.

“Secured Swap Agreement”: as defined in Section 11.21.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages, the Blocked Account Agreements and all other security documents hereafter delivered to the Administrative Agent granting to the Administrative Agent a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Single Employer Plan”: any Plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the present fair saleable value of the assets of such Person will, as of such date, exceed the amount of all liabilities of such Person, contingent or otherwise, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) “present fair saleable value” and “liabilities of such Person, contingent or otherwise” shall, in each case, be determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors.

“Specified Equity Contribution”: as defined in Section 8.18(b).

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate published by the Federal Reserve Bank of New York (or a successor administrator) on the administrator’s website (or any successor source for the secured overnight financing rate identified as such by the administrator) at approximately 2:30 p.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Adjustment” shall mean an interest rate per annum equal to ten basis points (0.10%).

“Spread Adjustment” means a mathematical or other adjustment to an alternate benchmark rate selected pursuant to Section 4.15(b) of the Agreement and such adjustment may be positive, negative, or zero, subject to the specific Spread Adjustments set forth in Section 4.15(b).

“Station”: a broadcast radio station operated pursuant to an FCC License.

“Subordinated Indebtedness”: any Indebtedness of New Holdings or its Restricted Subsidiaries which is subordinated in right of payment to the Obligations.

“Subsidiary”: as to any Person, a corporation, partnership or other entity of which shares of Capital Stock or other equity interests having ordinary voting power (other than Capital Stock or other equity interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, or the management of which is otherwise Controlled, directly or indirectly, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of New Holdings.

“Subsidiary Guarantor”: any Restricted Subsidiary which is designated as a “Subsidiary Guarantor” pursuant to Section 7.10(a) and enters into the Guarantee and Collateral Agreement pursuant to Section 7.10(a) (it being understood and agreed that no Foreign Subsidiary, FSHCO, Non-Significant Subsidiary or Broadcast License Subsidiary of New Holdings shall, in any case, be designated as a “Subsidiary Guarantor” or enter into the Guarantee and Collateral Agreement pursuant to Section 7.10(a)).

“Successor Rate” shall mean any successor index rate determined pursuant to Section 4.15(b) from time to time, including any applicable Spread Adjustment.

“Super Majority Lenders”: as of any date of determination, the Lenders (other than Defaulting Lenders) having more than 66-2/3% of the sum of the (a) total aggregate Revolving Exposures of all Lenders and (b) aggregate unused Total Revolving Commitment; provided that at any time there are two (2) or more Lenders that are not Affiliates of one another, “Super Majority Lenders” shall consist of not less than two (2) such unaffiliated Lenders.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of New Holdings or any of its Restricted Subsidiaries shall be a “Swap Agreement”.

“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swing Line Commitment”: the commitment of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.1(c), as the same may be reduced from time to time pursuant to Article III. The aggregate principal amount of the Swing Line Commitment shall be $10,000,000 on the Effective Date, and the Swing Line Commitment shall in no event exceed the Commitment.

“Swing Line Exposure”: at any time the aggregate principal amount at such time of all outstanding Swing Line Loans. The Swing Line Exposure of any Lender at any time shall equal the sum of its participations in outstanding Swing Line Loans acquired in accordance with the relevant provisions in Section 2.1(c) at such time.

“Swing Line Lender”: each in its capacity as Swing Line Lender hereunder, Fifth Third or, upon the resignation of Fifth Third as Swing Line Lender hereunder (as provided in Section 2.1(c)(v) or 10.5(c) hereof), or any replacement Swing Line Lender appointed as provided in Section 2.1(c)(v).

“Swing Line Loan”: any loan made by the Swing Line Lender pursuant to Section 2.1(c).

“Swing Line Note”: as defined in Section 4.2(b).

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Credit Agreement”: as defined in the ABL/Term Loan Intercreditor Agreement.

“Term Loan Documents”: as defined in the ABL/Term Loan Intercreditor Agreement.

“Term Loan Security Agent”: as defined in the ABL/Term Loan Intercreditor Agreement.

“Term Loans”: as defined in the Term Loan Credit Agreement.

“Term SOFR” means, with respect to a Tranche Rate Loan for any Interest Period, the forward-looking term rate based on SOFR for a tenor comparable to the applicable Interest Period administered by CME Group, Inc. (or other administrator selected by the Administrative Agent in its reasonable discretion) and published on the applicable Bloomberg LP screen page (or such other commercially available source providing such quotations as may be selected by the Administrative Agent in its reasonable discretion), fixed by the administrator thereof two Business Days prior to the commencement of the applicable Interest Period (provided, however, that if Term SOFR is not published for such Business Day and Term SOFR has not been replaced by a Successor Rate pursuant to Section 4.15(b), then Term SOFR shall be determined by reference to the immediately preceding Business Day on which such rate is published), rounded upwards, if necessary, to the next 1/16th of 1% and adjusted for reserves if the Administrative Agent is required to maintain reserves with respect to the relevant Loans, all as reasonably determined by the Administrative Agent in accordance with this Agreement and the Administrative Agent’s loan systems and procedures periodically in effect.

“Test Period”; at any time the most recent period of four consecutive fiscal quarters of the Borrowers ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been (or required to have been) delivered pursuant to Sections 6.1(v), 7.1(a) or 7.1(b), as applicable.

“Third Amendment Effective Date” means November 25, 2020.

“Total Revolving Commitment”: at any time, the sum of the Commitments of each of the Lenders at such time.

“Tranche”: the respective facility and commitments utilized in making Revolving Loans hereunder, with there being one Tranche on the Effective Date, i.e., Initial Revolving Loans. Each Class of Loans or Commitments shall constitute a separate Tranche hereunder.

“Tranche Rate” means, with respect to any Interest Period, the greater of (a) 0.0% (the “Index Floor”) and (b) the sum of: (i) Term SOFR relating to quotations for 1, 3, or 6 months, as selected by Borrower Agent in its Notice of Borrowing or as otherwise set pursuant to the terms of this Agreement, as applicable and (ii) the SOFR Adjustment. Each determination by the Administrative Agent of the Tranche Rate shall be conclusive and binding in the absence of manifest error. Notwithstanding anything to the contrary contained in the Agreement, at any time during which a Swap Agreement with any Lender or Lender Affiliate is then in effect with respect to all or a portion of the Obligations bearing interest based upon the Tranche Rate or any Successor Rate, (i) the provision that rounds up the Tranche Rate to the next 1/16th of 1% shall be disregarded and no longer of any force and effect with respect to such portion of the Obligations that are subject to such Rate Contract and (ii) the Index Floor shall be disregarded and no longer of any force and effect with respect to such Obligations (or portion thereof) subject to such Swap Agreement.

“Tranche Rate Loans”: each Loan or advance which accrues interest by reference to the Tranche Rate.

“Transactions”: the collective reference to (a) the entering into by the Borrowers and each other Loan Party of this Agreement and each other Loan Document required to be delivered hereunder, the Borrowing of Revolving Loans, the use of the proceeds thereof and the issuance of Letters of Credit and (b) the entering into by the Borrowers and each other Loan Party of the Term Loan Documents.

“Transferee”: as defined in Section 11.6(e).

“Type”: as to any Revolving Loan, its nature as an ABR Loan or a Tranche Rate Loan.

“U.S. Borrower”: any Borrower that is a U.S. Person.

“U.S. Person”: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“UCC”: the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unrestricted Cash”: at any time, the aggregate amount of unrestricted cash and Cash Equivalents of the Borrowers and the Subsidiary Guarantors at such time that are subject to a first priority perfected Lien in favor of the Administrative Agent (or, in the event such unrestricted cash and Cash Equivalents constitute Term Loan Priority Collateral (as defined in the ABL/Term Loan Intercreditor Agreement), a second priority perfected Lien in favor of the Administrative Agent).

“Unrestricted Subsidiary” shall mean any Subsidiary of New Holdings designated by the board of directors of New Holdings as an Unrestricted Subsidiary pursuant to Section 7.16 subsequent to the Effective Date, in each case, except to the extent redesignated as a Restricted Subsidiary in accordance with Section 7.16.

“Unused Commitment Fee”: as defined in Section 4.10(b).

“Withdrawal Liability”: liability to a Multiemployer Plan as a result of a complete withdrawal or a partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2           Other Definitional Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(a)             As used herein and in the Notes, any other Loan Document and any certificate or other document made or delivered pursuant hereto, accounting terms relating to New Holdings and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under ASC 825 “Financial Instruments” (or any other ASC having a similar result or effect) to value any Indebtedness or other liabilities of Intermediate Holdings, New Holdings or any Subsidiary at “fair value”, as defined therein.

(b)             The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, Section, schedule and exhibit references are to this Agreement unless otherwise specified.

(c)             (i) The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (iv) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(d)             The meanings given to terms defined herein shall be equally applicable to the singular and plural forms of such terms.

(e)             Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

(f)             Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with the Group Members, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

1.3           Limited Condition Acquisition. Notwithstanding anything to the contrary in this Agreement, in connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of:

(a)             determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test, including the Consolidated First Lien Net Leverage Ratio and the Consolidated Total Net Leverage Ratio; or

(b)             testing availability under baskets set forth in this Agreement (including baskets determined by reference to Consolidated EBITDA or Consolidated Total Assets); or

(c)             determining other compliance with this Agreement (including the accuracy of any representation and warranty or the determination that no Default or Event of Default has occurred, is continuing or would result therefrom);

in each case, at the option of Borrower Agent (Borrower Agent’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be made (1) in the case of any acquisition (including by way of merger) or similar Investment (including the assumption or incurrence of Indebtedness under any incremental facility in connection therewith), at the time of (or on the basis of the financial statements required to be delivered pursuant to Section 7.1(a) or (b) for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such acquisition or Investment or (y) the consummation of such acquisition or Investment, (2) in the case of any Restricted Payment, at the time of (or on the basis of the financial statements required to be delivered pursuant to Section 7.1(a) or (b) for the most recently ended Test Period at the time of) (x) the declaration of such Restricted Payment or (y) the making of such Restricted Payment and (3) in the case of any voluntary or optional payment or prepayment on or redemption or acquisition for value of any Indebtedness subject to Section 8.15, at the time of (or on the basis of the financial statements required to be delivered pursuant to Section 7.1(a) or (b) for the most recently ended Test Period at the time of) (x) delivery of irrevocable (which may be conditional) notice with respect to such payment or prepayment or redemption or acquisition of such Indebtedness or (y) the making of such voluntary or optional payment or prepayment on or redemption or acquisition for value of any Indebtedness (the “LCT Test Date”), and if, for the Limited Condition Acquisition (and the other transactions to be entered into in connection therewith), New Holdings or any of the Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test, basket availability or other compliance with this Agreement (on a pro forma basis after giving effect to such Limited Condition Acquisition), such ratio, test, basket availability or other compliance with this Agreement shall be deemed to have been complied with. For the avoidance of doubt, if Parent has made an LCT Election and any of the ratios, tests, basket availability or other compliance with this Agreement for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test, basket availability or other compliance with this Agreement, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of New Holdings or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such ratios, tests, basket availability or other compliance with this Agreement will not be deemed to have failed to have been complied with as a result of such fluctuations. If Parent has made an LCT Election for any Limited Condition Acquisition, then in connection with any calculation of any ratio, test, basket availability or other compliance with this Agreement, availability with respect to the incurrence of Indebtedness or Liens, the making of Restricted Payments, the making of any permitted Investment under Section 8.7, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of New Holdings or the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement or irrevocable notice for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test, basket availability or other compliance with this Agreement shall be required to be satisfied on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

1.4           Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Tranche Rate” or with respect to any rate that is an alternative or replacement for comparable or successor rate thereto to any of such rate (including, without limitation, any Successor Rate) or the effect of any of the foregoing, or of any Conforming Changes.

ARTICLE II
AMOUNT AND TERMS OF CREDIT

2.1           Amount and Terms of the Commitments.

(a)             Initial Revolving Loans. Subject to and upon the terms and conditions set forth herein and, after the Effective Date, each Lender with a Commitment with respect to such Tranche of Loans severally agrees to make a revolving loan or revolving loans (each, an “Initial Revolving Loan” and, collectively, the “Initial Revolving Loans”) to the Borrowers in Dollars, at any time and from time to time in accordance with the terms hereof, as may be modified after the Effective Date pursuant to Section 4.24, in an aggregate principal amount at any time outstanding that will not result in (i) such Lender’s Revolving Exposure attributable to the Initial Revolving Loan Commitment exceeding such Lender’s Initial Revolving Loan Commitment and (ii) the total aggregate Revolving Exposures of all Lenders exceeding the Line Cap. Revolving Loans under each such Tranche (i) shall be incurred in multiple drawings incurred during the Revolving Availability Period, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower Agent, be incurred and maintained as, and/or converted into, ABR Loans or Tranche Rate Loans, provided that (i) except as otherwise specifically provided in Section 4.18(c), all Loans (other than Protective Advances) under a Tranche comprising the same Borrowing shall at all times be of the same Type and (ii) except with respect to Swing Line Loans or Protective Advances, shall be made by each such Lender in an aggregate principal amount such that the Revolving Exposure of such Lender does not exceed the amount of such Commitment under such Tranche on the date of incurrence thereof. Within the limits set forth in this clause (a) and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, pay or prepay and reborrow Revolving Loans.

(b)             Revolving Loans. Each Borrowing shall be comprised entirely of ABR Loans or Tranche Rate Loans as the Borrower Agent may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c)             Swing Line Loans.

(i)             Swing Line Commitment. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.1(c), agrees to make Swing Line Loans to the Borrowers from time to time on any Business Day during the Revolving Availability Period, in Dollars in an aggregate principal amount at any time outstanding that will not result in (and upon each such Borrowing of Swing Line Loans, the Borrower Agent shall be deemed to represent and warrant to the Lenders that such Borrowing will not result in) (i) the aggregate principal amount of outstanding Swing Line Loans exceeding the Swing Line Commitment, (ii) the sum of the total Revolving Exposures exceeding the Total Revolving Commitments or (iii) the total Revolving Exposures of any Class of Commitments exceeding the aggregate Commitments of such Class; provided that the Swing Line Lender shall not be required to make a Swing Line Loan to refinance, in whole or in part, an outstanding Swing Line Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, repay and reborrow Swing Line Loans. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Percentage times the amount of such Swing Line Loan (it being understood that no Lender shall acquire a risk participation in a Swing Line Loan attributable to any Commitment which expired or was terminated prior to the date of the making of such Swing Line Loan).

(ii)            Swing Line Loans. To request a Swing Line Loan, the Borrower Agent shall deliver, by hand delivery, email through a “pdf” copy or facsimile transmission (or transmit by other electronic transmission if arrangements for doing so have been approved in writing by the Administrative Agent and the Swing Line Lender), a duly completed and executed Notice of Borrowing to the Administrative Agent and the Swing Line Lender, not later than 12:00 noon, Cincinnati, Ohio time (or such later time as the Administrative Agent may agree in its sole discretion), on the Business Day of a proposed Swing Line Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swing Line Loan. Each Swing Line Loan shall be an ABR Loan (and may not be converted into a Tranche Rate Loan). The Swing Line Lender shall make each Swing Line Loan available to the relevant Borrower by means of a credit to the general deposit account of the relevant Borrower with the Swing Line Lender, if any, or otherwise to an account as directed by the Borrower Agent in the applicable Notice of Borrowing (or, in the case of a Swing Line Loan made to finance the reimbursement of an LC Disbursement as expressly permitted herein, by remittance to the Issuing Bank). The Swing Line Lender shall endeavor to fund each Swing Line Loan by 3:00 p.m., Cincinnati, Ohio time and shall in all events fund each Swing Line Loan validly requested in accordance with the terms hereof by no later than the immediately following Business Day. The Borrower Agent shall not request a Swing Line Loan if at the time of or immediately after giving effect to the Borrowing contemplated by such request a Default or Event of Default has occurred and is continuing or would immediately thereafter result therefrom. Swing Line Loans shall be made in minimum amounts of $100,000 and integral multiples of $100,000 above such amount. Without in any way limiting the obligation of the Borrower Agent to confirm in writing any telephonic notice of any Borrowing or prepayment of Swing Line Loans, the Administrative Agent or the Swing Line Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swing Line Lender, as the case may be, in good faith to be from a Responsible Officer of the Borrower Agent, prior to receipt of written confirmation. In each such case, the Borrowers hereby waive the right to dispute the Administrative Agent’s or the Swing Line Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Swing Line Loans, as the case may be, absent manifest error.

(iii)           Prepayment. The Borrowers shall have the right at any time and from time to time to repay, without prepayment or penalty, any Swing Line Loan, in whole or in part, upon the Borrower Agent giving written notice to the Swing Line Lender and the Administrative Agent before 1:00 p.m., Cincinnati, Ohio time, on the proposed date of repayment.

(iv)           Participations. The Swing Line Lender may at any time in its discretion, and shall on at least a weekly basis, when any Swing Line Loan is outstanding, by written notice given to the Administrative Agent (provided such notice requirement shall not apply if the Swing Line Lender and the Administrative Agent are the same entity) not later than 12:00 noon, Cincinnati, Ohio time, on the next succeeding Business Day following such notice require the Lenders to fund their participations on such Business Day in all or a portion of the Swing Line Loans then outstanding. Such notice shall specify the aggregate amount of Swing Line Loans in which Lenders will fund their participation. Promptly upon receipt of such notice (if required), the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Pro Rata Percentage (calculated without regard to any reduction thereof is a result of an exercise of remedies pursuant to Article IX or any termination of Commitments after the incurrence of such Swing Line Loan as a result of the occurrence of the Maturity Date with respective Class of Commitments, except the extent otherwise provided in clause (vii) below) of such Swing Line Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swing Line Lender, such Lender’s Pro Rata Percentage (calculated as provided above) of such Swing Line Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swing Line Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including (but not limited to) the occurrence and continuance of a Default or Event of Default or a reduction or termination of Commitments (except as otherwise expressly provided in clause (vii) below), and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.4 with respect to Loans made by such Lender (and Section 2.4 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swing Line Lender the amounts so received by it from the Lenders; provided that the Lender who is the Swing Line Lender shall be deemed to have funded its Pro Rata Percentage automatically without further funding. The Administrative Agent shall notify the Borrower Agent of any funding of participations in any Swing Line Loan by the Lenders pursuant to this paragraph, and thereafter (and to such extent) payments in respect of such Swing Line Loan shall be made to the Administrative Agent and not to the Swing Line Lender. Any amounts received by the Swing Line Lender from any Borrower (or other party on behalf of any Borrower) in respect of a Swing Line Loan after receipt by the Swing Line Lender of the proceeds of a funding of participations therein shall be promptly remitted to the Administrative Agent. Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear. The purchase of participations in a Swing Line Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.

(v)             Resignation and Replacement of the Swing Line Lender. The Swing Line Lender may resign as Swing Line Lender hereunder at any time (x) upon at least thirty days’ prior written notice to the Lenders, the Administrative Agent and the Borrower Agent or (y) as provided in Section 10.5(c). Following such notice of resignation from the Swing Line Lender, the Swing Line Lender may be replaced (with a Lender or Administrative Agent who agrees to act as Swing Line Lender at any time by written agreement among the Borrower Agent (with the Borrower Agent’s agreement not to be unreasonably withheld, delayed or conditioned), the Administrative Agent and the successor Swing Line Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swing Line Lender. At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees and interest accrued for the account of the replaced Swing Line Lender. From and after the effective date of any such resignation or replacement, (i) the successor Swing Line Lender shall have all the rights and obligations of the Swing Line Lender under this Agreement with respect to Swing Line Loans to be made by it thereafter and (ii) references herein and in the other Loan Documents to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lenders, or to such successor and all previous Swing Line Lenders, as the context shall require. After the resignation or replacement of the Swing Line Lender hereunder, the replaced Swing Line Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swing Line Lender under this Agreement with respect to Swing Line Loans made by it prior to such resignation or replacement, but shall not be required to make additional Swing Line Loans.

(vi)           Payments of Principal and Interest. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower Agent for interest on the Swing Line Loans. Until each Lender funds its ABR Loan or risk participation pursuant to this Section 2.1(c) to refinance such Lender’s Pro Rata Percentage of any Swing Line Loan, interest in respect of such Pro Rata Percentage shall be solely for the account of the Swing Line Lender.

(vii)           Provisions related to Expiring Commitments when one or more Classes of Commitments with longer Maturity Dates will remain Outstanding; and Non-Pro Rata Reductions to Classes of Commitments.

(A)             If the Maturity Date shall have occurred in respect of any Class of Commitments (the “Expiring Revolving Credit Commitment”) at a time when another Class or Classes of Commitments is or are in effect with a longer Maturity Date (each, a “Non-Expiring Revolving Credit Commitment” and collectively, the “Non-Expiring Revolving Credit Commitments”), then with respect to each outstanding Swing Line Loan, if consented to by the applicable Swing Line Lender, on the earliest occurring Maturity Date such Swing Line Loan shall be deemed reallocated to the Class or Classes of the Non-Expiring Revolving Credit Commitments on a pro rata basis; provided that (x) to the extent that the amount of such reallocation would cause the aggregate Revolving Exposure of any Class of Non-Expiring Revolving Credit Commitments to exceed the aggregate amount of such Non-Expiring Revolving Credit Commitments, immediately prior to such reallocation the amount of Swing Line Loans to be reallocated equal to such excess shall be repaid in cash and (y) notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing, the Borrowers shall still be obligated to pay Swing Line Loans allocated to the Lenders holding the Expiring Revolving Credit Commitments at the Maturity Date of the Expiring Revolving Credit Commitment or if the respective Loans of such Class have been accelerated prior to the Maturity Date of the Expiring Revolving Credit Commitments. Commencing with the Maturity Date of any Class of Commitments, the sublimit for Swing Line Loans shall be agreed solely with the Swing Line Lender.

(B)             If at any time there are outstanding Commitments of more than one Class, and at such time any reduction to outstanding Commitments pursuant to (and in accordance with) Article III occurs, then concurrently therewith there shall be deemed to occur (automatically) an adjustment to the participations of the Lenders in all outstanding Swing Line Loans so that each Lender participates therein (on a prospective basis) to reflect its new Pro Rata Percentage after giving effect to such reduction to Commitments.

(d)             Letters of Credit.

(i)             General. Subject to the terms and conditions set forth herein, the Borrower Agent may request each Issuing Bank, and each Issuing Bank agrees, to issue Letters of Credit for the account of any Borrower in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time and from time to time at any time prior to the Letter of Credit Expiration Date as then in effect. No Issuing Bank shall have any obligation to issue, and the Borrower Agent shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance (w) the LC Exposure would exceed the LC Sublimit or the LC Exposure of any Issuing Bank would exceed its LC Commitment, (x) the total Revolving Exposure of all Lenders would exceed the Total Revolving Commitments, (y) the total Revolving Exposure of all applicable Lenders attributable to any Class of Commitments would exceed the aggregate amount of such Commitments or (z) in the case of any Letter of Credit which will mature after the Maturity Date of one or more Classes of Commitments but before the Maturity Date of one or more other Classes of Commitments, the aggregate LC Exposure attributable to Letters of Credit which will mature after such Maturity Dates shall not exceed the Commitments attributable to later maturing Classes which will remain in effect after such Maturity Dates excluding any LC Exposure which has been backstopped or Cash Collateralized in a manner reasonably acceptable to the applicable Issuing Bank. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower Agent to, or entered into by any Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(ii)            Request for Issuance, Amendment, Renewal, Extension; Certain Conditions and Notices. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, the Borrower Agent shall deliver by hand or email through a “pdf” copy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank), an LC Request to the applicable Issuing Bank and the Administrative Agent not later than 12:00 noon Cincinnati, Ohio time on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the applicable Issuing Bank).

A request for an initial issuance of a Letter of Credit shall specify, in form and detail reasonably satisfactory to the applicable Issuing Bank:

(A)             the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(B)              the stated or “face” amount thereof;

(C)              the expiry date thereof (which shall not be later than the close of business on the earlier of (x) the date which is one year after the date of the issuance of such Letter of Credit and (y) the Letter of Credit Expiration Date or as otherwise extended pursuant to the LC Extension; provided that such expiry date may extend beyond the Letter of Credit Expiration Date in the case of any Letter of Credit which has been backstopped or Cash Collateralized in a manner reasonably acceptable to the applicable Issuing Bank);

(D)             the name and address of the beneficiary thereof;

(E)             whether the Letter of Credit shall be for the benefit of Intermediate Holdings, any Borrower or one or more of each of their respective Subsidiaries;

(F)             the documents to be presented by such beneficiary in connection with any drawing thereunder;

(G)              the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and

(H)              such other matters as the Issuing Bank may reasonably require.

A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank:

(A)             the Letter of Credit to be amended, renewed or extended;

(B)              the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);

(C)              the expiry date thereof (which shall not be later than the close of business on the earlier of (x) the date which is one year after the date of the issuance of such Letter of Credit and (y) the Letter of Credit Expiration Date or as otherwise extended pursuant to the LC Extension);

(D)              the nature of the proposed amendment, renewal or extension; and

(E)              such other customary matters as the Issuing Bank reasonably may require.

If requested by the applicable Issuing Bank, the Borrower Agent also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower Agent shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the amount of the LC Exposure shall not exceed the LC Sublimit and the amount of the LC Exposure of each Issuing Bank shall not exceed its LC Commitment, (ii) the total Revolving Exposures shall not exceed the Total Revolving Commitments and the total Revolving Exposures shall not exceed the Line Cap, (iii) the total Revolving Exposure attributable to any Class of Commitments would exceed the aggregate amount of such Commitments, (iv) in the case of any Letter of Credit which will mature but after the Maturity Date of one or more Classes of Commitments but before the Maturity Date of one or more other Classes of Commitments, the aggregate LC Exposure attributable to Letters of Credit which will mature after such Maturity Dates shall not exceed the Commitments attributable to later maturing Classes which will remain in effect after such Maturity Dates and (v) the conditions set forth in Section 6.2 in respect of such issuance, amendment, renewal or extension shall have been satisfied. Unless the applicable Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $100,000.

Upon the issuance of any Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit, the applicable Issuing Bank shall promptly notify the Administrative Agent (and in the case of an issuance of a new Letter of Credit, or an increase or decrease in the stated amount of an existing Letter of Credit, the Administrative Agent shall promptly notify each Lender thereof), which notice shall be accompanied by a copy of such Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit (and in the case of an issuance of a new Letter of Credit, or an increase or decrease in the stated amount of an existing Letter of Credit, the notice to each Lender shall include a copy of such Letter of Credit also and the Dollar Equivalent amount of each such Lender’s respective participation in such Letter of Credit pursuant to Section 2.1(d)(iv)).

(iii)           Expiration Date.

(A)             Each Letter of Credit shall expire at or prior to the close of business on the earlier of (x) the date which is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date; provided, however, an Issuing Bank, in its sole discretion, may agree to extend such Letter of Credit beyond such date (the “LC Extension”) upon the Borrowers either (i) providing such Issuing Bank funds equal to 103% of the LC Exposure with respect to such Letter of Credit for deposit in a Cash Collateral account which Cash Collateral account will be held by the Issuing Bank as a pledged Cash Collateral account and applied to reimbursement of all drafts submitted under such outstanding Letter of Credit or (ii) delivering to such Issuing Bank one or more letters of credit for the benefit of the Issuing Bank, issued by a bank reasonably acceptable to the Issuing Bank in its sole discretion, each in form and substance reasonably acceptable to the Issuing Bank in its sole discretion.

(B)             If the Borrower Agent so requests in any LC Request, an Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the Borrower Agent shall not be required to make a specific request to the Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the Letter of Credit Expiration Date, unless otherwise extended pursuant to the LC Extension; provided that the Issuing Bank shall not permit any such renewal if (x) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.1(d)(xiii) or otherwise), or (y) it has received notice on or before the day that is two Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this paragraph, (1) from the Administrative Agent that any Lender directly affected thereby has elected not to permit such renewal or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 6.2 are not then satisfied.

(iv)           Participations.

(A)             By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, an Issuing Bank hereby irrevocably grants to each Lender with a Commitment then in effect, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Pro Rata Percentage (determined at the time of issuance or increase to the respective Letter of Credit, adjusted for assignments and as may be further adjusted pursuant to following clause (B)) of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in Section 2.1(d), or of any reimbursement payment required to be refunded to the relevant Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, or expiration, termination or Cash Collateralization of any Letter of Credit and that each such payment shall be made in the same currency as the applicable Letter of Credit, without any offset, abatement, withholding or reduction whatsoever.

(B)             Provisions Related to Expiring Commitments when one or more Classes of Commitments with Longer Maturity Dates will Remain Outstanding; and Non-Pro Rata Reductions to Classes of Commitments.

(1)             If the Maturity Date shall have occurred in respect to any Class of Expiring Revolving Credit Commitments at a time one or more Non-Expiring Revolving Credit Commitments remain in effect, then with respect to each outstanding Letter of Credit, on the earliest occurring Maturity Date the participations in such Letter of Credit previously attributable to the respective Expiring Revolving Credit Commitments shall be deemed reallocated to the Class or Classes of Non-Expiring Revolving Credit Commitments on a pro rata basis; provided that (x) to the extent that the amount of such reallocation would cause the aggregate Revolving Exposure of any Class of Non-Expiring Revolving Credit Commitments to exceed the aggregate amount of such Non-Expiring Revolving Credit Commitments, such reallocation shall not occur and the respective such exposure shall be required to be Cash Collateralized as otherwise provided in Section 2.1(d)(iii)(A) and (y) notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing, no such reallocation shall occur and the Borrowers shall be required to Cash Collateralize such Letter of Credit (to the extent participated in by Lenders with Expiring Revolving Credit Commitments) as otherwise provided in Section 2.1(d)(iii)(A).

(2)             If at any time there are outstanding Commitments of more than one Class, and at such time any reduction to outstanding Commitments pursuant to (and in accordance with) Article III occurs, then concurrently therewith there shall be deemed to occur (automatically) an adjustment to the participations of the Lenders in all outstanding Letters of Credit so that each Lender participates therein (on a prospective basis) to reflect its new Pro Rata Percentage after giving effect to such reduction to Commitments.

(v)            Reimbursement.

(A)             If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall, in each case in the same currency as the applicable Letter of Credit, reimburse such LC Disbursement by paying to such Issuing Bank an amount equal to such LC Disbursement not later than 3:00 p.m., Cincinnati, Ohio time, on the date that is one Business Day immediately following the date that such LC Disbursement is made if the Borrower Agent shall have received notice of such LC Disbursement prior to 3:00 p.m., Cincinnati, Ohio time, on such date when such LC Disbursement was made, or, if such notice has not been received by the Borrower Agent prior to such time on such date, then not later than 3:00 p.m., Cincinnati, Ohio time, on the Business Day immediately following the day that the Borrower Agent receives such notice; provided that the Borrower Agent may, subject to the conditions to Borrowing set forth herein, request that such payment be financed with Revolving Loans that are ABR Loans in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Revolving Loans that are ABR Loans.

(B)              If the Borrowers fail to make such payment when due, such Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the amount of the payment then due from the Borrowers in respect thereof and such Lender’s Pro Rata Percentage thereof. Each Lender shall be irrevocably and unconditionally obligated to pay by wire transfer of immediately available funds to the Administrative Agent not later than 12:00 p.m., Cincinnati, Ohio time, on such date (or, if such Lender shall have received such notice later than 12:00 noon, Cincinnati, Ohio time, on any day, not later than 11:00 a.m., Cincinnati, Ohio time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of the Dollar Equivalent of the unreimbursed LC Disbursement in the same manner as provided in Section 2.4 with respect to Revolving Loans made by such Lender, and the Administrative Agent will promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders; provided, that if the Issuing Bank is also a Lender, such Lender shall be deemed to have funded its Pro Rata Percentage automatically without further funding. The Administrative Agent will promptly pay to the applicable Issuing Bank any amounts received by it from the Borrowers pursuant to the above paragraph prior to the time that any Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from the Borrowers thereafter will be promptly remitted by the Administrative Agent to the Lenders that shall have made such payments and to the Issuing Bank, as appropriate.

(C)              If any Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, each of such Lender and the Borrowers, jointly and severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of the Borrowers, the rate per annum set forth in (viii) below and (ii) in the case of such Lender, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(vi)           Obligations Absolute. The Reimbursement Obligation of the Borrowers as provided in Section 2.1(d)(v) shall be joint and several, absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of: (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to strictly comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.1, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of the Borrower hereunder; (v) the fact that a Default or Event of Default shall have occurred and be continuing; (vi) any material adverse change in the business, property, results of operations, prospects or condition, financial or otherwise, of Intermediate Holdings and its Subsidiaries; or (vii) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant Issuing Bank. None of the Administrative Agent, the Lenders, any Issuing Bank or any of their respective Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable Requirements of Law) suffered by any Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction (which determination is not subject to appeal)), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(vii)         Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly give written notice to the Administrative Agent and the Borrower Agent of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder and the currency thereof; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its Reimbursement Obligation to the Issuing Bank and the Lenders with respect to any such LC Disbursement (other than with respect to the timing of payment of such Reimbursement Obligation set forth in Section 2.1(d)(v)).

(viii)         Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the ABR plus the Applicable Margin for Revolving Loans maintained as ABR Loans for a period of three Business Days from the date of such LC Disbursement, and at the rate per annum determined pursuant to Section 4.7(c) thereafter. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.1(d)(v) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(ix)           Cash Collateralization. If (1) any Event of Default shall occur and be continuing, on the Business Day that the Borrower Agent receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of Cash Collateral pursuant to this paragraph, or (2) as of the Letter of Credit Expiration Date, any LC Obligation for any reason remains outstanding, in each case, the Borrowers shall immediately deposit on terms and in accounts satisfactory to the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the Dollar Equivalent of 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence and during the continuance of any Event of Default under Section 9(f). In addition to the forgoing requirements, on any Maturity Date which is not the Letter of Credit Expiration Date, if any LC Obligation remains outstanding which is participated in by Lenders whose Commitments have terminated (without a full reallocation of such participation to later maturing Commitments as provided in clause (B) or Section 2.1(d)(iv)) the Borrowers shall immediately deposit on terms and in accounts satisfactory to the Administrative Agent an amount in cash equal to 103% of the LC Exposure as of such date which is participated in by Lenders whose Commitments have terminated (without reallocation to later maturing Commitments) plus any accrued and unpaid interest thereon. Funds so deposited shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of the Borrowers under this Agreement; provided that funds deposited pursuant to the immediately preceding sentence shall be applied to only those reimbursement Obligations participated in by the respective Lenders described in the immediately preceding sentence until such time as such Lenders have no further participation in outstanding Letters of Credit (unless otherwise consented to by such Lenders). If the Borrowers are required to provide an amount of Cash Collateral hereunder as a result of the existence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to the relevant Borrowers within five Business Days after all Events of Default have been cured or waived.

(x)            Additional Issuing Banks. The Borrower Agent may, at any time and from time to time, designate one or more additional Lenders or Affiliates of Lenders to act as an Issuing Bank with respect to Letters of Credit under the terms of this Agreement, with the consent of each of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned) and such Issuing Bank; provided, that any such Lender may accept or decline such designation in its sole discretion. Any Lender designated as an Issuing Bank with respect to Letters of Credit pursuant to this paragraph (x) shall have all the rights and obligations of an Issuing Bank under the Loan Documents with respect to Letters of Credit issued or to be issued by it, and all references in the Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Lender in its capacity as the Issuing Bank, as the context shall require. If at any time there is more than one Issuing Bank hereunder, the Borrower Agent may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(xi)            Resignation or Removal of the Issuing Bank. An Issuing Bank may resign as Issuing Bank hereunder at any time upon at least thirty days’ prior written notice to the Lenders, the Administrative Agent and the Borrower Agent. An Issuing Bank may be replaced or removed at any time by the Borrower by written notice to the Administrative Agent and the replaced or removed Issuing Bank (and, in the case of a replacement, with the agreement of the replacement Issuing Bank). The Administrative Agent shall notify the Lenders of any such resignation, replacement or removal of such Issuing Bank or any such additional Issuing Bank. At the time any such resignation, replacement or removal shall become effective, the Borrower Agent shall pay all unpaid fees accrued for the account of the resigning, replaced or removed Issuing Bank pursuant to Section 4.10(c). From and after the effective date of any such resignation, replacement or removal, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such addition and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.

(xii)             Issuing Bank. Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 10.2 with respect to any acts taken or omissions suffered by any Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included each Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Bank. Each Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(xiii)             Other. An Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(A)             any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it; or

(B)             the issuance of such Letter of Credit would violate one or more policies of general application of the Issuing Bank.

No Issuing Bank shall be under any obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(e)             Protective Advances.

(i)             Subject to the limitations set forth below (and notwithstanding anything to the contrary in Section 6.2), the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion in the exercise of its commercially reasonable judgment (but shall have absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders at any time that any condition precedent set forth in Section 6.2 has not been satisfied or waived, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 11.5) and other sums, in each case to the extent due and payable (and not in dispute by the Borrower (acting in good faith)) under the Loan Documents (each such Loan, a “Protective Advance”). Any Protective Advance may be made in a principal amount that would cause the aggregate Revolving Exposure to exceed the Line Cap; provided that no Protective Advance may be made to the extent that, after giving effect to such Protective Advance (together with the outstanding principal amount of any outstanding Protective Advances), the aggregate principal amount of Protective Advances outstanding hereunder would exceed 10% of the Line Cap as determined on the date of such proposed Protective Advance; and provided, further, that the aggregate amount of Borrowings (including the aggregate amount of outstanding Protective Advances) shall not exceed the Total Revolving Commitment. No Protective Advance may remain outstanding for more than thirty days without the consent of the Required Lenders unless a liquidation is taking place. Each Protective Advance shall be an ABR Loan. Each Protective Advance shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. At any time that the conditions precedent set forth in Section 6.2 have been satisfied or waived, the Administrative Agent may request the Lenders to make a Revolving Loan to repay a Protective Advance. At any other time, the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.1(e)(ii).

(ii)             Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default or Event of Default), each Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Pro Rata Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Percentage of all payments of principal and interest and all proceeds of Collateral (if any) received by the Administrative Agent in respect of such Protective Advance.

2.2           Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans under a respective Class shall not be less than the Minimum Borrowing Amount applicable to such Class. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than ten (or such greater number as may be agreed by the Administrative Agent) Borrowings of Tranche Rate Loans in the aggregate for all Classes of Loans.

2.3           Notice of Borrowing.

(a)             If any Borrower desires to incur the Loans (or portions thereof) as (x) Tranche Rate Loans hereunder, the Borrower Agent shall give the Administrative Agent at least three Business Days (or, with respect to Tranche Rate Loans to be made on the Effective Date, such shorter period as shall be acceptable to the Administrative Agent) prior notice of the Tranche Rate Loans to be incurred hereunder, (y) ABR Loans hereunder (excluding Swing Line Loans, which notice shall be delivered in accordance with Section 2.1(c)(ii)), the Borrower Agent shall give the Administrative Agent at least one Business Day’s (or, with respect to ABR Loans to be made on the Effective Date, such shorter period as shall be acceptable to the Administrative Agent) prior notice of the ABR Loans to be incurred hereunder, provided that any such notice shall be deemed to have been given on a certain day only if given before 12:00 noon (Cincinnati, Ohio time) on such day. Each such notice (the “Notice of Borrowing”), shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, substantially in the form of Exhibit N, appropriately completed to specify: (i) the aggregate principal amount of such Borrowing, (ii) the Class of the Loans to be incurred pursuant to such Borrowing, (iii) the date of such Borrowing (which shall be a Business Day), (iv) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as ABR Loans or, to the extent permitted hereunder, Tranche Rate Loans or and, if Tranche Rate Loans, the initial Interest Period to be applicable thereto and (v) the applicable account details for the applicable Borrower. The Administrative Agent shall promptly give each Lender which is required to make Loans of the Class specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b)             Without in any way limiting the obligation of the Borrower Agent to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swing Line Lender may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or such Swing Line Lender in good faith to be from a Responsible Officer of the Borrower Agent, prior to receipt of written confirmation. In each such case, the Borrowers hereby waive the right to dispute the Administrative Agent’s or Swing Line Lender’s, as applicable, record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

(c)             Notwithstanding any other provision of this Agreement, the Borrower Agent shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Latest Maturity Date.

2.4           Disbursement of Funds. No later than 1:00 p.m. (Cincinnati, Ohio time) on the date specified in each Notice of Borrowing (or in the case of Swing Line Loans, as provided in Section 2.1(c)(ii)), each Lender with a Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 4.16) of each such Borrowing requested to be made on such date (or in the case of Swing Line Loans, the Swing Line Lender will make available the full amount thereof). All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the Borrower in the Disbursement Account, or, except during a Cash Dominion Period, to such other account as the Borrower may specify in writing to the Administrative Agent, the aggregate of the amounts so made available by the Lenders; provided that, if, on the date of a Borrowing of Revolving Loans, there are LC Disbursements or Swing Line Loans then outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such LC Disbursements with respect to Letters of Credit, second, to the payment in full of any Swing Line Loans and third, to the Borrower as otherwise provided above; provided further, that a Protective Advance shall be retained by the Administrative Agent to be applied as contemplated by Section 2.1(e) (and the Administrative Agent shall deliver to the Borrower Agent a reasonably detailed accounting of such application). Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower Agent and the Borrower Agent shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower Agent, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to any of the Borrowers until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the Overnight Bank Funding Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrowers, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 4.7 and 4.8. Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.5           [Reserved].

2.6           Cash Management System.

(a)             Until the Latest Maturity Date, the Borrowers shall (i) (A) establish on the Effective Date and thereafter maintain one or more post office boxes at the U.S. Post Office at such address or addresses as the Administrative Agent may notify Borrower from time to time upon reasonable advance written notice (collectively, “Lock Boxes”), and (2) during each Cash Dominion Period request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to such Lock Boxes in the case of paper Remittances and (ii) (A) establish on the Effective Date and thereafter maintain the Collection Account at the Administrative Agent and (B) during each Cash Dominion Period request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to the Collection Account in the case of electronic Remittances. Upon collection into a Lock Box and subject to, and in accordance with, the terms and conditions of the Cash Management Agreements provided by the Administrative Agent to Borrower, all Remittances received in the applicable Lock Box shall be deposited by the Administrative Agent into the Collection Account. The Administrative will have sole access to each Lock Box, and at no time shall the Borrowers remove any item from any Lock Box without the Administrative Agent’s prior written consent.

(b)             Attached hereto as Schedule 2.6(a) is a schedule of all DDAs, that are maintained by the Loan Parties, which Schedule includes, with respect to each depository, (i) the account number(s) maintained with such depository, (ii) the name of the depository and (iii) the name of the Loan Party that maintains such DDA.

(c)             Within ninety (90) days after the Effective Date (or such longer period as the Administrative Agent may agree in its reasonable discretion), each applicable Loan Party will enter into a blocked account agreement (each, a “Blocked Account Agreement”), reasonably satisfactory to the Administrative Agent, with respect to the DDAs existing as of the Effective Date listed on Schedule 2.6(b) attached hereto, other than any such account that is an Excluded Account (the “Blocked Accounts”).

(d)             Each Blocked Account Agreement entered into by a Loan Party shall, subject to the ABL/Term Loan Intercreditor Agreement, permit the Administrative Agent to instruct the depository, during a Cash Dominion Period (and delivery of notice thereof from the Administrative Agent), to transfer on each Business Day of all available cash receipts to the Collection Account, from:

(i)             the sale of Collateral;

(ii)            all proceeds of collections of Accounts; and

(iii)           each Blocked Account (including all cash deposited therein from each DDA).

If, at any time during a Cash Dominion Period, any cash or Cash Equivalents that are ABL Priority Collateral (or proceeds thereof) owned by any Loan Party are deposited to any account, or held or invested in any manner, otherwise than in a Blocked Account that is subject to a Blocked Account Agreement (other than Excluded Accounts), the Administrative Agent may require the applicable Loan Party to close such account and have all funds therein transferred to a Blocked Account, the Collection Account or another account maintained with Fifth Third. In addition to the foregoing, during a Cash Dominion Period, at the request of the Administrative Agent, the Loan Parties shall provide the Administrative Agent with an accounting of the contents of the Blocked Accounts, which shall identify, to the reasonable satisfaction of the Administrative Agent, the proceeds from the ABL Priority Collateral which were deposited into a Blocked Account and swept to the Collection Account. During a Cash Dominion Period, all Remittances received in a Blocked Account shall be deposited on a daily basis into the Collection Account.

(e)             Except during a Cash Dominion Period or if an Event of Default exists, the Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the execution and delivery to the Administrative Agent of appropriate Blocked Account Agreements (except with respect to Excluded Accounts) consistent with and to the extent required by the provisions of this Section 2.6 and otherwise reasonably satisfactory to the Administrative Agent. The Borrower Agent shall provide the Administrative Agent with prior written notice of its intention to open or close a Blocked Account and the Administrative Agent shall promptly notify the Borrower Agent as to whether the Administrative Agent shall require a Blocked Account Agreement with the Person with whom any such new account will be maintained (it being understood that the Administrative Agent shall not require a Blocked Account Agreement with respect to any Excluded Account).

(f)             Except during a Cash Dominion Period, the Loan Parties may, subject to the ABL/Term Loan Intercreditor Agreement, direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts.

(g)             The Collection Account shall at all times be under the sole dominion and control of the Administrative Agent. Each Loan Party hereby acknowledges and agrees that (i) such Loan Party has no right of withdrawal from the Collection Account, (ii) the funds on deposit in the Collection Account shall at all times continue to be collateral security for all of the Obligations, and (iii) during a Cash Dominion Period, subject to Section 4.6(b) and Section 2.6(h), all available funds received in the Collection Account, in excess of an aggregate amount equal to $250,000, will be automatically swept each Business Day from the Collection Account and immediately applied to the outstanding balance of the Revolving Loans, without the need for any further notice by the Administrative Agent to the Borrowers; provided that, in no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account. In the event that, notwithstanding the provisions of this Section 2.6, during a Cash Dominion Period, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections related to Collateral, such proceeds and collections shall, subject to the ABL/Term Loan Intercreditor Agreement, be held in trust by such Loan Party for the Administrative Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall promptly be deposited into the Collection Account or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent.

(h)             Subject to Section 4.6(b), any amounts received in the Collection Account at any time when all of the Obligations then due have been and remain fully repaid shall, subject to the ABL/Term Loan Intercreditor Agreement, be remitted to the operating account of the Loan Parties.

(i)             Until the Latest Maturity Date, the Borrowers shall maintain, in their names, the Disbursement Account at Administrative Agent into which the Administrative Agent shall, at the written direction of the Borrower Agent or in accordance with the Agreement, from time to time, deposit proceeds of Revolving Loans and Swing Line Loans made to, or for the benefit or on behalf of, the Borrowers pursuant to for use by Borrowers in accordance with the provisions of Section 2.4 of the Agreement.

ARTICLE III
REDUCTION OR TERMINATION OF COMMITMENTS

(a)             At its option, the Borrower Agent may at any time terminate, or from time to time, without premium or penalty (except as provided in Section 4.19), and permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an integral multiple of $500,000 and be in an amount that is not less than $1,000,000, (ii) the Commitments of any Class shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 4.5 (and any adjustment of participations in then outstanding Swing Line Loans and Letters of Credit in accordance with the provisions of Section 2.1(c) and/or (d) as applicable), the aggregate amount of the Revolving Exposures of such Class would exceed the aggregate amount of Commitments of such Class, and (iii) if, after giving effect to any reduction of the Commitments, the LC Sublimit or the Swing Line Commitment exceeds the aggregate amount of the Commitments or the LC Commitment of any Issuing Bank exceeds its Commitment, such sublimit shall be automatically reduced by the amount of such excess, and (iv) each such reduction shall apply pro rata to all Classes of Commitments (except to the extent a Class has expressly agreed to accept a less than pro rata reduction in accordance with the terms hereof).

(b)             The Borrower Agent shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 3(a) not later than 2:00 p.m. one Business Day (or, in the case of a prepayment of Tranche Rate Loans, three Business Days or such shorter period as the Administrative Agent may agree in its sole discretion) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Agent pursuant to this Section 3(b) shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Agent may state that such notice is conditioned upon the effectiveness of any such other credit facilities or the closing of any such securities offering, or the occurrence of any other event specified therein, in which case such notice may be revoked by the Borrower Agent (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. With respect to the effectiveness of any such other credit facilities or the closing of any such securities offering, the Borrower Agent may extend the date of termination at any time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed). Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

(c)             The total Commitments of each Class shall terminate on the Maturity Date applicable thereto.

ARTICLE IV
OTHER PROVISIONS APPLICABLE TO REVOLVING LOANS

4.1             [Reserved].

4.2             Repayment of Loans; Evidence of Debt.

(a)             The Borrowers hereby unconditionally promise to pay to the Administrative Agent (i) for the account of each Lender the then unpaid principal amount of each Loan of such Lender (other than Extended Revolving Loans), which in the case of (A) the Initial Revolving Loans, shall be repaid on the Initial Maturity Date and (B) the Swing Line Loans, shall be repaid on the earlier of the first Maturity Date after the making thereof and the fifth Business Day after such Swing Line Loan is made (provided that on each such date that a Revolving Borrowing is made, the Borrowers shall repay all Swing Line Loans that are outstanding on the date such Borrowing is requested), and (ii) for the account of each applicable Lender, the then unpaid principal amount of any Extended Revolving Loan of such Lender, (1) in accordance with the relevant Extension, subject to the requirements of Section 4.24 and (2) to the extent not previously paid, which shall be due and payable on the Maturity Date applicable to such Extended Revolving Loan as provided in the relevant Extension, or, in each of clauses (i) through (iii) above, the then unpaid principal amount of any or all (or a portion thereof) of the Initial Revolving Loans, Swing Line Loans or Extended Revolving Loans, on the date that any or all (or a portion thereof) of the Initial Revolving Loans, Swing Line Loans or Extended Revolving Loans, as applicable, become due and payable pursuant to Article IX. The Borrowers hereby further agree to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 4.7.

(b)             The Borrower’s obligation to pay the principal of, and interest on, the Loans of any Class under a Tranche made by a Lender shall, if requested by such Lender, be evidenced by a promissory note duly executed and promptly delivered by the Borrowers substantially in the form of Exhibit P-1 (in the case of Revolving Loans, each a “Revolving Note” and, collectively, the “Revolving Notes”) or Exhibit P-2 (in the case of Swing Line Loans, each a “Swing Line Note” and, collectively, the “Swing Line Notes”), as the case may be.

(c)             Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to such Lender resulting from each Loan of any Class under a Tranche made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(d)             The Administrative Agent shall maintain the Register pursuant to Section 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type and Class thereof and each Interest Period applicable thereto, (ii) any Notes issued in respect thereof and (vi) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(e)             The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.2(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that (i) the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to the Borrowers by such Lender in accordance with the terms of this Agreement and (ii) in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(f)             Notwithstanding anything to the contrary contained above in this Section 4.2 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans under a Tranche to the Borrowers shall affect or in any manner impair the obligations of the Borrowers to pay the Loans under such Tranche (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guarantees therefor provided pursuant to the various Loan Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in Section 4.2(c). At any time when any Lender requests the delivery of a Note to evidence any of its Loans under a Tranche, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

4.3             Conversion Options. The Borrower Agent may elect from time to time to convert Tranche Rate Loans into ABR Loans by giving the Administrative Agent irrevocable written notice of such election in the form of a Conversion/Continuation Notice, to be received by the Administrative Agent prior to 12:00 Noon, Cincinnati, Ohio time, at least three Business Days prior to the proposed conversion date, provided that any such conversion of Tranche Rate Loans shall only be made on the last day of an Interest Period with respect thereto. The Borrower Agent may elect from time to time to convert all or a portion of the ABR Loans then outstanding to Tranche Rate Loans by giving the Administrative Agent irrevocable written notice of such election in the form of a Conversion/Continuation Notice, to be received by the Administrative Agent prior to 12:00 Noon, Cincinnati, Ohio time, at least three Business Days prior to the proposed conversion date, specifying the Interest Period selected therefor, and, if no Event of Default has occurred and is continuing, such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Business Day, on the next succeeding Business Day. Upon receipt of any Conversion/Continuation Notice pursuant to this Section 4.3, the Administrative Agent shall promptly, but in any event by 4:00 P.M., Cincinnati, Ohio time, notify each Lender thereof. All or any part of the outstanding Loans may be converted as provided herein, provided that (i) partial conversions of Loans shall be in the aggregate principal amount of $1,000,000, or a whole multiple of $1,000,000 in excess thereof, (ii) the aggregate principal amount of the resulting Tranche Rate Loans outstanding in respect of any one Interest Period shall be at least $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (iii) no more than seven (7) Interest Periods shall be in effect at any one time with respect to Tranche Rate Loans.

4.4             [Reserved].

4.5             Optional Prepayments. (a) The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, upon at least one Business Days’ irrevocable written notice from the Borrower Agent to the Administrative Agent in the case of ABR Loans and two Business Days’ irrevocable written notice from the Borrower Agent to the Administrative Agent in the case of Tranche Rate Loans and specifying the date, the amount of prepayment, the Class and the Tranche of the prepayment of Loans; provided that Tranche Rate Loans prepaid on other than the last day of any Interest Period with respect thereto shall be prepaid subject to the provisions of Section 4.19. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. If such notice is given, the Borrowers shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein. Accrued interest on any Notes or on the amount of any Loans paid in full pursuant to this Section 4.5 shall be paid on the date of such prepayment. Accrued interest on the amount of any partial prepayment shall be paid on the date of such partial prepayment. Partial prepayments shall be in an aggregate principal amount equal to the lesser of (A) $1,500,000 or a whole multiple of $1,000,000 in excess thereof and (B) the aggregate unpaid principal amount of the Loans, as the case may be.

(b)             [Reserved].

(c)             Notwithstanding anything to the contrary contained in this Agreement, the Borrower Agent may rescind any notice of prepayment under this Section 4.5 if such prepayment would have resulted from a refinancing of all of the Loans, which refinancing shall not be consummated or shall otherwise be delayed.

4.6             Mandatory Prepayments.

(a)             In the event and on each Business Day on which the total Revolving Exposure exceeds 100% of the Line Cap, the Borrowers shall without notice or demand, first, repay or prepay any outstanding Swing Line Loans, second, repay or prepay any Protective Advances, third, repay or prepay other Borrowings, and fourth, at the Borrower Agent’s option, either replace outstanding Letters of Credit or Cash Collateralize or backstop in a manner reasonably acceptable to the applicable Issuing Bank outstanding Letters of Credit in an aggregate amount sufficient to eliminate such excess; provided that at any time Protective Advances are outstanding and the total Revolving Exposure at such time (excluding such Protective Advances) is less than 100% of the Line Cap at such time, the Borrowers shall only be required to make such repayments or prepayments to the extent (x) the aggregate principal amount of such outstanding Protective Advances exceeds 10% of the Line Cap or (y) the total Revolving Exposure exceeds the Total Revolving Commitments at such time.

(b)            During each Cash Dominion Period (following notification thereof by the Administrative Agent to the Borrower Agent which notification shall be delivered three Business Days following the commencement of such Cash Dominion Period (subject to the terms of the Guaranty and Collateral Agreement)), on each Business Day, at or before 1:00 p.m., Cincinnati, Ohio time, the Administrative Agent shall, subject to the ABL/Term Loan Intercreditor Agreement, apply all immediately available funds credited to the Administrative Agent’s Account or otherwise received by Administrative Agent for application to the Obligations, first, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent, the Issuing Banks and the Lenders constituting Obligations, pro rata, second, to prepay the principal and interest of any Swing Line Loans that may be outstanding, pro rata, third, to prepay the principal and interest of any Protective Advances that may be outstanding, pro rata, fourth, to pay interest due and payable in respect of any other Loans that may be outstanding, pro rata, fifth, to prepay the principal of any other Loans that may be outstanding and to Cash Collateralize the aggregate face amount of outstanding LC Exposure, pro rata, sixth, to pay or prepay any other Obligations (other than Obligations in connection with Secured Cash Management Obligations or Secured Swap Agreements and contingent indemnification obligations for which no claim has yet been made) whether or not then due, in such order and manner as the Administrative Agent determines; seventh, to pay or prepay Obligations in connection with Secured Cash Management Obligations and/or Secured Swap Agreements, pro rata, and eighth, as the Borrower Agent may direct.

(c)             [Reserved];

(d)             In the event of any partial reduction of the Commitments of any Class permitted in accordance with the terms hereof, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower Agent and the Lenders of the sum of the Revolving Exposures of such Class after giving effect thereto and (y) if the sum of the Revolving Exposures of such Class would exceed the aggregate amount of Commitments of such Class after giving effect to such reduction, then the Borrowers shall on the date of such reduction, first, repay or prepay Swing Line Loans, second, repay or prepay Revolving Borrowings of such Class, and third, at the Borrower Agent’s option, either replace outstanding Letters of Credit or Cash Collateralize or backstop in a manner reasonably acceptable to the applicable Issuing Bank outstanding Letters of Credit, in an aggregate amount sufficient to eliminate such excess.

(e)             In the event that the sum of all the Revolving Exposures of all Lenders of a given Class exceeds the Commitments of such Class then in effect, the Borrowers shall, without notice or demand, immediately first, repay or prepay any outstanding Swing Line Loans, second, repay or prepay Revolving Borrowings of such Class, and third, at the Borrower Agent’s option, either replace outstanding Letters of Credit or Cash Collateralize or backstop in a manner reasonably acceptable to the applicable Issuing Bank outstanding Letters of Credit in accordance with the procedures, in an aggregate amount sufficient to eliminate such excess.

(f)             In the event that the aggregate LC Exposure exceeds the LC Sublimit then in effect or the aggregate LC Exposure of any Issuing Bank exceeds its LC Commitment then in effect, the Borrower shall, without notice or demand, immediately, at the Borrower Agent’s option, either replace outstanding Letters of Credit or Cash Collateralize or backstop outstanding Letters of Credit, in an aggregate amount sufficient to eliminate such excess.

(g)             Amounts to be applied in connection with prepayments made pursuant to clauses (a) and (b) of this Section 4.6 shall be applied without premium or penalty to outstanding Loans under each Tranche of Loans on a pro rata basis, provided that no permanent reduction in Commitments shall result therefrom (or, in each case, if agreed to in writing by the Required Lenders of a Tranche of Loans, in a manner that provides for more favorable prepayment treatment of other Tranches of Loans, so long as each other such Tranche receives its Pro Rata Percentage of any amount to be applied more favorably, except to the extent otherwise agreed by the Required Lenders of each Tranche receiving less than such Pro Rata Percentage). All amounts to be applied as required by clauses (e) through (g) of this Section 4.6 shall be applied as provided therein, with all payments to any Class of Commitments to be applied on a pro rata basis to such Class.

(h)             [Reserved].

(i)             With respect to each repayment of Loans required by this Section 4.6, the Borrower Agent may designate, within each respective Class to be repaid, the Types of Loans of the respective Tranche which are to be repaid and, in the case of Tranche Rate Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such Tranche Rate Loans were made, provided that: (i) unless the Borrower Agent complies with the provisions of Section 4.19, repayments of Tranche Rate Loans pursuant to this Section 4.6 may only be made on the last day of an Interest Period applicable thereto unless all Tranche Rate Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all ABR Loans of the respective Tranche have been paid in full; (ii) if any repayment of Tranche Rate Loans made pursuant to a single Borrowing shall reduce the outstanding Tranche Rate Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of ABR Loans; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. Notwithstanding the foregoing, at the election of the Borrower Agent, and after all ABR Loans, Tranche Rate Loans with Interest Periods ended on such date of the respective Class have been paid in full, the amount of any prepayment of Loans required under this Section 4.6 may be deposited in an escrow account on terms reasonably satisfactory to the Administrative Agent and applied to the prepayment of Tranche Rate Loans upon the expiration of the applicable Interest Periods (in direct order of maturity for the respective Class); provided, that if an Event of Default has occurred and is continuing, the Administrative Agent may, and upon the written direction from the Required Lenders, shall, apply any or all of such amounts then on deposit in such escrow account to the payment of the respective Class of such Loans, together with any amounts owing to the Lenders in accordance with the provisions of Section 4.19. In the absence of a designation by the Borrower Agent as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(j)             Any prepayment of a Tranche Rate Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid. All prepayments of a Loan shall be applied first to that portion of such Loan comprised of ABR Loans and then to that portion of such Loan comprised of Tranche Rate Loans, in direct order of Interest Period maturities.

(k)             New Holdings and its Subsidiaries will undertake to use all commercially reasonable efforts to overcome or eliminate any such restrictions on repatriation set forth in clause (j) above and/or minimize any such costs of prepayment to make the relevant prepayment, even if the Borrowers do not intend to actually repatriate such cash.

4.7           Interest Rates and Payment Dates.

(a)             Each Tranche Rate Loan shall bear interest for each day during each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the Tranche Rate determined for such Interest Period plus the Applicable Margin.

(b)             ABR Loans shall bear interest for the period from and including the date thereof until maturity thereof on the unpaid principal amount thereof at a rate per annum equal to the ABR plus the Applicable Margin.

(c)             Upon the occurrence of an Event of Default under Section 9(f) or, at the election of the Required Lenders, if all or a portion of (i) the principal amount of any of the Loans or (ii) any interest payable thereon or any fees or other amounts, shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), any overdue amount under the Loan Documents shall (to the extent otherwise bearing interest hereunder), without limiting the rights of the Lenders under Article IX, bear interest at a rate per annum which is (x) in the case of overdue principal, 2% above the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 4.7 or (y) in the case of overdue interest, fees and other amounts that otherwise bear interest hereunder, 2% above the rate described in paragraph (b) of this Section 4.7, in each case, from the date of such nonpayment until such amount is paid in full (as well after as before judgment).

(d)             Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section 4.7 shall be payable on demand by the Administrative Agent made at the request of the Required Lenders.

4.8             Computation of Interest and Fees.

(a)             Except as expressly provided herein to the contrary, all computations of fee and Interest shall be made on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower Agent and the Lenders of each determination of a Tranche Rate. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change in the ABR becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower Agent and the Lenders of the effective date and the amount of each such change.

(b)             Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the written request of the Borrower Agent, deliver to the Borrower Agent a statement showing the quotations used by the Administrative Agent in determining the Tranche Rate.

4.9             [Reserved].

4.10         Certain Fees.

(a)            Administrative Agent’s Fees. The Borrowers shall pay to the Administrative Agent, for its own account, the fees set forth in the Fee Letter at the times and in the amounts specified therein. Such fees shall be fully earned when due and shall not be refundable for any reason whatsoever and will be in addition to the reimbursement of the Administrative Agent’s out-of-pocket expenses in accordance with Section 11.5.

(b)            Unused Commitment Fee. The Borrowers shall pay to the Administrative Agent a fee (the “Unused Commitment Fee”) for the account of each Lender in an amount equal to:

(i)            the average daily balance of the Commitment of such Lender during the respective period for which the Unused Commitment Fee is being determined, less

(ii)           the sum of, without duplication, (x) the average daily balance of all Loans held by such Lender (provided, that the aggregate amount of Swing Line Loans outstanding shall be deemed to be zero for purposes of calculating the Unused Commitment Fee) plus (y) the average daily amount of LC Obligations held by such Lender, in each case, during the respective period for which the Unused Commitment Fee is being determined;

(iii)          multiplied by the Applicable Commitment Fee Percentage;

provided, that (x) to the extent the foregoing relate to any Commitments other than Initial Revolving Loan Commitments (and related outstandings), the Applicable Commitment Fee Percentage applicable thereto shall be subject to modification as agreed by the respective Lenders providing such Commitments and as notified by them to the Administrative Agent at the time of the establishment thereof, and (y) no Unused Commitment Fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

The total fee paid by the Borrowers under this Section 4.10(b) will be equal to the sum of all of the fees due to the Lenders. Such fee shall be payable quarterly in arrears on the last Business Day of the first calendar quarter ended following the date hereof and the last Business Day of each calendar quarter thereafter. The Unused Commitment Fee provided in this Section 4.10(b) shall accrue at all times from and after the Effective Date. The accrued Unused Commitment Fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed during the applicable period (including the first day but excluding the last day of such period).

(c)            LC Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender (excluding any Defaulting Lender) a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin applicable to Tranche Rate Loans under the Commitments then in effect on the actual daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure; provided that during any period during which default rate interest is applicable under Section 4.7(c), the percentage referred to in preceding clause (i) shall be the Applicable Margin applicable to Tranche Rate Loans under the Commitments then in effect, plus 2% per annum, and (ii) to each Issuing Bank a fronting fee (“Fronting Fee”) with respect to each Letter of Credit issued by it for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit, which shall accrue at an amount to be agreed but in any event not to exceed 0.125% on the Dollar Equivalent of the actual daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s reasonable and customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the last Business Day of each calendar quarter of each year, commencing on the first such date to occur after the Effective Date, and (ii) on the date on which the Commitments terminate and, if later, on the date upon which all Letters of Credit issued by such Issuing Bank have expired. Any such fees accruing after the date on which the Commitments terminate shall be payable promptly on written demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within ten Business Days after written demand therefor. All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d)            Effective Date Fees. The Borrower agrees to pay on the Effective Date to the Lenders and the Administrative Agent the fees required to be paid on such date pursuant to this Agreement and the Fee Letter.

4.11            [Reserved].

4.12            [Reserved].

4.13            [Reserved].

4.14            [Reserved].

4.15            Tranche Rate Provisions.

(a)            Temporary Replacement of the Tranche Rate and Tenor Replacement. In the event, prior to commencement of any Interest Period relating to a Tranche Rate Loan, the Administrative Agent shall determine or be notified by Required Lenders that either: (i) the Tranche Rate cannot be determined because it is unavailable, unrepresentative, unreliable, or unpublished on a current basis, (ii) the Tranche Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to Lenders of funding their Tranche Rate Loans for such Interest Period, or (iii) adequate and reasonable means to not exist for ascertaining the Tranche Rate; then, in any such case, the Administrative Agent shall promptly provide notice of such determination to Borrower and Lenders (which shall be conclusive and binding on all parties hereto absent manifest error), and (A) any request for a Tranche Rate Loan or for a conversion to or continuation of a Tranche Rate Loan shall be automatically withdrawn and shall be deemed a request for a ABR Loan, (B) each Tranche Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become an ABR Loan, and (C) the obligations of Lenders to make Tranche Rate Loans shall be suspended until the Administrative Agent or Required Lenders determine that the circumstances giving rise to such suspension no longer exist, in which event the Administrative Agent shall so notify Borrower and Lenders.

At any time (including in connection with the implementation of a Successor Rate), the Administrative Agent may remove any tenor of a Tranche Rate that is unavailable, non-representative, or not in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, in the Administrative Agent’s sole discretion, for Tranche Rate settings; provided however that the Administrative Agent may reinstate such previously removed tenor for Tranche Rate settings, if the Administrative Agent determines in its sole discretion that such tenor has become available and representative again.

(b)            Tranche Rate Replacement.

(i)            Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 4.15(b)), but without limiting Section 4.15(a) above, if the Administrative Agent determines (which determination shall be conclusive and binding on all parties hereto absent manifest error) that any of the circumstances described in Section 4.15(a)(i)-(iii) has occurred and is unlikely to be temporary or the administrator of the Tranche Rate or a Governmental Authority having or purporting to have jurisdiction over the Administrative Agent has made a public statement identifying a specific date (the “Scheduled Unavailability Date”) after which the Tranche Rate will no longer be representative or made available or used for determining the interest rate of loans or otherwise cease or no longer be in compliance or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Benchmarks, and there is no successor administrator satisfactory to the Administrative Agent, then on a date and time determined by the Administrative Agent, but no later than the Scheduled Unavailability Date, the Tranche Rate will be replaced hereunder and under any other Loan Document with Daily Simple SOFR.

(ii)           Notwithstanding anything to the contrary herein, if the Administrative Agent determines that the Successor Rate designated in Section 4.15(b)(i) above is not available or administratively feasible, or if any of the circumstances described in the initial paragraph of this Section 4.15(b) with regard to the Tranche Rate has occurred with respect to a Successor Rate then in effect, the Administrative Agent and Borrower may amend this Agreement solely for the purpose of replacing the Tranche Rate or any then current Successor Rate in accordance with this Section 4.15(b) with another alternative benchmark rate and a Spread Adjustment, giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities and any recommendations of a relevant Governmental Authority, and which Spread Adjustment or method for calculating such Spread Adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.

(iii)          If the Successor Rate is based on Daily Simple SOFR, interest shall be due and payable on a quarterly basis.

(iv)          Any such alternative benchmark rate and Spread Adjustment shall constitute a Successor Rate hereunder. Any such amendment shall become effective on the date set forth in a written notice provided by the Administrative Agent to Borrower and Lenders (such date to be five or more Business Days after the date of such notice) unless the Required Lenders have provided written notice of their objection to such amendment on or before the fifth Business Day after the Administrative Agent provides such notice. For the avoidance of doubt, from and after such date, (x) all Tranche Rate Loans shall bear interest at the Successor Rate plus the Applicable Margin; and (y) all references herein and in any other Loan Documents to “Tranche Rate” shall mean and refer to the Successor Rate.

(v)           Notwithstanding anything to the contrary herein, if the Successor Rate would be less than the Index Floor, the Successor Rate will be deemed to be the Index Floor for the purposes of this Agreement and the other Loan Documents. Further, if the interest rate to be replaced is rounded upwards to the next 1/16th of 1% under the terms of this Agreement or any Loan Document, the Successor Rate shall also be rounded up to the next 1/16th; provided further that this provision governing rounding shall not apply if Borrower has a Swap Agreement in effect with respect to all or part of a Loan.

(vi)          The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, or any other matter related to the Tranche Rate or any Successor Rate, including whether the composition or characteristics of any Successor Rate and Spread Adjustment or Conforming Changes will be similar to, or produce the same value or economic equivalence of, the initial Tranche Rate.

(vii)        Notwithstanding anything to the contrary contained herein, if, after the Effective Date, Borrower enters into a Swap Agreement with respect to all or part of a Tranche Rate Loan and the floating interest rate under the Swap Agreement is Daily Simple SOFR, the Administrative Agent and Borrower may agree to replace the Tranche Rate hereunder with Daily Simple SOFR and a Spread Adjustment without consent of any other party hereto; provided further that, if subsequent thereto, the Administrative Agent and Borrower amend such Swap Agreement to include, or terminate such Rate Contract and enter into a new Rate Contract with, a floating interest rate thereunder of the original Tranche Rate, then the Administrative Agent and Borrower may further agree to replace Daily Simple SOFR hereunder with the original Tranche Rate (and a Spread Adjustment, if applicable) hereunder without consent of any other party hereto; and, in either such event, (A) such rate shall be a Successor Rate hereunder, and (B) the Administrative Agent shall provide written notice thereof to the Lenders.

Illegality. Notwithstanding any other provisions hereof, if any law shall make it unlawful for any Lender to make, fund or maintain Tranche Rate Loans, such Lender shall promptly give notice of such circumstances to the Administrative Agent, Borrower and the other Lenders. In such an event, (i) the commitment of the Lenders to make Tranche Rate Loans, continue Tranche Rate Loans as Tranche Rate Loans or convert ABR Loans to Tranche Rate Loans shall be immediately suspended and (ii) any outstanding Tranche Rate Loans shall be converted automatically to ABR Loans on the last day of the Interest Period thereof or at such earlier time as may be required by Law.

(c)            [Reserved].

(d)            Increased Costs. If, after the Effective Date, any Change in Law: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, or any successor thereto, but excluding any reserve included in the determination of the Tranche Rate pursuant to the provisions of this Agreement), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by any Lender, or (ii) shall impose on any Lender any other condition affecting its Tranche Rate Loans, any of its notes issued pursuant hereto (if any) or its obligation to make Tranche Rate Loans; and the result of anything described in these clauses (i) and (ii) is to increase the cost to (or to impose a cost on) such Lender of making or maintaining any Tranche Rate Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under any of its notes issued pursuant hereto (if any) with respect thereto, then upon demand by such Lender, Borrower shall promptly pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction.

(e)            Conforming Changes. In connection with the use, implementation, or administration of the Tranche Rate, including any temporary or permanent replacement for the Tranche Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use, implementation, or administration of the Tranche Rate, or any temporary or permanent replacement for the Tranche Rate.

4.16         Pro Rata Treatment and Payments.

(a)            Except in the case of a Borrowing comprised of Swing Line Loans and subject to the reallocation rules set forth in Section 4.24(c) and (d), each payment by the Borrowers on account of any fee hereunder in respect of a Tranche of Loans (other than as set forth in Section 4.10) shall be made pro rata to the Lenders according to their Pro Rata Percentage in respect of such Tranche. Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Loans of a particular Tranche (other than as set forth in Sections 4.6, 4.17, 4.18 and 4.19) shall be made pro rata to the Lenders according to their Pro Rata Percentage in respect of such Tranche. All payments (including prepayments) to be made by the Borrowers on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Administrative Agent, for the account of the Lenders, to the Administrative Agent’s Account, in lawful money of the United States of America and in immediately available funds. The Administrative Agent shall promptly distribute such payments ratably to each Lender in like funds as received. If any payment hereunder (other than payments on Tranche Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Tranche Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day.

(b)            [Reserved].

(c)            [Reserved].

(d)            All payments and prepayments (other than mandatory prepayments as set forth in Section 4.6 and other than prepayments as set forth in Section 4.18 with respect to increased costs) of Tranche Rate Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Tranche Rate Loans with the same Interest Period shall not be less than $1,000,000 or a whole multiple of $1,000,000 in excess thereof.

4.17         Illegality. Notwithstanding any other provisions herein, if any Change in Law occurring after the date that any Person becomes a Lender party to this Agreement shall make it unlawful for such Lender to maintain Tranche Rate Loans as contemplated by this Agreement, the commitment of such Lender hereunder to make Tranche Rate Loans or to convert all or a portion of ABR Loans into Tranche Rate Loans shall forthwith be cancelled and such Lender’s Loans then outstanding as Tranche Rate Loans, if any, shall, if required by law and if such Lender so requests in writing to the Administrative Agent and the Borrower Agent, be converted automatically to ABR Loans on the date specified by such Lender in such request. To the extent that such affected Tranche Rate Loans are converted into ABR Loans, all payments of principal which would otherwise be applied to such Tranche Rate Loans shall be applied instead to such Lender’s ABR Loans. The Borrowers hereby agree promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this Section 4.17 including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Tranche Rate Loans hereunder (such Lender’s notice of such costs, as certified to the Borrower Agent through the Administrative Agent, to be conclusive absent manifest error).

4.18         Requirements of Law.

(a)            In the event that, at any time after the Effective Date any Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

(i)            does or shall subject the Administrative Agent or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)            does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, liquidity requirement or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the Tranche Rate; or

(iii)          does or shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender (or, in the case of (i), to such Lender or the Administrative Agent) of converting, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case, in respect of its Tranche Rate Loans or, in the case of (i), any Loans, then, in any such case, the Borrowers shall promptly pay such Lender (or, in the case of (i), such Lender or the Administrative Agent), on demand, any additional amounts necessary to compensate such Lender (or, in the case of (i), such Lender or the Administrative Agent) for such additional cost or reduced amount receivable which such Lender (or, in the case of (i), such Lender or the Administrative Agent) deems to be material as determined by such Lender (or, in the case of (i), such Lender or the Administrative Agent) with respect to such Tranche Rate Loans or, in the case of (i), any Loans, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the ABR plus the Applicable Margin.

(b)            In the event that at any time after the Effective Date any Change in Law with respect to any Lender shall, in the opinion of such Lender, have the effect of reducing the rate of return on such Lender’s capital as a consequence of the obligations of such Lender hereunder to a level below that which such Lender could have achieved but for such Change in Law (taking into account such Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time following notice by such Lender to the Borrower Agent of such Change in Law as provided in paragraph (c) of this Section 4.18, within 15 days after demand by such Lender, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender on an after-Tax basis for such reduction.

(c)            If any Lender becomes entitled to claim any additional amounts pursuant to this Section 4.18, it shall promptly notify the Borrower Agent through the Administrative Agent, of the event by reason of which it has become so entitled. If any Lender has notified the Borrower Agent through the Administrative Agent of any increased costs pursuant to paragraph (a) of this Section 4.18, the Borrowers at any time thereafter may, upon at least two Business Days’ notice to the Administrative Agent from the Borrower Agent (which shall promptly notify the Lenders thereof), and subject to Section 4.19, prepay or convert into ABR Loans all (but not a part) of the Tranche Rate Loans then outstanding. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) of this Section 4.18 or entitling a Lender to receive additional amounts under paragraph (b) or (c) of Section 4.20 with respect to such Lender, it will, if requested by the Borrower Agent, and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs, reduction in payments, or payment of additional amounts resulting from such event (including endeavoring to change its Lending Office or any other lending office); provided, however, that such avoidance or minimization can be made in such a manner that such Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage.

(d)            A certificate submitted by such Lender, through the Administrative Agent, to the Borrower Agent shall be conclusive in the absence of manifest error. The covenants contained in this Section 4.18 shall survive the termination of this Agreement and repayment of the outstanding Loans.

4.19         Indemnity. The Borrowers agree, jointly and severally, to compensate and indemnify each Lender and each Issuing Bank and to hold such Lender or such Issuing Bank, as the case may be, harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrowers in payment of the principal amount of or interest on any Tranche Rate Loans of such Lender, including, but not limited to any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Tranche Rate Loans hereunder, (b) default by the Borrowers in making a conversion of ABR Loans to Tranche Rate Loans after the Borrower Agent has given notice in accordance with Section 4.3 or in continuing Tranche Rate Loans for an additional Interest Period after the Borrower Agent has given a notice in accordance with Section 2.3(a), (c) default by the Borrowers in making any prepayment of Tranche Rate Loans after the Borrower Agent has given a notice in accordance with Section 4.3 or (d) a payment or prepayment of a Tranche Rate Loan or conversion of any Tranche Rate Loan into an ABR Loan, in either case on a day which is not the last day of an Interest Period with respect thereto (any of the events referred to in clauses (b), (c) or (d), a “Breakage Event”). In the case of a Breakage Event, such loss or expense shall include an amount equal to the excess, as reasonably determined by such Lender of (i) the cost of obtaining funds for the Tranche Rate Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period, but such loss or expense shall not, in any event, include any lost profit or loss of Applicable Margin. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 4.19 shall be delivered to the Borrower Agent and shall be conclusive absent manifest error. This covenant shall survive termination of this Agreement and payment of the outstanding Obligations.

4.20         Taxes.

(a)            Defined Terms. For purposes of this Section, the term “applicable law” includes FATCA.

(b)            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent or the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)            Payment of Other Taxes by Borrowers. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)            Indemnification by Borrowers. The Loan Parties shall, jointly and severally, indemnify the Administrative Agent and any Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent or the applicable Lender or required to be withheld or deducted from a payment to the Administrative Agent or the applicable Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Agent by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.6(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)            Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)            Status of Lenders.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Agent and the Administrative Agent, at the time or times reasonably requested by the Borrower Agent or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Agent or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Agent or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower Agent or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (g)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that each Borrower is a U.S. Borrower,

(A)          any Lender that is a U.S. Person shall deliver to the Borrower Agent and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed copies of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to a Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Agent and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Agent or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Agent or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Agent and the Administrative Agent in writing of its legal inability to do so.

Each Lender authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 4.20(g).

(h)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)            Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

4.21         [Reserved].

4.22         Mitigation; Replacement of Lenders; Defaulting Lenders.

(a)            If any Lender requests compensation under Section 4.18, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.18 or Section 4.20, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            If any Lender requests compensation under Section 4.18, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.20, then the Borrowers may, at their sole expense and effort, upon notice by the Borrower Agent to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (A) (i) the Borrower Agent shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) the Borrowers or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 11.6(d) and (iv) in the case of any such assignment resulting from a claim for compensation under Section 4.18 or payments required to be made pursuant to Section 4.20, such assignment will result in a material reduction in such compensation or payments and (B) substantially concurrently with satisfaction of the requirements set forth in clause (A) of this proviso, such Lender shall be deemed to have assigned and delegated its interests, rights and obligations under this Agreement and such Lender shall not be required to execute the Assignment and Assumption in connection therewith. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

(c)            (x)  If any Lender becomes a Defaulting Lender, the Borrower Agent shall have the right, if no Event of Default then exists or would exist after giving effect to such replacement, by written notice, to terminate all Commitments of such Lender and repay all Obligations of the Borrowers owing to such Lender relating to the Loans and participations held by such Lender as of such termination date; provided that in the case of any termination of one or more Commitments of one or more Lenders, participations in then outstanding Swing Line Loans, Protective Advances and Letters of Credit shall be reallocated based on the revised Pro Rata Percentages of the various Lenders; provided, further, that a termination pursuant to this clause (I) shall not be permitted if, after giving effect to any reallocation of participations pursuant to the immediately preceding proviso the Revolving Exposure under any Class of Commitments would exceed the aggregate remaining Commitments of such Class.

(d)            if any Swing Line Exposure, Protective Advance or LC Exposure exists at the time a Lender becomes a Defaulting Lender then, for so long as such Lender is a Defaulting Lender:

(i)            all or any part of such Defaulting Lender’s participation in Swing Line Exposure, Protective Advances and LC Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Percentages, but only to the extent that (x) such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitments and (y) to the extent requested in writing by the Administrative Agent, the Borrower Agent shall confirm that the conditions set forth in Section 6.2 are satisfied at the time of such reallocation and if the Borrower cannot confirm such conditions have been satisfied (which shall not constitute a Default or an Event of Default) and such conditions have not otherwise been waived by the Required Lenders, then clause (ii) below shall apply;

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent, (a) prepay such Swing Line Exposure and participations in Protective Advances of such Defaulting Lender and (b) Cash Collateralize or backstop in a manner reasonably acceptable to the applicable Issuing Bank the “uncovered” portion of such Defaulting Lender’s LC Exposure in an amount equal to the Dollar Equivalent of 103% of the maximum stated amount of such “uncovered” portion of such Letter of Credit for so long as such LC Exposure is outstanding;

(iii)          if any portion of such Defaulting Lender’s LC Exposure is Cash Collateralized pursuant to clause (ii) above, the Borrower shall not be required to pay the LC Participation Fee with respect to such portion of such Defaulting Lender’s LC Exposure so long as it is Cash Collateralized;

(iv)          if any portion of such Defaulting Lender’s LC Exposure is reallocated to the Non-Defaulting Lenders pursuant to clause (i) above, then the LC Participation Fee with respect to such portion shall be allocated among the Non-Defaulting Lenders in accordance with their Pro Rata Percentages (as adjusted to exclude Defaulting Lenders’ Pro Rata Percentages);

(v)           if any portion of such Defaulting Lender’s LC Exposure is neither Cash Collateralized nor reallocated pursuant to this Section 4.22(d), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, the LC Participation Fee payable with respect to such Defaulting Lender’s LC Exposure shall be payable to the respective Issuing Banks until such LC Exposure is Cash Collateralized and/or reallocated;

(vi)          so long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied in its sole discretion that the related exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or Cash Collateralized in accordance with this Section 4.22(d) and participations in any such newly issued or increased Letter of Credit or newly made Swing Line Loan shall be allocated among Non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (as adjusted to exclude Defaulting Lenders’ Pro Rata Percentages) (and Defaulting Lenders shall not participate therein); and

(vii)         any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to this Section 4.22) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swing Line Lender hereunder, (iii) third, to the funding of any Loan or the funding or Cash Collateralization of any participation in any Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Borrower, held in such an account as Cash Collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrower, any Issuing Bank, the Swing Line Lender or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower, any Issuing Bank, the Swing Line Lender or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Revolving Loans or Swing Line Loans or Reimbursement Obligations in respect of LC Disbursements which a Defaulting Lender has funded in respect of its participation obligations and (y) made at a time when the conditions set forth in Section 6.2 are satisfied, such payment shall be applied solely to prepay the Revolving Loans of, and Swing Line Loans (where participations have been funded) and Reimbursement Obligations owed to, all Non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Revolving Loans, or and Swing Line Loans (where participations have been funded) or Reimbursement Obligations owed to, any Defaulting Lender.

(e)            Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the Unused Commitment Fee and any LC Participation Fee (subject to preceding clause (d)(v) and except to the extent reallocated to Non-Defaulting Lenders) shall cease to accrue for the benefit of such Lender so long as it is a Defaulting Lender and such Defaulting Lender shall not be entitled to receive any Unused Commitment Fee pursuant to Section 4.10(b) or any LC Participation Fees.

4.23         [Reserved].

4.24         Extension Offers.

(a)            Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, a “Extension Offer”) made from time to time by the Borrower Agent to all Lenders of Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of such Commitments with a like maturity date, as the case may be) and offered on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Commitments and otherwise modify the terms of such Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate, premiums or fees payable in respect of such Commitments (and related outstandings)) (each, an “Extension”, and each group of Commitments as so extended, as well as the Initial Revolving Loan Commitments (in each case not so extended), being a separate Class; any Extended Revolving Commitments shall constitute a separate Class of Commitments from the Class of Commitments from which they were converted), so long as the following terms are satisfied:

(i)            the Commitment of any Lender that agrees to an Extension with respect to such Commitment (an “Extending Revolving Loan Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment” and the loans made pursuant thereto, the “Extended Revolving Loans”), and the related outstandings, shall be a Commitment (or related outstandings, as the case may be) which shall be extended pursuant to an Extension Offer and shall have terms substantially identical to, or taken as a whole, no more favorable to the Extending Revolving Loan Lenders, as the original Commitments except as to interest rates, fees, final maturity and, after the Latest Maturity Date that is in effect on the effective date of such Extended Revolving Commitments or Extended Revolving Loans (immediately prior to the establishment of such Extended Revolving Commitments or Extended Revolving Loans) with respect to Loans, any other covenants and provisions (which shall be determined by the Borrower Agent and the Extending Revolving Loan Lenders and set forth in the relevant Extension Offer); provided that (1) no Extended Revolving Loans shall have a final maturity date earlier than the Latest Maturity Date then in effect in respect of the then existing Revolving Facilities (and at no time shall there be Classes of Commitments hereunder with more than five different maturity dates), (2) the Borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extended Commitments and (C) repayments made in connection with a permanent repayment and termination of Commitments (subject to clause (3) below) of Loans with respect to Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Commitments, (2) all Letters of Credit and Swing Line Loans shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Commitments, (3) such Extended Revolving Loans (and the Liens securing the same) shall be subject to the terms of any Intercreditor Agreement then in effect and (4) the permanent repayment of Loans with respect to, and termination of, Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Commitments, except that the Borrowers shall be permitted to permanently repay and terminate Commitments of any such Class on a non-pro rata basis as compared to any other Class with a later maturity date than such Class,

(ii)           [reserved],

(iii)          if the aggregate principal amount of Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Commitments offered to be extended by the Borrowers pursuant to such Extension Offer, then the Loans of such Lenders, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer,

(iv)          all documentation in respect of such Extension shall be consistent with the foregoing, and

(v)           any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower Agent.

(b)            With respect to all Extensions consummated by the Borrower pursuant to this Section 4.24, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 4.5 or 4.6 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower Agent’s sole discretion and may be waived by the Borrower Agent) of Commitments of any or all applicable Classes be tendered. The Administrative Agent and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 4.24 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment section) or any other Loan Document that may otherwise prohibit or restrict any such Extension or any other transaction contemplated by this Section 4.24.

(c)            No consent of any Lender or any Administrative Agent shall be required to effectuate any Extension, other than (i) the consent of each Lender agreeing to such Extension with respect to one or more of its Commitments (or a portion thereof), (ii) with respect to any Extension of the Commitments, the consent of each Issuing Bank and the Swing Line Lender (except to the extent such Swing Line Loan has been terminated by the Borrower Agent) and (iii) to the extent affecting the rights or increasing the obligations of the Administrative Agent beyond those of the type already required to perform under the Loan Documents, the Administrative Agent, which consent shall not be unreasonably withheld or delayed; provided, the Borrower Agent will promptly notify the Administrative Agent of any such Extensions. All Extended Revolving Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (each, an “Extension Amendment”) with the Borrower Agent and other Loan Parties as may be necessary in order to establish new Classes in respect of Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower Agent in connection with the establishment of such new Classes, in each case on terms consistent with this Section 4.24, and the effectiveness of any Extension Amendment shall be subject to the satisfaction (or waiver in accordance with such Extension Amendment) on the date thereof of each of the conditions set forth in Section 6.2 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Revolving Commitments, as applicable, are provided with the benefit of the applicable Loan Documents. No Lender shall be required to participate in any Extension.

(d)            In connection with any Extension, the Borrower Agent shall provide the Administrative Agent at least five Business Days’ and not more than thirty Business Days’ (or such other period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 4.24.

This Section 4.24 shall supersede any provisions in Section 4.16 or 11.1 to the contrary and no conversion of Loans pursuant to any Extension in accordance with this Section 4.24 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement

4.25         Borrower Agent. Each Borrower hereby irrevocably designates the Borrower Agent as its representative and agent for all purposes under the Loan Documents, including selection of interest rate options, delivery or receipt of communications (including requesting a Borrowing and/or Letters of Credit), receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent or any Lender. The Borrower Agent hereby irrevocably accepts such appointment. The Administrative Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication delivered by the Borrower Agent on behalf of any Borrower. The Administrative Agent and the Lenders may give any notice to or communication with a Borrower or other Loan Party hereunder to the Borrower Agent on behalf of such Borrower or other Loan Party. Each of the Administrative Agent and each Lender shall have the right, in its discretion, to deal exclusively with the Borrower Agent for any or all purposes under this Agreement. Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by the Borrower Agent shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each Borrower hereby represents and warrants to each Lender and the Administrative Agent on the Effective Date, on every date thereafter on which an extension of credit occurs, and on every date thereafter on which the representations and warranties set forth below are deemed to made pursuant to the terms hereof that:

5.1            Financial Condition.

(a)            (i) The audited consolidated balance sheet of Parent and its Subsidiaries at December 31, 2018 and the related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal year ended on such dates, reported on by certified public accountants of nationally recognized standing and (ii) the unaudited consolidated balance sheet of Parent and its Subsidiaries at September 30, 2019 and the related consolidated statements of operations and cash flows for the fiscal period ended on such date, fairly present in all material respects (except, with respect to interim reports, for normal year-end adjustments and the absence of footnotes) the consolidated financial position of Parent and its Subsidiaries as at such date, and the consolidated results of their operations and cash flows for the fiscal periods then ended in each case, in accordance with GAAP consistently applied throughout the periods involved (except as noted therein).

(b)           No Change. Since December 31, 2020, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

5.2           Corporate Existence; Compliance with Law. Each Group Member (a) is a Person duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the requisite power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged, except to the extent that the failure to possess such power and authority and such legal right would not, in the aggregate, have a Material Adverse Effect, (c) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect and (d) is in compliance with all applicable Requirements of Law (including occupational safety and health, health care, pension, certificate of need, the Comprehensive Environmental Response, Compensation and Liability Act, any so-called “Superfund” or “Superlien” law, or any applicable federal, state, local or other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Materials of Environmental Concern), except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

5.3           Corporate Power; Authorization.

(a)            Each of the Loan Parties and Parent has the requisite power and authority and the legal right to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to obtain extensions of credit made or deemed made hereunder. Each of the Loan Parties and Parent has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and in case of the Borrowers, to authorize the extensions of credit made hereunder on the terms and conditions of this Agreement.

(b)            No consent or authorization of, or filing with, notice to or other act by or in respect of, any Person (including any Governmental Authority) is required in connection with the extensions of credit made or deemed made hereunder or with the execution, delivery, performance by any Loan Party, validity or enforceability of this Agreement or any Loan Document to the extent that it is a party thereto, or the guarantee of the Obligations pursuant to the Guarantee and Collateral Agreement, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created under the Loan Documents and (iii) those consents, authorizations, filings and notices, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4            Enforceable Obligations. Each of the Loan Documents has been duly executed and delivered on behalf of each Loan Party and Parent to the extent party thereto and each of such Loan Documents constitutes the legal, valid and binding obligation of such Loan Party and Parent, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

5.5            No Legal Bar. The execution, delivery and performance of each Loan Document and the guarantee of the Obligations pursuant to the Guarantee and Collateral Agreement will not violate any Requirement of Law or any Contractual Obligation applicable to or binding upon any Group Member or any of its properties or assets, which violations, individually or in the aggregate, would have a Material Adverse Effect, and will not result in the creation or imposition (or the obligation to create or impose) of any Lien (other than any Liens created pursuant to the Loan Documents) on any of its or their respective properties or assets.

5.6            No Material Litigation. Except as disclosed in the SEC Filings or on Schedule 5.6, no litigation or investigation known to any Borrower through receipt of written notice or proceeding of or by any Governmental Authority or any other Person is pending against any Group Member, (a) with respect to the validity, binding effect or enforceability of any Loan Document, or with respect to the Loans made hereunder, or (b) which would have a Material Adverse Effect.

5.7            Investment Company Act. No Group Member is required to be registered as an “investment company” (as the quoted term is defined or used in the Investment Company Act of 1940, as amended).

5.8            Federal Regulation; Use of Proceeds.

(a)            No extensions of credit hereunder will be used for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board. No Group Member is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under said Regulation U.

(b)            The Borrowers will not request any Borrowings, and the Borrowers shall not use, and shall procure that their Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to Intermediate Holdings or its Subsidiaries or, to the knowledge of Borrowers, any other party hereto.

5.9            No Default or Breach Except as set forth in the SEC Filings made prior to the Effective Date or on Schedule 5.9, no Group Member is in default or breach (i) in the payment or performance of any of its Contractual Obligations (other than Indebtedness) in any respect which would have a Material Adverse Effect, or (ii) under any condition, term or requirement of any FCC License or any order, award or decree of any Governmental Authority or arbitrator binding upon or affecting it or by which any of its properties or assets may be bound or affected in any respect which would have a Material Adverse Effect.

5.10         Taxes. Each Group Member has paid all Taxes shown to be due and payable on its Tax returns or extension requests or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in the books of such Group Member), except any such Taxes, fees or charges, the payment of which, or the failure to pay, would not have a Material Adverse Effect; and, to the knowledge of the Borrowers, no claims are being asserted with respect to any such Taxes, fees or other charges (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in the books of the applicable Group Member), except as to any such Taxes, fees or other charges, the payment of which, or the failure to pay, would not have a Material Adverse Effect.

5.11         Subsidiaries; Loan Parties. As of the Effective Date, (a) the Subsidiaries of Intermediate Holdings listed on Schedule 5.11(a) constitute all of the Domestic Subsidiaries of Intermediate Holdings, (b) the Subsidiaries listed on Schedule 5.11(b) constitute all of the Foreign Subsidiaries of Intermediate Holdings and (c) the Loan Parties listed on Schedule 5.11(c) constitute all of the Loan Parties. As of the Effective Date, Schedule 5.11(a) identifies all of the Broadcast License Subsidiaries.

5.12          Ownership of Property; Liens; Licenses.

(a)            Except as disclosed in Schedule 8.3 hereof, each Group Member has good and marketable title to, or valid and subsisting leasehold interests in, all its real property used by such Group Member in the operation of its business, and good title to all its respective other owned property, except where the failure to have such title or interest would not have a Material Adverse Effect. All such real property and other owned property is free and clear of any Liens, other than Liens permitted by Section 8.3.

(b)            As of the Effective Date, Schedule 5.12 sets forth all FCC Licenses held by any Group Member (and the respective holders of such FCC Licenses) and all other licenses and permits issued by any Governmental Authority which are held by any Group Member that are in effect as of the Effective Date and are material to the business of the Group Members. Each of the foregoing FCC Licenses, and each other license or permit from a Governmental Authority that is material to the business of the Group Members, is valid and in full force and effect, and except as disclosed on Schedule 5.12, the Group Members are in compliance in all material respects with the terms and conditions thereof and any requirements under applicable FCC regulation.

5.13         Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. No claim that could reasonably be expected to have a Material Adverse Effect has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does any Borrower know of any valid basis for any such claim. The use of Intellectual Property by the Group Members does not infringe on the rights of any Person in a manner that could reasonably be expected to have a Material Adverse Effect.

5.14         Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrowers, threatened; (b) hours worked by and payment made to employees of any Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of insurance coverage, other contributions or liabilities associated with employee health and welfare benefit plans have been paid or accrued as a liability on the books of such Group Member.

5.15         ERISA. Except as would not have a Material Adverse Effect: (i) each Loan Party and each ERISA Affiliate is in compliance with the applicable provisions of ERISA and of the Code relating to Plans; (ii) no Reportable Event or non-exempt Prohibited Transaction has occurred or is reasonably expected to occur with respect to any Plan; (iii) there has been no determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (iv) no Lien in favor of the PBGC or any Single Employer Plan has been imposed upon any Loan Party or any ERISA Affiliate that remains unsatisfied; (v) no Loan Party and no ERISA Affiliate has received from the PBGC or a plan administrator any notice relating to an intention to terminate any Single Employer Plan or to appoint a trustee to administer any Single Employer Plan under Section 4042 of ERISA; (vi) no Loan Party and no ERISA Affiliate has incurred any Withdrawal Liability that remains unsatisfied; and (vii) no Loan Party and no ERISA Affiliate has received any notice concerning the imposition of Withdrawal Liability or any determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, terminated or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

5.16         Environmental Matters.

(a)            Except as disclosed in the SEC Filings or on Schedule 5.16, to the knowledge of the Borrowers, the Properties do not contain any Materials of Environmental Concern in concentrations which constitute a violation of, or would reasonably be expected to give rise to liability under, Environmental Laws that would have a Material Adverse Effect.

(b)            The Properties and all operations at the Properties are in compliance with all applicable Environmental Laws, except for failure to be in compliance that would not have a Material Adverse Effect, and there is no contamination at, under or about the Properties that would have a Material Adverse Effect.

(c)            No Group Member has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to the Properties that would have a Material Adverse Effect, nor does any Borrower have knowledge that any such action is being contemplated, considered or threatened.

(d)            There are no judicial proceedings or governmental or administrative actions pending or threatened under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties that would have a Material Adverse Effect, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders under any Environmental Law with respect to the Properties that would have a Material Adverse Effect.

5.17         Disclosure.

(a)            None of the written reports, financial statements, certificates or other written information (other than projections, budgets or other estimates or forward-looking statements or information of a general economic or industry nature or reports or studies prepared by third parties that were not expressly commissioned by a Group Member (collectively, the “Projections”)), taken as a whole, furnished by or on behalf of any Group Member to the Administrative Agent or any Lender prior to the Effective Date in connection with the transactions contemplated by this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished prior to the Effective Date) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to Projections, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed by the Borrowers to be reasonable at the time such Projections were prepared, it being understood that Projections by their nature are uncertain and no assurance is given that the results reflected in such Projections will be achieved.

(b)            As of the Effective Date, the information included in each Beneficial Ownership Certification (if any) is true and correct in all respects.

5.18         Security Documents.

(a)            The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). In the case of the Pledged Stock that are Securities (as defined in the UCC) described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Term Loan Security Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral in which a security interest can be perfected under the relevant UCC by filing a UCC financing statement and described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 5.18 in appropriate form are filed in the offices specified on Schedule 5.18, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case, prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 8.3 and, in the case of Collateral consisting of Pledged Stock, inchoate Liens permitted by Section 8.3(a) and/or arising by operation of law) (subject to the terms of the ABL/Term Loan Intercreditor Agreement and the Liens granted under the Term Loan Documents. (b)            Each of the Mortgages upon proper filing is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), and when the Mortgages are filed in the appropriate recording offices, each such Mortgage shall constitute a valid and enforceable Lien with record notice to third parties on all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except that that the Lien created in the Mortgaged Properties may be subject to the Liens permitted by Section 8.3).

5.19         Solvency. As of the Effective Date, New Holdings and its Subsidiaries, on a consolidated basis, are Solvent.

5.20         [Reserved].

5.21         Patriot Act. To the extent applicable, each Group Member is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.22         Anti-Corruption Laws and Sanctions; Foreign Assets Control Regulations and Anti-Money Laundering.

(a)            Each of Intermediate Holdings and each Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Intermediate Holdings, each Borrower, its Subsidiaries and their respective officers and employees, and to the knowledge of Intermediate Holdings, each Borrower and their subsidiaries, their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Borrower, any of its Subsidiaries or any of their respective directors, officers or employees, or (b) to the knowledge of Intermediate Holdings, each Borrower and their Subsidiaries, any agent of Intermediate Holdings, any Borrower or any of their Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No transaction contemplated by the Credit Agreement will violate Anti-Corruption Laws or applicable Sanctions.

(b)            Intermediate Holdings and its Subsidiaries are in compliance in all material respects with all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. Neither Intermediate Holdings nor its Subsidiaries (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions Laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person, or (iii) is controlled by (including by virtue of such person being a director (or manager) or owning voting shares, units or other interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. Law.

5.23         Plan Assets; Prohibited Transactions. None of New Holdings or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of Plan Asset Regulations), and neither the execution, delivery or performance of the transactions contemplated under this Agreement, including the Loans made hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. The representation in this Section 5.23 is based on the assumption that none of the Lenders is, or is acting on behalf of, a benefit plan investor as defined in section 3(42) of ERISA.

5.24         Borrowing Base Certificate. The information set forth in each Borrowing Base Certificate is true and correct in all material respects for the period covered by such Borrowing Base Certificate.

5.25         Beneficial Ownership Certificate. As of the Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5.26         Covered Entities. No Loan Party is a Covered Entity.

ARTICLE VI
CONDITIONS PRECEDENT

6.1            Conditions Precedent to Effectiveness. This Agreement shall become effective on the first date on which each of the following conditions is satisfied:

(a)            Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, Intermediate Holdings and the Borrowers, (ii) executed counterparts of the Guarantee and Collateral Agreement, and (iii) the ABL/Term Loan Intercreditor Agreement, executed and delivered by each party to it.

(b)            Term Loan Documents. The Administrative Agent shall have received a full and conformed executed copies of the Term Loan Documents.

(c)            Field Examinations. The Borrower Agent shall have provided to the Administrative Agent a collateral examination of the Accounts and related accounts, in scope, and from a third-party consultant reasonably satisfactory to the Administrative Agent, and the results of such collateral examination shall be in form and substance reasonably satisfactory to the Administrative Agent.

(d)            Borrowing Base Certificate; Excess Availability. The Administrative Agent shall have received prior to the Effective Date a Borrowing Base Certificate which calculates the Borrowing Base as of January 31, 2020. After giving effect to the initial advances hereunder, Excess Availability shall equal at least $30,000,000;

(e)            Reserved.

(f)            Cash Management System. Evidence satisfactory to the Administrative Agent that, as of the Effective Date, Cash Management Systems complying with Section 2.6(a) (the “Cash Management Systems”) have been established and are currently being maintained in the manner set forth in Section 2.6(a).

(g)            Fees. The Borrowers shall have paid all fees payable on or prior to the Effective Date required by this Agreement, the Fee Letter or any other Loan Documents or otherwise required to be paid on or prior to the Effective Date, including reimbursement or payment of all out-of-pocket fees and expenses (including all reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party and all fees and expenses required to be paid hereunder.

(h)            Legal Opinion. The Administrative Agent shall have received, dated the Effective Date and addressed to the Administrative Agent and the Lenders, (i) an opinion of Jones Day, special counsel to the Loan Parties, and (ii) an opinion of Lerman Senter PLLC, special FCC counsel to the Loan Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent and their counsel. Such opinion shall also cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent shall reasonably require.

(i)            Closing Certificates. The Administrative Agent shall have received a closing certificate of Intermediate Holdings, New Holdings and each Effective Date Subsidiary Borrower, dated the Effective Date, substantially in the form of Exhibits B-1, B-2 and B-3 hereto, respectively, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent and its counsel, executed by the Chief Executive Officer or any Vice President and the Secretary or any Assistant Secretary of Intermediate Holdings, each Borrower and each Subsidiary Guarantor respectively.

(j)            Organizational Documents. The Administrative Agent and its counsel shall have received true and correct copies of the certificate of incorporation or certificate of formation and by-laws or operating agreement of each Loan Party, certified as to authenticity by the Secretary or Assistant Secretary of each such Loan Party.

(k)            Corporate Documents. The Administrative Agent and its counsel shall have received copies of certificates from the Secretary of State or other appropriate authority of such jurisdiction, evidencing the good standing or existence of each Loan Party in its jurisdiction of incorporation or organization.

(l)            Other Certifications. The Administrative Agent and its counsel shall have received, in respect of each Loan Party (i) true and complete copies of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and, in the case of the Borrowers, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (ii) incumbency and specimen signatures of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, in each case, certified as to authenticity by the Secretary or Assistant Secretary of such Loan Party.

(m)            Filings. All necessary or advisable filings shall have been duly made or made available to the Administrative Agent or its counsel to create a perfected first priority Lien (subject to the terms of the ABL/Term Loan Intercreditor Agreement and to Liens permitted under Section 8.3) on and security interest in all Collateral in which a security interest can be perfected by filing a UCC-1 financing statement, and all such Collateral shall be free and clear of all Liens, except Liens permitted by Section 8.3.

(n)            Lien Searches. The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 8.3 or discharged on or prior to the Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(o)            Representations and Warranties. Each of the representations and warranties made in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Effective Date as if made on and as of such date (unless (i) such representation or warranty is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language, in which case such representation or warranty shall be true and correct in all respects as of the Effective Date after giving effect to such qualification or (ii) such representation or warranty is stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects (or in all respects if such representation or warranty is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language) as of such earlier date).

(p)            No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing at the time of, or after giving effect to this Agreement and the loans deemed to be made hereunder on the Effective Date.

(q)            Patriot Act; Beneficial Ownership.

(i)            Upon the reasonable request of any Lender made at least ten days prior to the Effective Date, the Borrowers shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five days prior to the Effective Date.

(ii)           At least five days prior to the Effective Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower.

(r)            Solvency Certificate. The Administrative Agent shall have received a solvency certificate in substantially the form attached hereto as Exhibit J from a Responsible Officer of New Holdings that shall certify as to the solvency of New Holdings and its Subsidiaries on a consolidated basis after giving effect to the Transactions.

(s)            Notes. The Administrative Agent shall have received a Note executed by the Borrowers in favor of each Lender requesting a Note.

(t)            Insurance. The Administrative Agent shall have received evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or lenders’ loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitute Collateral.

(u)            Intellectual Property Security Agreements. Patent, trademark and copyright security agreements, in form and substance reasonably satisfactory to the Administrative Agent, covering the registered Intellectual Property listed on the applicable schedules to the Guarantee and Collateral Agreement, duly executed by the Borrowers and each other Loan Party, shall have been received by the Administrative Agent.

(v)            Historical Financial Statements. The Administrative Agent shall have received the financial statements referenced in Section 5.1.

(w)            Payoff Letter; Termination Statements. Copies of a duly executed payoff letter, in form and substance reasonably satisfactory to the Administrative Agent, by and between all parties to the loan documents evidencing Indebtedness that will be repaid on the Effective Date, together with UCC-3 or other appropriate termination statements, in form and substance satisfactory to the Administrative Agent releasing all applicable liens.

(x)            Other Indebtedness. The Required Lenders shall be reasonably satisfied that, on the Effective Date, immediately after giving effect to the making of the Loans on the Effective Date and any other transactions to occur on the Effective Date, the Loan Parties and their Subsidiaries shall have outstanding no indebtedness for borrowed money, other than Indebtedness outstanding under the Loan Documents and Indebtedness permitted under Section 8.2.

Without limiting the generality of the provisions of Section 10.2(b), for purposes of determining compliance with the conditions specified in this Section 6.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 6.1 to be consented to or approved by or acceptable or satisfactory to a Lender, unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

6.2            Conditions Precedent to all Credit Extensions. The obligations of each Lender and each Issuing Bank to make any extension of credit on and after the Effective Date shall be subject to the satisfaction, or waiver, of each of the conditions precedent set forth below:

(a)            Notice. The Administrative Agent shall have received a Notice of Borrowing as required by Section 2.3 (or such notice shall have been deemed given in accordance with Section 2.3) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received an LC Request as required by Section 2.1(d)(ii) or, in the case of the Borrowing of a Swing Line Loan, the Swing Line Lender and the Administrative Agent shall have received a Notice of Borrowing as required by Section 2.1(c)(ii).

(b)            No Default. At the time of and immediately after giving effect to such extension of credit, no Default or Event of Default shall have occurred and be continuing on such date.

(c)            Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article V hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such extension of credit with the same effect as though made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

(d)            Line Cap. After giving effect to any Borrowing or the issuance, amendment, modification, renewal or extension of any Letter of Credit, (other than an amendment, modification, renewal or extension of a Letter of Credit without any increase in the state amount of such Letter of Credit), the Revolving Exposure of all Lenders at such time then outstanding shall not exceed the Line Cap.

Each of the delivery of a Notice of Borrowing or an LC Request by the Borrower Agent and the acceptance by the applicable Borrower of the proceeds of such extension of credit shall constitute a representation and warranty by the Borrower Agent and each other Loan Party that on the date of such extension of credit (both immediately before and after giving effect to such extensions of credit) the conditions contained in this Article VI (other than, with respect to the Initial Revolving Loans and other extensions of credit made on the Effective Date, Sections 6.2(b) and (c)) have been satisfied on and as of such date (or waived in accordance with Section 11.1).

6.3            Post-Closing Conditions. Within one hundred twenty (120) days (or such later time as the Administrative Agent may agree in writing) after the Effective Date, the Loan Parties shall deliver, or cause to be delivered, to the Administrative Agent, evidence that the liens set forth on Schedule 6.3 have been terminated, in form and substance reasonably acceptable to the Administrative Agent.

ARTICLE VII
AFFIRMATIVE COVENANTS

From and after the Effective Date, so long as any Loan or Note remains outstanding and unpaid or any other amount is owing to any Lender (other than indemnities and other contingent liabilities not then due and payable that survive repayment of the Loans) or the Administrative Agent hereunder, each Borrower hereby agrees that it shall, and, in the case of the agreements contained in Sections 7.3, 7.4, 7.5, 7.6, 7.7, 7.8 and 7.11 cause each of its Restricted Subsidiaries to, and Intermediate Holdings hereby agrees (solely with respect to Section 7.10 and 7.15) that it shall and shall cause each of its Restricted Subsidiaries to:

7.1            Financial Statements. Furnish to the Administrative Agent (with sufficient copies for each Lender) or otherwise make available as described in the last sentence of Section 7.2:

(a)            as soon as available, but in any event within 90 days after the end of each fiscal year of New Holdings, a copy of the consolidated balance sheet of New Holdings and its consolidated Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the figures for the previous year, and the related consolidated statements of operations, stockholders’ equity and cash flows for such fiscal year, reported on without a “going concern” or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from an upcoming maturity date occurring within one year from the time such opinion is delivered), or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other certified public accountants of nationally recognized standing not unacceptable to the Administrative Agent;

(b)            as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of New Holdings, the unaudited consolidated balance sheet of New Holdings and its consolidated Subsidiaries at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of New Holdings and its consolidated Subsidiaries for such applicable period, and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form, the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes);

(c)            all financial statements shall be prepared in reasonable detail in accordance with GAAP (provided, that interim statements may be condensed and may exclude footnote disclosure and are subject to year-end adjustment) applied consistently throughout the periods reflected therein and with prior periods (except as concurred in by such accountants or officer, as the case may be, and disclosed therein and except that interim financial statements need not be restated for changes in accounting principles which require retroactive application, and operations which have been discontinued (as defined in ASC 360, “Property, Plant and Equipment”) during the current year need not be shown in interim financial statements as such either for the current period or comparable prior period); and

(d)            simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 7.1(a) and 7.1(b), to the extent there exists any Unrestricted Subsidiaries at such time, the related unaudited (it being understood that such information may be audited at the option of New Holdings) consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 7.1 may be satisfied by furnishing the applicable financial statements of Parent and its consolidated Subsidiaries within the time periods specified in such paragraphs; provided that (i) (w) Parent directly holds all of the Capital Stock of Intermediate Holdings, (x) Intermediate Holdings directly holds all of the Capital Stock of New Holdings, (y) Intermediate Holdings is in compliance with Section 8.17 and (z) Parent is in compliance with Section 11.20, (ii) to the extent such financial statements relate to Parent and its consolidated Subsidiaries, such financial statements shall be accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Parent and any other entity (other than New Holdings and its consolidated Subsidiaries), on the one hand, and the information relating to New Holdings and its consolidated Subsidiaries on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer either Parent or of New Holdings as having been fairly presented in all material respects and (iii) to the extent such financial statements are in lieu of the financial statements required to be provided under Section 7.1(a), such financial statements shall be accompanied by a report of PricewaterhouseCoopers LLP or other certified public accountants of nationally recognized standing not unacceptable to the Administrative Agent, which report shall not be subject to a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit. New Holdings hereby represents, warrants and covenants that, in the event that the obligations in paragraphs (a) or (b) of this Section 7.1 are satisfied by furnishing the applicable financial statements of Parent and its consolidated Subsidiaries pursuant to this paragraph, each of the conditions set forth in this paragraph shall have been satisfied.

Documents required to be delivered pursuant to this Section 7.1 and Section 7.2 below (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent or New Holdings posts such documents, or provides a link thereto, on Parent’s or New Holdings’ website on the Internet at www.cumulus.com or (ii) on which such documents are posted on Parent’s or New Holdings’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial or public third-party website or whether sponsored by the Administrative Agent (including the website of the SEC at http://www.sec.gov)); provided that (x) in each case, other than with respect to regular periodic reporting, the Borrower Agent shall notify the Administrative Agent of the posting of any such documents and (y) in the case of documents required to be delivered pursuant to Section 7.2, at the request of the Administrative Agent, the Borrower Agent shall furnish to the Administrative Agent a hard copy of such document. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

7.2            Certificates; Other Information. Furnish to the Administrative Agent or otherwise make available as described in the last sentence of this Section 7.2:

(a)            [reserved];

(b)            concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and 7.1(b), a certificate of the Responsible Officer of New Holdings in the form attached as Exhibit M hereto (i) stating that, to the best of such officer’s knowledge, such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) setting forth, in reasonable detail the calculations required to establish whether New Holdings and its Restricted Subsidiaries were in compliance with Section 8.18(a) as at the end of the Test Period most recently ended (setting forth, for the purposes of such certificate, calculations of the Consolidated Fixed Charge Coverage Ratio for the Test Period most recently ended, irrespective of whether a Compliance Event exists at such time) at the end of such fiscal quarter or fiscal year, as the case may be, and (iii) certifying any updates and/or supplements to the information set forth in the schedules to this Agreement and/or the Guarantee and Collateral Agreement that are necessary to ensure that each of the representations and warranties in this Agreement and the Guarantee and Collateral Agreement that reference any such schedules are accurate as of the date of the delivery of such Compliance Certificate (it being understood and agreed that each amended and/or supplemented schedule to this Agreement and/or the Guarantee and Collateral Agreement, as applicable, that is delivered by New Holdings pursuant to this Section 7.2(b) shall constitute an amended schedule to this Agreement and/or the Guarantee and Collateral Agreement, as applicable, for all purposes hereof and thereof);

(c)            promptly upon receipt thereof, copies of all final reports submitted to any Borrower by independent certified public accountants in connection with each annual, interim or special audit of the books of such Borrower made by such accountants, including any final comment letter submitted by such accountants to management in connection with their annual audit;

(d)            promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements and all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by Parent or any of its Subsidiaries with any securities exchange or with the SEC or any Governmental Authority succeeding to any of its functions;

(e)            concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and 7.1(b), a management summary describing and analyzing the performance of the Group Members during the periods covered by such financial statements; provided, however, that such management summary need not be furnished so long as Parent or New Holdings is a reporting company under the Securities Exchange Act of 1934, as amended;

(f)            concurrently with the delivery of the consolidated financial statements referred to in Section 7.1(a), but in any event within 90 days after the beginning of each fiscal year of New Holdings to which such budget relates, an annual operating budget of the Group Members, on a consolidated basis, which budget shall include projected Excess Availability during such annual period and shall otherwise be in form reasonably satisfactory to the Administrative Agent;

(g)            promptly following any request by the Administrative Agent or the Required Lenders (through the Administrative Agent) therefor, copies of any documents or notices described in Sections 101(k) or 101(l) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the Loan Parties or their ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of an applicable Multiemployer Plan, then Borrowers shall cause the Loan Parties and/or their ERISA Affiliates to promptly make a request for such documents or notices from the administrator or sponsor of such Multiemployer Plan and Borrower Agent shall provide copies of such documents and notices promptly after receipt thereof;

(h)            on or prior to the times set forth in, and to the parties set forth in, Exhibit R, the various Collateral Reports (including Borrowing Base Certificates) set forth in Exhibit R; and

(i)            promptly, such additional financial and other information as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request; including, without limitation, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and, to the extent required, the Beneficial Ownership Regulation.

The requirements of Section 7.1 and this Section 7.2 above shall be deemed to be satisfied if Parent or New Holdings shall have made such materials available to the Administrative Agent, including by electronic transmission, within the time periods specified therefor and pursuant to procedures approved by the Administrative Agent, or, to the extent any such materials are included in materials otherwise filed with the SEC), by filing (or having Parent file) such materials by electronic transmission with the SEC, in which case “delivery” of such statements for purposes of Sections 7.1(a) and 7.1(b) shall mean making such statements available in such fashion.

7.3           Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, except (a) when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the applicable Group Member, as the case may be and (b) to the extent the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect.

7.4           Conduct of Business; Maintenance of Existence; Compliance. Continue to engage in business conducted or proposed to be conducted by the Group Members on the Effective Date or any business that is similar, reasonably related, incidental, complementary or ancillary thereto, including without limitation in broadcasting and other media businesses, and preserve, renew and keep in full force and effect its legal existence and take all reasonable action to maintain all rights, privileges, franchises, accreditations, certifications, authorizations, licenses, permits, approvals and registrations, necessary or desirable in the normal conduct of its business except for rights, privileges, franchises, accreditations, certifications, authorizations, licenses, permits, approvals and registrations the loss of which would not in the aggregate have a Material Adverse Effect, and except as otherwise permitted by this Agreement; and comply with all applicable Requirements of Law and Contractual Obligations except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

7.5           Maintenance of Property; Insurance.

(a)            Except if the failure to do so could not reasonably be expected to result in a Material Adverse Effect, keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear, casualty and condemnation excepted).

(b)            Maintain with financially sound and reputable insurance companies (provided that if any such insurance company shall at any time cease to be financially sound and reputable, there shall be no breach of this provision in the event that the Borrowers promptly (and in any event within forty-five (45) days of such date) obtain insurance from an alternative insurance carrier that is financially sound and reputable) insurance with respect to its properties in at least such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Group Members in the same geographic locales) and against at least such risks as are customarily insured against in the same general area by companies engaged in the same or similar business.

(c)            Maintain casualty and property insurance for which the Borrowers shall (i) use commercially reasonable efforts to cause such insurance to provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof, and (ii) name the Administrative Agent as insured party or loss payee.

(d)            Upon request by the Administrative Agent or the Required Lenders (through the Administrative Agent), the Borrower Agent shall deliver to the Administrative Agent information in reasonable detail as to the insurance maintained by the Group Members.

(e)            No later than thirty (30) days after the Effective Date (or such later date as reasonably agreed by the Administrative Agent) deliver to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent (i) an additional insured endorsement with respect to the liability insurance certificate delivered pursuant to Section 6.1(t) and (ii) a lender loss payee endorsement with respect to the property insurance certificate delivered pursuant to Section 6.1(t).

(f)            If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrowers shall (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, evidence of annual renewals of such insurance.

7.6            Inspection of Property; Books and Records; Discussions; Annual Meetings.

(a)            Keep proper books of record and account in which full, true and correct in all material respects entries are made of all material dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity with GAAP and all Requirements of Law; and permit representatives of the Administrative Agent (or any designee thereof) upon reasonable notice to visit and inspect any of its Properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired upon reasonable notice (but no more than once per annum unless an Event of Default has occurred and is continuing), and to discuss the business, operations, properties and financial and other condition of Parent and its Restricted Subsidiaries with officers and employees thereof and with their independent certified public accountants (with, at the option of the Borrower Agent, an officer of the Borrower Agent present) upon reasonable advance notice to the Borrower Agent.

(b)            Within 120 days after the end of each fiscal year of New Holdings, at the request of the Administrative Agent or the Required Lenders (through the Administrative Agent), hold a meeting at a mutually agreeable location, venue and time or, at the option of the Administrative Agent or the Required Lenders (through the Administrative Agent), by conference call (the reasonable costs of such venue or call to be paid by the Borrowers) with all Lenders who choose to attend such meeting at which meeting shall be reviewed, to the extent permitted by applicable Requirements of Law (including applicable national security laws, directives, policies, rules, regulations and procedures), the financial results of the previous fiscal year and the financial condition of Parent and its Restricted Subsidiaries and the operating budget presented for the current fiscal year of New Holdings.

(c)           At reasonable times during normal business hours, with reasonable coordination and upon reasonable prior notice that the Administrative Agent requests, independently of or in connection with the visits and inspections provided for in clause (a) above (unless an Event of Default exists, in which case, such conditions shall not apply), Intermediate Holdings and its Subsidiaries will grant access to the Administrative Agent (including employees of Administrative Agent or any consultants and accountants retained by the Administrative Agent) to such Person’s books, records, Accounts and other accounts so that the Administrative Agent or consultants retained by the Administrative Agent may conduct field examinations subject to the terms and conditions set forth below in this clause (c); provided that, the Administrative Agent (i) shall only be permitted to conduct, in each consecutive twelve-month period after the date of this Agreement (x) one field examination with respect to the Collateral and (y) one additional field examination (in addition to the field examination set forth in preceding clause (i)(x)) with respect to the Collateral during such time in which Excess Availability is less than the greater of (A) 15.0% of the Line Cap and (B) $13,000,000, and (ii) without limiting clause (i) above, may conduct such other field examinations at any time upon the occurrence and during the continuance of an any Event of Default, in each case, in a form and from a third party consultant, reasonably satisfactory to the Administrative Agent. The Loan Parties shall pay the reasonable and documented fees and out-of-pocket expenses of the Administrative Agent and such professionals with respect to field examinations conducted in accordance with this Section 7.6(c), and the Administrative Agent shall provide the Borrower Agent with a reasonably detailed accounting of all such expenses. The Loan Parties acknowledge that the Administrative Agent, after such rights of inspection, (x) may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders, subject to the provisions of Section 11.15 hereof and (y) shall promptly distribute copies of any final reports from a third party consultant delivered in connection with any field exam to the Lenders.

7.7           Notices. Promptly give notice to the Administrative Agent (who shall deliver to each Lender) upon a Responsible Officer obtaining knowledge of:

(a)            the occurrence of any Default or Event of Default;

(b)            any default or event of default under any Term Loan Document;

(c)            any litigation, investigation or proceeding which may exist at any time between Intermediate Holdings and any of its Subsidiaries and any Governmental Authority, or receipt of any notice of any environmental claim or assessment against Intermediate Holdings or any of its Subsidiaries by any Governmental Authority, which in any such case would reasonably be expected to have a Material Adverse Effect;

(d)            any litigation or proceeding affecting Intermediate Holdings or any of its Subsidiaries (i) in which more than $35,000,000 of the amount claimed is not covered by insurance or (ii) in which injunctive or similar relief is sought which if obtained would reasonably be expected to have a Material Adverse Effect;

(e)            the occurrence of any Reportable Event that, alone or together with any other Reportable Events that have occurred, would reasonably be expected to result in a Material Adverse Effect, and in addition to such notice, deliver to the Administrative Agent and each Lender whichever of the following may be applicable: (A) a certificate of the Responsible Officer of the Borrower Agent setting forth details as to such Reportable Event and the action that the Loan Party or ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with the PBGC, or (B) any notice delivered by the PBGC in connection with such Reportable Event;

(f)            the occurrence of any event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created by the Guarantee and Collateral Agreement;

(g)            any development or event that has had or could reasonably be expected to have a Material Adverse Effect; and

(h)            any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of the Responsible Officer of the Borrower Agent setting forth details of the occurrence referred to therein and (in the cases of clauses (a) through (f)) stating what action the Borrowers propose to take with respect thereto.

7.8            Environmental Laws. Except to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)            Comply with, and take commercially reasonable steps to cause all tenants and subtenants, if any, to comply with, all applicable Environmental Laws, and obtain and comply with and maintain, and take commercially reasonable steps to cause all tenants and subtenants to obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b)            Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions to the extent required under Environmental Laws and promptly comply with all legally binding lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

7.9            [Reserved].

7.10          Additional Loan Parties; Additional Collateral, etc.

(a)            With respect to any new wholly-owned Restricted Subsidiary of Intermediate Holdings (other than a Foreign Subsidiary, a FSHCO, a Non-Significant Subsidiary, a Broadcast License Subsidiary, or any other Restricted Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent, determined in consultation with the Borrower Agent, the burden, cost or consequences (including any material adverse tax consequences) of such Restricted Subsidiary becoming a Borrower or providing a guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom) created or acquired after the Effective Date (including as a result of the consummation of any Business Acquisition) (which, for purposes of this clause (a) shall include any existing wholly-owned Restricted Subsidiary that ceases to be a Foreign Subsidiary, a FSHCO, a Non-Significant Subsidiary or a Broadcast License Subsidiary), promptly (i) notify the Administrative Agent in writing whether such new Restricted Subsidiary shall be designated a “Borrower” or “Subsidiary Guarantor” under this Agreement and the other Loan Documents (which determination of such designation shall be in the sole discretion of the Borrowers) and (ii) cause such Restricted Subsidiary to (x) in the event it has been designated a “Borrower” pursuant the written notice referred to in the immediately preceding clause (i), become a party to (A) this Agreement by executing a Joinder Agreement and (B) the Guarantee and Collateral Agreement, which shall be accompanied by such resolutions, incumbency certificates and legal opinions as are reasonably requested by the Administrative Agent or the Required Lenders or (y) in the event it is designated a “Subsidiary Guarantor” pursuant the written notice referred to in the immediately preceding clause (i), become a party to the Guarantee and Collateral Agreement, which shall be accompanied by such resolutions, incumbency certificates and legal opinions as are reasonably requested by the Administrative Agent or the Required Lenders.

(b)            (i) Pledge the Capital Stock, or other equity interests and intercompany indebtedness, owned by any Loan Party that is created or acquired after the Effective Date pursuant to the Guarantee and Collateral Agreement and (ii) with regard to any property acquired by any Loan Party after the Effective Date (other than with respect to voting stock of any Foreign Subsidiaries described in preceding clause (b)(i) or Material Real Property described in clause (c) below) (x) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent or the Required Lenders deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property in accordance with the Guarantee and Collateral Agreement and (y) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to the terms of the ABL/Term Loan Intercreditor Agreement and to Liens permitted under Section 8.3) in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent or the Required Lenders.

(c)            If requested by the Administrative Agent, with respect to any Material Real Property owned by any Loan Party (unless subject to a Lien permitted under Section 8.3(h)), promptly after any such request by the Administrative Agent (but in any event not later than 90 days after the date of such request, which date may be extended by the Administrative Agent): (i) execute and deliver a first priority Mortgage (subject to the terms of the ABL/Term Loan Intercreditor Agreement) in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Administrative Agent with title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey or the equivalent (including, without limitation, ExpressMaps) thereof, together with a surveyor’s certificate, in each case, if available, provided that such other survey equivalent is sufficient to allow the issuance of the title insurance policy without any exception (other than customary exceptions) for such matters as would be shown on an accurate survey of the Mortgaged Property and with a standard “land same as survey” and such other customary survey-related endorsements as the Administrative Agent may reasonably request), (iii) deliver (A) a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such real property and (B) in the event such property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area, deliver (x) a notice about special flood hazard area status and flood disaster assistance, duly executed by the Borrower Agent, (y) evidence of flood insurance with a financially sound and reputable insurer, naming the Administrative Agent, as mortgagee, in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and otherwise reasonably satisfactory to the Administrative Agent, and (z) evidence of the payment of premiums in respect thereof in form and substance reasonably satisfactory to the Administrative Agent, and (iv) if requested by the Administrative Agent deliver to the Administrative Agent customary legal opinions, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, for so long as the Term Loans or any Permitted Refinancing thereof are outstanding, the Loan Parties shall only be required to grant Mortgages, or deliver title insurance and/or surveys to the extent required under the Term Loan Credit Agreement.

(d)            With respect to any joint venture formed or acquired by any Loan Party after the Effective Date, pledge to the Administrative Agent, for the benefit of the Secured Parties, all the Capital Stock or other equity interests owned by any Loan Party in such joint venture pursuant to the Guarantee and Collateral Agreement; provided, that if and only if such Loan Party is not permitted to pledge such Capital Stock or other equity interests under the limited liability company agreement, limited partnership agreement, joint venture agreement, general partnership agreement or other applicable organizational documents of such joint venture, the applicable Borrower or other applicable Loan Party shall use commercially reasonable efforts to have such Capital Stock or other equity interests held at all times by a JV Holding Company.

(e)            [Reserved].

7.11         Broadcast License Subsidiaries.

(a)            Unless the Borrowers shall reasonably determine with the consent of the Administrative Agent (such consent not to be unreasonably delayed, conditioned or withheld) that doing so would cause undue expense or effort for New Holdings or its Restricted Subsidiaries, and except with respect to the FCC Licenses listed on Schedule 7.11, cause all FCC Licenses for all Stations owned by New Holdings or its Restricted Subsidiaries (other than any Station which New Holdings or any Restricted Subsidiary has placed in a Divestiture Trust) to be held at all times by one or more Broadcast License Subsidiaries; provided, that with regard to any FCC Licenses for Stations acquired by New Holdings or its Restricted Subsidiaries after the Effective Date, the foregoing requirement shall be deemed satisfied if such FCC Licenses are, promptly following the acquisition of the respective Stations, assigned to and subsequently held by one or more Broadcast License Subsidiaries.

(b)            Ensure that each Broadcast License Subsidiary engages only in the business of holding FCC Licenses and rights and activities related thereto.

(c)            Ensure that the property of each Broadcast License Subsidiary is not commingled with the property of Parent, Intermediate Holdings, New Holdings or any Restricted Subsidiary other than Broadcast License Subsidiaries or otherwise remains clearly identifiable.

(d)            Ensure that no Broadcast License Subsidiary has any Indebtedness, guarantees or other liabilities except for the liabilities expressly permitted to be incurred in accordance with the definition of “Broadcast License Subsidiary”.

(e)            Ensure that no Broadcast License Subsidiary creates, incurs, assumes or suffers to exist any Liens upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except non-consensual Liens arising by operation of law.

7.12         [Reserved].

7.13         Ratings. Use commercially reasonable efforts to obtain and maintain a corporate family and/or corporate credit rating, as applicable, from each of S&P and Moody’s.

7.14         [Reserved].

7.15         Anti-Corruption Laws and Sanctions. Intermediate Holdings and each Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by Intermediate Holdings, such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

7.16         Designation of Subsidiaries. New Holdings may at any time and from time to time after the Effective Date designate any Restricted Subsidiary of New Holdings as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by written notice to the Administrative Agent; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, such designation shall constitute an Investment in such Unrestricted Subsidiary (calculated as an amount equal to the sum of (x) the fair market value of the Subsidiary designated immediately prior to such designation (such fair market value to be calculated without regard to any Obligations of such Subsidiary under the Guaranty and Collateral Agreement) and (y) the aggregate principal amount of any Indebtedness owed by the Subsidiary to New Holdings or any of its Subsidiaries immediately prior to such designation, all calculated, except as set forth in the parenthetical to clause (x) above, on a consolidated basis in accordance with GAAP), and such Investment shall be permitted under Section 8.7, (iii) following the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, New Holdings shall comply with the provisions of Section 7.10 with respect to such designated Restricted Subsidiary, (iv) no Restricted Subsidiary may be a Subsidiary of an Unrestricted Subsidiary, (v) the Borrower Agent may not be designated an Unrestricted Subsidiary, (vi) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, each of (A) the Subsidiary to be so designated and (B) its Subsidiaries has not, at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of New Holdings or any Restricted Subsidiary (other than equity interests in an Unrestricted Subsidiary), (vii) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, all of the Accounts of such Subsidiary shall be excluded or immediately removed from the Borrowing Base, and (viii) in the case of the designation of any Subsidiary as a Restricted Subsidiary, all of the Accounts of such Subsidiary shall be excluded from the Borrowing Base until such time as the Administrative Agent has completed a customary due diligence investigation as to such Accounts and such Person, which investigation may, at the sole discretion of the Administrative Agent, include a field examination, and the Administrative Agent is reasonably satisfied with the results thereof). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by New Holdings in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of New Holding’s Investment in such Subsidiary. Such designation shall be permitted only if an Investment in such amount would be permitted at such time, whether as a Restricted Payment and/or a permitted Investment, and if such Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.”

ARTICLE VIII
NEGATIVE COVENANTS.

From and after the Effective Date, each Borrower hereby agrees that it shall not, and shall not permit any of its Restricted Subsidiaries to (and Intermediate Holdings hereby agrees, solely with respect to Sections 8.17 and 8.19, that it shall not), directly or indirectly so long as any Loan or Note remains outstanding and unpaid, any undrawn and unexpired Letter of Credit remains outstanding (unless such Letter of Credit has been backstopped or Cash Collateralized in a manner reasonably acceptable to the applicable Issuing Bank) or any other amount is owing to any Lender (other than indemnities and other contingent liabilities not then due and payable that survive repayment of the Loans) or the Administrative Agent hereunder:

8.1            [Reserved].

8.2            Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)            Indebtedness of the Loan Parties under this Agreement and the other Loan Documents (including Indebtedness under any Extended Revolving Commitments and including obligations in respect of Letters of Credit hereunder);

(b)            Indebtedness of New Holdings to any Restricted Subsidiary and of any Restricted Subsidiary to any other Restricted Subsidiary; provided that (i) any such Indebtedness owed by a Loan Party to a Person that is not a Loan Party shall be unsecured and subordinated in right of payment to the payment in full of the Obligations on terms reasonably satisfactory to the Administrative Agent, and (ii) Indebtedness of Restricted Subsidiaries that are not Borrowers or Subsidiary Guarantors to any Borrower or any Subsidiary Guarantor must also be permitted under Section 8.7;

(c)            Indebtedness of New Holdings or any of its Restricted Subsidiaries in respect of any foreign currency exchange contracts, interest rate swap arrangements or other derivative contracts or transactions, other than any such contracts, arrangements or transactions entered into by New Holdings or any of its Restricted Subsidiaries for speculative purposes;

(d)            Indebtedness of New Holdings or any of its Restricted Subsidiaries consisting of reimbursement obligations under surety, indemnity, performance, release and appeal bonds, in each case required in the ordinary course of business or in connection with the enforcement of rights or claims of the Group Members, and letters of credit obtained in support thereof in the ordinary course of business;

(e)            existing Indebtedness of New Holdings or any of its Restricted Subsidiaries listed on Schedule 8.2 hereto including any extension or renewals or Permitted Refinancing thereof, provided that the principal amount thereof is not increased;

(f)            (i) any Indebtedness of any Person that becomes a Restricted Subsidiary in connection with a Permitted Acquisition after the Effective Date, (ii) any Indebtedness of any Person that is assumed by a Restricted Subsidiary in connection with an acquisition of assets by such Restricted Subsidiary in connection with a Permitted Acquisition after the Effective Date, and (iii) any Permitted Refinancing in respect of any Indebtedness set forth in the immediately preceding clauses (i) and (ii); provided that (x) in the case of clauses (i) and (ii) such Indebtedness exists at the time of such Permitted Acquisition and is not created in contemplation of or in connection with such Permitted Acquisition, (y) the aggregate outstanding principal amount of all Indebtedness of Restricted Subsidiaries that are not Borrowers or Subsidiary Guarantors outstanding under this clause (f) shall not exceed at any time, the greater of (A) $100,000,000 and (B) 4.5% of the Consolidated Total Assets of the Group Members and and (z) no Group Member (other than such Person that becomes a Restricted Subsidiary of New Holdings or the Restricted Subsidiary, as the case may be, that so assumes such Person’s Indebtedness) shall guarantee or otherwise become liable for the payment of such Indebtedness;

(g)            [Reserved];

(h)            [Reserved];

(i)            Indebtedness consisting of promissory notes issued by the Group Members to current or former directors, officers, employees, members of management or consultants of such person (or their respective estate, heirs, family members, spouse or former spouse) to finance the repurchase of shares of Parent permitted by Section 8.8;

(j)            (i) Indebtedness of New Holdings or any Restricted Subsidiary (including Capital Lease Obligations) incurred to finance the acquisition, construction, repair, replacement, lease or improvement of fixed or capital assets (or the purchase of the Capital Stock of any Person owning such assets) in an outstanding amount not to exceed, at any time outstanding, the greater of (A) $40,000,000 and (B) 2.0% of the Consolidated Total Assets of the Group Members; provided that such Indebtedness is incurred prior to or within 365 days after the applicable acquisition, construction, repair, replacement or improvement, (ii) Indebtedness arising out of sale and leaseback transactions permitted hereunder and (iii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clauses (i) and (ii);

(k)            Cash Management Obligations and other Indebtedness of New Holdings and any Restricted Subsidiaries in respect of netting services, overdraft protections, employee credit card programs, automatic clearing house arrangements and other similar arrangements in each case in connection with deposit accounts;

(l)             unsecured Indebtedness arising from agreements of the Group Members providing for seller financing, deferred purchase price, contingent liabilities in respect of any indemnification obligations, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with any Business Acquisition; provided, however, that (i) such Indebtedness is not reflected on the balance sheet of New Holdings or any of its Restricted Subsidiaries prepared in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)), (ii) with respect to a disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Group Members in connection with such disposition and (iii) as of the date of incurrence of any Indebtedness under this clause (l), the Consolidated Total Net Leverage Ratio (determined (i) on a pro forma basis, after giving effect to the incurrence of such Indebtedness, and (ii) excluding the proceeds of such Indebtedness in the calculation of Unrestricted Cash) of the Borrowers and the Subsidiary Guarantors as of such date) is less than or equal to 6.25 to 1.00;

(m)            Indebtedness of New Holdings or any of its Restricted Subsidiaries consisting of (i) financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(n)            Indebtedness of New Holdings or any of its Restricted Subsidiaries incurred under and pursuant to the Term Loan Documents, and any Refinancing (as defined in the ABL/Term Loan Intercreditor Agreement) thereof to the extent not prohibited under the ABL/Term Loan Intercreditor Agreement; provided that the aggregate amount of Indebtedness incurred thereunder (inclusive of any unused commitments) shall not at any time exceed at any time outstanding the greater of (x) $1,250,000,000 and (y) an aggregate principal amount of Indebtedness such that the Consolidated First Lien Net Leverage Ratio as of the last day of the most recently ending Test Period prior to the date of such incurrence is not greater 3.75 to 1.00 on a pro forma basis (which principal amount may be increased, in the case of any Refinancing, by any accrued but unpaid interest, fees and redemption premiums payable thereon under the terms of the Term Loan Documents and reasonable expenses incurred in connection therewith);

(o)            Indebtedness of New Holdings or any of its Restricted Subsidiaries secured in compliance with Section 8.3(z) in an aggregate amount outstanding not to exceed, at any time, such amount that would not cause, after giving effect to the incurrence thereof, on a pro forma basis the Consolidated Net Secured Leverage Ratio to exceed 5.00 to 1.00 as of the last day of the most recently ended Test Period;

(p)            other unsecured Indebtedness of New Holdings or any of its Restricted Subsidiaries in an aggregate outstanding principal amount not to exceed, at any time, such amount that would not cause, after giving effect to the incurrence thereof, on a pro forma basis the Consolidated Total Net Leverage Ratio to exceed 5.50 to 1.00 as of the last day of the most recently ended Test Period; provided that the aggregate principal amount of all Indebtedness of Restricted Subsidiaries that are not Borrowers or Subsidiary Guarantors outstanding under this clause (p) together with all Indebtedness of Restricted Subsidiaries that are not Borrowers or Subsidiary Guarantors outstanding under Section 8.2(f) shall not exceed, at any time, $100,000,000;

(q)            the issuance of Disqualified Stock of New Holdings and Disqualified Stock or preferred stock of New Holdings or any Subsidiary Guarantor in an aggregate outstanding principal amount or liquidation preference, when aggregated with the outstanding principal amount and liquidation preference of all other Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (q) not to exceed, at any time, the greater of (i) $50,000,000 and (ii) 2.5% of the Consolidated Total Assets of the Group Members;

(r)            other Indebtedness in an aggregate outstanding principal amount not to exceed, at any time, the greater of (i) $50,000,000 and (ii) 2.5% of the Consolidated Total Assets of the Group Members;

(s)            Indebtedness so long as immediately before and after giving effect thereto, the Payment Conditions shall be satisfied;

(t)            Indebtedness of Foreign Subsidiaries in an aggregate outstanding principal amount not to exceed, at any time, $50,000,000;

(u)            Indebtedness of New Holdings or any Restricted Subsidiary incurred in connection with sale leaseback transactions pursuant to Section 8.10; and

(v)            letters of credit of the Group Members; provided that the aggregate face amount of such letters of credit outstanding at any time shall not exceed $5,000,000; provided, further, such Indebtedness, if secured, is only secured as permitted by Section 8.3(w).

8.3            Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except:

(a)            Liens for Taxes, assessments or other governmental charges not yet overdue by more than 30 days or not yet payable or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of New Holdings or the applicable Restricted Subsidiary, as the case may be, in accordance with GAAP;

(b)            carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising by operation of law, in each case in the ordinary course of business in respect of obligations which are not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of New Holdings or the applicable Restricted Subsidiary, as the case may be, in accordance with GAAP;

(c)            pledges or deposits in connection with workmen’s compensation, unemployment insurance and other social security legislation and/or securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to New Holdings or any Restricted Subsidiary;

(d)            (i) easements, right-of-way, zoning, other land use regulations and similar restrictions and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which, in the aggregate do not materially detract from the value of the property subject thereto or do not interfere with or adversely affect in any material respect the ordinary conduct of the business of the Group Members taken as a whole and (ii) any exceptions set forth in any final title policies with respect to Mortgaged Properties as reasonably agreed to by the Administrative Agent;

(e)            Liens pursuant to the Loan Documents;

(f)            [Reserved];

(g)            Liens on documents of title and the property covered thereby securing Indebtedness in respect of commercial letters of credit;

(h)            Liens securing any Indebtedness permitted under Section 8.2(j); provided that (i) such security interests and the Indebtedness secured thereby are incurred prior to or within 365 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, repairing, replacing, leasing or improving such fixed or capital assets and (iii) such security interests shall not apply to any other property or assets of New Holdings or any Restricted Subsidiary (other than proceeds and products thereof); and provided further, that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender on customary terms;

(i)            existing Liens described in Schedule 8.3 and renewals thereof; provided that no such Lien is spread to cover any additional property after the Effective Date other than proceeds and products thereof and that the amount secured thereby is not increased;

(j)            [Reserved];

(k)            deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(l)            Liens securing Indebtedness owing to any Borrower or any Subsidiary Guarantor under Section 8.2(b);

(m)            any Lien existing on any property or asset prior to the acquisition thereof by New Holdings or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the Effective Date prior to the time such Person becomes a Restricted Subsidiary (including in connection with any acquisition permitted under Section 8.7); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of New Holdings or any Restricted Subsidiary (other than proceeds or products thereof) and other than after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(n)            Liens securing Indebtedness incurred pursuant to Section 8.2(n); provided that such Liens are at all times subject to the ABL/Term Loan Intercreditor Agreement or another intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent;

(o)            Liens securing any Permitted Refinancing permitted under Section 8.2; provided that such security interests shall not apply to any property or assets that were not collateral for the Indebtedness being refinanced;

(p)            Liens on assets or property securing obligations of New Holdings or any Restricted Subsidiary incurred in the ordinary course of business in an aggregate amount not to exceed $10,000,000 at any time; provided that New Holdings shall have provided the Administrative Agent prior written notice of such Lien and the Administrative Agent shall have the right, in its sold discretion, to implement a Reserve in an amount equal to the Indebtedness or other obligation secured by such Lien;

(q)            Liens on assets or property securing judgments for the payment of money not constituting an Event of Default under Section 9(h);

(r)            leases, licenses, subleases or sublicenses granted to others in the ordinary course of business and not interfering in any material respect with the business of New Holdings or any of its Restricted Subsidiaries;

(s)            Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, and (ii) in favor of a banking or other financial institution arising as a matter of law or granted in the ordinary course of business and under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; provided that, in the case of this clause (ii), unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness for borrowed money;

(t)            Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 8.7(c), 8.7(k), 8.7(r), 8.7(t) or 8.7(u) to be applied against the purchase price for such Investment, or (ii) consisting of an agreement to dispose of any property in a disposition permitted under Section 8.6, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(u)            purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements relating solely to operating leases of personal property entered into by New Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(v)            any interest or title of a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease, sublease, license or sublicense arrangement (including software and other technology licenses) entered into by New Holdings or any of its Restricted Subsidiaries in the ordinary course of its business and which could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect;

(w)            deposits of cash or Cash Equivalents made to the issuer or issuers of letters of credit permitted to be incurred by the Group Members pursuant to Section 8.2(v) to backstop or collateralize such letters of credit; provided that the aggregate amount of any such deposits made to the issuer or issuers of such letters of credit shall not exceed 105% of the face amount of such letters of credit;

(x)            Liens solely on any cash earnest money deposits made by New Holdings or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;

(y)            Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness, provided that such defeasance or satisfaction and discharge is permitted hereunder;

(z)            Liens on assets or property securing Indebtedness of New Holdings or any Restricted Subsidiary incurred pursuant to Section 8.2(o); provided that the Liens securing such Indebtedness are subordinated to the Liens securing the Obligations pursuant to an intercreditor agreement which shall be customary for transactions of this type and otherwise on terms and conditions reasonably satisfactory to the Administrative Agent;

(aa)          Liens pursuant to the Bethesda Property Priority Mortgage encumbering solely the Bethesda Property; provided that the obligations secured by the Bethesda Property Priority Mortgage shall consist solely of DC Radio Assets, LLC’s repayment obligations in an aggregate amount of up to $10,000,000 in respect of amounts released from escrow to DC Radio Assets, LLC pursuant to the Bethesda Property Purchase Agreement;

(bb)         [Reserved];

(cc)         [Reserved];

(dd)        other Liens securing obligations in an aggregate principal amount not to exceed, at any time, the greater of (i) $125,000,000 and (ii) 2.5% of the Consolidated Total Assets of the Group Members; provided that the Liens securing such Indebtedness either (i) do not attach to the ABL Priority Collateral or (ii) are subordinated to the Liens on the ABL Priority Collateral securing the Obligations pursuant to the ABL/Term Loan Intercreditor Agreement or another intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent;

(ee)          Liens securing Indebtedness of New Holdings or any Restricted Subsidiary incurred in connection with sale leaseback transactions pursuant to Section 8.10;

(ff)           [Reserved];

(gg)         [Reserved]; and

(hh)         Liens on the equity interests of Unrestricted Subsidiaries.

8.4            Limitation on Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligation except:

(a)            guarantees by New Holdings or any Restricted Subsidiaries of obligations to third parties made in the ordinary course of business in connection with relocation of employees of New Holdings or any of its Restricted Subsidiaries;

(b)            guarantees by the Group Members incurred in the ordinary course of business for an aggregate amount not to exceed $30,000,000 at any one time;

(c)            existing Contingent Obligations described in Schedule 8.4 including any extensions or renewals thereof;

(d)            Contingent Obligations of New Holdings or any of its Restricted Subsidiaries in respect of any foreign currency exchange contracts, interest rate swap arrangements or other derivative contracts or transactions, other than any such contracts, arrangements or transactions entered into by New Holdings or any of its Restricted Subsidiaries for speculative purposes;

(e)            Contingent Obligations of any Subsidiary Guarantor pursuant to the Guarantee and Collateral Agreement;

(f)            guarantees by the Group Members of (i) Indebtedness of the Group Members permitted under Section 8.2 (other than clause (f) thereof) and (ii) obligations (other than Indebtedness) of the Group Members not prohibited hereunder; provided that (i) any guarantee by New Holdings or a Restricted Subsidiary of Indebtedness of a Restricted Subsidiary that is not a Borrower or Subsidiary Guarantor shall only be permitted to the extent permitted by Section 8.7(b) and (ii) with respect to any guarantee by a Borrower or a Subsidiary Guarantor, if the Indebtedness so guaranteed is subordinated in right of payment to the Obligations, such guarantee shall be subordinated in right of payment to the guarantee of the Obligations on terms at least as favorable on the whole to the Lenders as those contained in the documentation governing the Indebtedness being guaranteed;

(g)            guarantees by New Holdings or any Restricted Subsidiary of Indebtedness of joint ventures of New Holdings or any of its Restricted Subsidiaries in an aggregate amount, when taken together with any loans, advances, acquisitions and Investments made pursuant to Section 8.7(m), not to exceed $25,000,000; and

(h)            guarantees by New Holdings or any Restricted Subsidiary of Indebtedness permitted under Section 8.2(f), so long as such guarantee is Indebtedness that is permitted by the terms of such Section.

8.5            Prohibition of Fundamental Changes. Enter into any transaction of acquisition of, or merger or consolidation or amalgamation with, any other Person (including any Restricted Subsidiary or Affiliate of Intermediate Holdings or any of its Restricted Subsidiaries), or transfer all or substantially all of its assets to any Person that is not a Borrower or a Subsidiary Guarantor, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or engage in any business other than business conducted or proposed to be conducted by the Group Members on the Effective Date or any business that is similar, reasonably related, incidental, complementary or ancillary thereto, including without limitation in broadcasting and other media businesses, except for (a) the transactions otherwise permitted pursuant to Sections 8.6 and 8.7; provided that New Holdings may not merge, consolidate or amalgamate with any Person unless New Holdings is the continuing or surviving Person, (b) the liquidation or dissolution of any Restricted Subsidiary if New Holdings determines in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders, (c)(i) any Restricted Subsidiary may merge, amalgamate or consolidate with or into any other Restricted Subsidiary (provided that in any such transaction involving a Borrower or Subsidiary Guarantor, a Borrower or Subsidiary Guarantor must be the continuing or surviving Person) and (ii) New Holdings or any Restricted Subsidiary may change its legal form if New Holdings determines in good faith that such action is in the best interest of the Group Members and is not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, a Restricted Subsidiary that is a Borrower or Subsidiary Guarantor will remain a Borrower or Subsidiary Guarantor, as applicable, unless such Borrower or Subsidiary Guarantor is otherwise permitted to cease being a Borrower or Subsidiary Guarantor, as applicable, hereunder), and (d) any Restricted Subsidiary may transfer or dispose of any or all of its assets to New Holdings or to another Restricted Subsidiary (upon voluntary liquidation or otherwise); provided that if the transferor in such a transaction is a Borrower or Subsidiary Guarantor, then (i) the transferee or assignee must be a Subsidiary Guarantor or a Borrower or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary that is not a Borrower or Subsidiary Guarantor in accordance with Sections 8.2 and 8.7 respectively or pursuant to a disposition permitted by Section 8.6.

8.6           Prohibition on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired except:

(a)            the sale or other disposition by New Holdings or any of its Restricted Subsidiaries of any personal property that, in the reasonable judgment of New Holdings, has become uneconomic, obsolete or worn out or no longer used or useful in the conduct of the business of New Holdings or any Restricted Subsidiaries, and which is disposed of in the ordinary course of business;

(b)            sales of inventory by New Holdings or any of its Restricted Subsidiaries made in the ordinary course of business;

(c)            any Restricted Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to a Borrower or Subsidiary Guarantor that is a wholly-owned Domestic Subsidiary of New Holdings (including by way of merging such Restricted Subsidiary into a Borrower or Subsidiary Guarantor that is a wholly-owned Domestic Subsidiary of New Holdings or into New Holdings) or make any investment permitted by Section 8.7, and any Restricted Subsidiary may sell or otherwise dispose of, or part with control of any or all of, the Capital Stock of any Restricted Subsidiary to New Holdings, to a wholly-owned Borrower or Subsidiary Guarantor that is a Domestic Subsidiary of New Holdings or to any other Restricted Subsidiary to the extent such transfer constitutes an investment permitted by Section 8.7; provided that in either case such transfer shall not cause such wholly-owned Borrower or Subsidiary Guarantor that is a Domestic Subsidiary to become a Foreign Subsidiary or FSHCO and provided further that no such transaction may be effected if it would result in the transfer of any assets of, or any Capital Stock of, a Restricted Subsidiary to another Restricted Subsidiary whose Capital Stock has not been pledged to the Administrative Agent or which has pledged a lesser percentage of its Capital Stock to the Administrative Agent than was pledged by the transferor Restricted Subsidiary unless, in any such case, after giving effect to such transaction, the Capital Stock of such other Restricted Subsidiary is not required to be pledged under the definition of Guarantee and Collateral Agreement or under Section 7.10(b);

(d)            any Foreign Subsidiary of FSHCO may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or by merger, consolidation, transfer of assets, or otherwise) to New Holdings or a wholly-owned Restricted Subsidiary and any Foreign Subsidiary of New Holdings may sell or otherwise dispose of, or part control of any or all of, the Capital Stock of, or other equity interests in, any Foreign Subsidiary of New Holdings to a wholly-owned Restricted Subsidiary; provided that in either case such transfer shall not cause a Domestic Subsidiary to become a Foreign Subsidiary or FSHCO;

(e)            the sale or other disposition by New Holdings or any of its Restricted Subsidiaries of other assets consummated after the Effective Date, provided that (i) such sale or other disposition shall be made for fair value on an arm’s-length basis, (ii) with respect to the sale or other disposition of Broadcast Assets, the consideration for such sale or other disposition consists of at least 75% in cash, Cash Equivalents and Designated Non-Cash Consideration (provided that the amount of Designated Non-Cash Consideration for all such sales or other dispositions made in reliance on this clause (e) of Broadcast Assets shall not exceed the greater of (A) $100,000,000 and (B) 4.5% of the Consolidated Total Assets of the Group Members in the aggregate) and (iii) with respect to the sale or other disposition of assets that are not Broadcast Assets (“Non-Broadcast Assets”), the consideration for such sale or other disposition consists of at least 75% in cash, Cash Equivalents and Designated Non-Cash Consideration (provided that the amount of Designated Non-Cash Consideration for all such sales or other dispositions made in reliance on this clause (e) of Non-Broadcast Assets shall not exceed $25,000,000 in the aggregate);

(f)             the one-time sale or other disposition (or series of related dispositions) by New Holdings or any of its Restricted Subsidiaries of a Non-Broadcast Asset, provided that (i) such sale or other disposition shall be made for fair value on an arm’s-length basis, (ii) the Consolidated EBITDA of the Group Members generated by such Non-Broadcast Asset (or all such Non-Broadcast Assets involved in a series of related dispositions) for the Test Period most recently ended represents less than 5% of the Consolidated EBITDA of the Group Members for such Test Period and (iii) substantially concurrently with the consummation of such sale or other disposition, the Borrower Agent shall provide the Administrative Agent with a certificate of a Responsible Officer certifying that such sale or other disposition is being effected pursuant to this clause (f) and that such sale or other disposition complies with the provisions of this clause (f);

(g)            the sale or other disposition by New Holdings or any of its Restricted Subsidiaries (or a Divestiture Trust which holds assets) of (x) Stations (and related Broadcast Assets) listed on Schedule 8.6(g) or (y) Stations (and related Broadcast Assets) or other assets acquired in any acquisition permitted under Section 8.7, in each case to the extent such sale or other disposition is required by applicable law or rule, regulation or order of the FCC; provided that (except in the case of dispositions to a Divestiture Trust) (i) any such sale or other disposition shall be made for fair value on an arms’ length basis and (ii) if the consideration for such sale or other disposition exceeds $15,000,000, the consideration for such sale or other disposition (or the aggregate consideration for any series of related sales or other dispositions) consists of at least 75% in cash, Cash Equivalents or Designated Non-Cash Consideration;

(h)            dispositions by New Holdings or any of its Restricted Subsidiaries of past due accounts receivable in connection with the collection, write down or compromise thereof;

(i)              leases, subleases, or sublicenses of property by New Holdings or any of its Restricted Subsidiaries, and dispositions of intellectual property by New Holdings or any of its Restricted Subsidiaries in the ordinary course of business, in each case that do not materially interfere with the business of the Group Members, and dispositions of intellectual property under a research or development agreement in which the other party receives a license to intellectual property that results from such agreement;

(j)             transfers by New Holdings or any of its Restricted Subsidiaries of property subject to any casualty event, including any condemnation, taking or similar event and any destruction, damage or any other casualty loss;

(k)            dispositions by New Holdings or any of its Restricted Subsidiaries in the ordinary course of business consisting of the abandonment of intellectual property which, in the reasonable good faith determination of New Holdings or any of its Restricted Subsidiaries, are uneconomical, negligible, obsolete or otherwise not material in the conduct of its business;

(l)            sales by New Holdings or any of its Restricted Subsidiaries of immaterial non-core assets acquired in connection with a Business Acquisition which are not used in the business of the Group Members;

(m)            any disposition by New Holdings or any of its Restricted Subsidiaries of real property to a Governmental Authority as a result of a condemnation of such real property;

(n)            exclusive or non-exclusive licenses or similar agreements entered into by New Holdings or any of its Restricted Subsidiaries in respect of intellectual property;

(o)            (i) any Non-Significant Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to another Restricted Subsidiary that is not a Loan Party (including by way of merging such Non-Significant Subsidiary into another Restricted Subsidiary), (ii) any Broadcast License Subsidiary may transfer a FCC License to another Broadcast License Subsidiary, and (iii) any Borrower or any Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of assets to a Restricted Subsidiary that is not a Loan Party; provided that the aggregate fair market value (as determined in good faith by New Holdings) of all assets sold, leased, transferred or otherwise disposed of in reliance on this clause (o)(iii) shall not exceed $10,000,000 in any fiscal year of New Holdings;

(p)            the sale of the Bethesda Property; provided that (i) such sale shall be made for fair value on an arm’s-length basis and (ii) the consideration for such sale consists of at least 75% in cash, Cash Equivalents and Designated Non-Cash Consideration;

(q)            substantially concurrent sales, transfers and other dispositions by New Holdings or any of its Restricted Subsidiaries of business assets to the extent the assets provided by New Holdings or the applicable Restricted Subsidiary, as the case may be, are exchanged substantially simultaneously for business assets of comparable or greater usefulness to the business of the Borrowers, provided that (i) no more than 30% of any consideration given by New Holdings or its Restricted Subsidiaries for such asset swap consists of cash or Cash Equivalents and (ii) New Holdings or such Restricted Subsidiary receives consideration at least equal to the fair market value (as determined in good faith by New Holdings) of the assets sold, transferred or otherwise disposed of (each such asset swap, a “Permitted Asset Swap”);

(r)             to the extent constituting dispositions, mergers, consolidations and liquidations permitted by Section 8.5, Restricted Payments permitted by Section 8.8, Investments permitted by Section 8.7 (other than Section 8.7(i)) and Liens permitted by Section 8.3;

(s)            dispositions by New Holdings or any of its Restricted Subsidiaries of cash and Cash Equivalents;

(t)             dispositions by New Holdings or any of its Restricted Subsidiaries of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(u)            the unwinding by New Holdings or any of its Restricted Subsidiaries of any Swap Agreement in accordance with its terms;

(v)            terminations of leases, subleases, licenses and sublicenses by New Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(w)            sale leasebacks by New Holdings or any of its Restricted Subsidiaries permitted by Section 8.10;

(x)            sales, transfers or dispositions so long as immediately before and after giving effect thereto, the Payment Conditions shall be satisfied;

(y)            the sale by New Holdings or any of its Restricted Subsidiaries of the real property and assets listed on Schedule 8.6(y); provided that (i) such sale shall be made for fair value on an arm’s-length basis, (ii) the consideration for such sale consists of at least 75% in cash, Cash Equivalents and Designated Non-Cash Consideration and (iii) at the time of such sale (other than any such sale made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such sale;

(z)            any disposition, assignment or writedown by New Holdings or any of its Restricted Subsidiaries of the Gleiser Note; and

(aa)          any issuance or sale of equity interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

8.7           Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make or maintain any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)            (i) loans or advances by New Holdings or any of its Restricted Subsidiaries in respect of intercompany accounts attributable to the operation of the Borrowers’ cash management system and (ii) loans or advances by New Holdings or any of its Restricted Subsidiaries to a Borrower or Subsidiary Guarantor (or a Restricted Subsidiary that would be a Borrower or Subsidiary Guarantor but for the lapse of time until such Restricted Subsidiary is required to be a Borrower or Subsidiary Guarantor);

(b)            Investments by the Group Members in Restricted Subsidiaries of New Holdings that are not Borrowers or Subsidiary Guarantors; provided that at all times the aggregate amount of all such Investments at any time outstanding, together with any guarantees by the Group Members of Indebtedness of a Restricted Subsidiary that is not a Borrower or Subsidiary Guarantor, shall not exceed $50,000,000;

(c)            Investments by New Holdings and the Restricted Subsidiaries, not otherwise described in this Section 8.7, in Borrowers or in Subsidiary Guarantors (or a Restricted Subsidiary that would be a Borrower or Subsidiary Guarantor but for the lapse of time until such Restricted Subsidiary is required to be a Borrower or Subsidiary Guarantor) that otherwise are not prohibited under the terms of this Agreement;

(d)            any Restricted Subsidiary of New Holdings may make Investments in New Holdings (by way of capital contribution or otherwise);

(e)            the Group Members may invest in, acquire and hold (i) Cash Equivalents and cash and (ii) other cash equivalents invested in or held with any financial institutions to the extent such amounts under this clause (ii) do not exceed $5,000,000 per individual institution and $25,000,000 in the aggregate at any one time;

(f)             New Holdings or any of its Restricted Subsidiaries may make travel and entertainment advances and relocation loans in the ordinary course of business to officers, employees and agents of New Holdings or any such Restricted Subsidiary not to exceed $10,000,000 in the aggregate at any one time;

(g)            New Holdings or any of its Restricted Subsidiaries may make payroll advances in the ordinary course of business;

(h)            New Holdings or any of its Restricted Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (provided that nothing in this clause shall prevent New Holdings or any Restricted Subsidiary from offering such concessionary trade terms, or from receiving such investments or any other investments in connection with the bankruptcy or reorganization of their respective suppliers or customers or the settlement of disputes with such customers or suppliers arising in the ordinary course of business, as management deems reasonable in the circumstances);

(i)             the Group Members may make Investments in connection with asset sales permitted by Section 8.6(e), (f) or (g) (to the extent permitted under such sections and Section 4.6(b));

(j)             existing Investments described in Schedule 8.7;

(k)            the Group Members may in a single transaction or series of related transactions, make acquisitions (by merger, purchase, lease (including any lease that contains up-front payments and/or buyout options) or otherwise) of any business, division or line of business or all or substantially all of the outstanding Capital Stock of any corporation or other entity (other than any director’s qualifying shares or any options for equity interests that cannot, as a matter of law, be cancelled, redeemed or otherwise extinguished without the express agreement of the holder thereof at or prior to acquisition) or any Station and Broadcast Assets related thereto as long as (i) immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (provided that this clause (i) shall not apply with respect to any acquisition made pursuant to a legally binding commitment entered into at a time when no Default existed or would result from the making of such acquisition), (ii) [reserved], (iii) all actions required to be taken with respect to any acquired assets or acquired or newly formed Restricted Subsidiary under Section 7.10 shall be taken substantially simultaneously with consummation of such acquisition (or such longer period of time as provided under Section 7.10 or as the Administrative Agent shall agree), (iv) any such newly acquired Restricted Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 8.2, (v) if such acquisition includes the acquisition of Accounts by an existing or newly formed Restricted Subsidiary, all of such Accounts shall be excluded from the Borrowing Base until such time as the Administrative Agent has completed a customary due diligence investigation as to such Accounts and such Person, which investigation may, at the sole discretion of the Administrative Agent, include a field examination, and the Administrative Agent is reasonably satisfied with the results thereof) and (vi) with respect to any such acquisition that involves aggregate consideration in excess of $20,000,000, the Borrower Agent has delivered to the Administrative Agent a certificate of a Responsible Officer to the effect set forth in clauses (i) through (iv) above, together with all relevant financial information for the Person or assets to be acquired; provided that the aggregate consideration (whether cash or property, as valued in good faith by the board of directors of New Holdings) given by the Group Members for all acquisitions of assets by non-Loan Parties or Persons that do not become a Guarantor consummated after the Effective Date in reliance on this clause (k) shall not exceed $75,000,000;

(l)            (i) Investments by New Holdings and any Restricted Subsidiaries in any business, division, line of business or Person acquired pursuant to a Permitted Acquisition so long as the conditions to the making of any Permitted Acquisition set forth in Section 8.7(k) are satisfied mutatis mutandis with respect to the making of such Investment and (ii) Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary pursuant to a Business Acquisition (provided that such Investment was not made in connection with or anticipation of such Person becoming a Restricted Subsidiary);

(m)           the Group Members may make loans or advances to, or acquisitions or other Investments in, Unrestricted Subsidiaries or other Persons (exclusive of Persons that are, or become, Foreign Subsidiaries or FSHCOs) that constitute or are in connection with joint ventures, provided (i) the amount of such loans, advances, acquisitions and Investments, when taken together with any guarantees incurred pursuant to Section 8.4(g), shall not exceed in the aggregate the greater of (A) $75,000,000 and (B) 4% of the Consolidated Total Assets of the Group Members and (ii) any such joint venture formed or acquired after the Effective Date shall comply with Section 7.10(d);

(n)            the Group Members may make loans or advances to, or other Investments in, or otherwise transfer funds (including by way of repayment of loans or advances) to, Foreign Subsidiaries or FSHCOs; provided the amount of such Investments shall not exceed in the aggregate $50,000,000 at any time outstanding;

(o)            New Holdings or any of its Restricted Subsidiaries may acquire obligations of one or more directors, officers, employees, members or management or consultants of any of New Holdings or its Restricted Subsidiaries in connection with such person’s acquisition of shares of the Parent, so long as no cash is actually advanced by New Holdings or any of its Restricted Subsidiaries to such persons in connection with the acquisition of any such obligations;

(p)            the Group Members may acquire assets with the Net Proceeds from Asset Sales;

(q)            the Group Members may acquire assets under a Permitted Asset Swap;

(r)             the Group Members may make other Investments so long as at the time of, and immediately after giving effect to such Investments, the Payment Conditions have been met;

(s)            [reserved];

(t)             the Group Members may make Investments to the extent the consideration paid therefor consists solely of (i) Capital Stock, which is not Disqualified Stock, of the Parent or (ii) the Net Proceeds of any substantially concurrent issuance of Capital Stock, which is not Disqualified Stock, by Parent (other than any issuance the proceeds of which have been applied for Restricted Payments under Section 8.8(c) or Section 8.8(h) or have been applied for prepayments of Indebtedness under Section 8.15(b)(iii)); provided that (x) immediately before and after making such Investment, no Default or Event of Default shall have occurred and be continuing, (y) in the case of clause (ii) in respect of an issuance by Parent, the proceeds thereof have been contributed by Parent in cash as common equity to New Holdings or such Restricted Subsidiary and (z) in the case of clause (ii), such issuance is to a Person other than a Group Member;

(u)            the Group Members may make other Investments not to exceed at any time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), together with all other Investments made in reliance on this clause (u), the greater of (i) $75,000,000 and (ii) 4% of the Consolidated Total Assets of the Group Members.

For purposes of calculating the amount of any Investment, such amount shall equal (x) the amount actually invested less (y) any repayments, interest, returns, profits, dividends, distributions, income and similar amounts actually received in cash from such Investment (from dispositions or otherwise) (which amount referred to in this clause (y) shall not exceed the amount of such Investment at the time such Investment was made). The amount of any consideration paid for any Investment consisting of the provision of services or the transfer of non-cash assets shall be equal to the fair market value of such services or non-cash assets, as the case may be, as determined by New Holdings in good faith.

8.8            Limitation on Restricted Payments. Declare or make any dividends or distributions on any Capital Stock of any Group Member, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of New Holdings or any of its Restricted Subsidiaries (all of the foregoing being referred to herein as “Restricted Payments”); except that:

(a)            (i) any Group Member may declare or pay dividends to any Borrower or any Subsidiary Guarantor, (ii) any Group Member that is not a Loan Party may declare or pay dividends to any other Group Member that is not a Loan Party and (iii) any Restricted Subsidiary may declare and pay dividends ratably with respect to its Capital Stock;

(b)            so long as no Default or Event of Default then exists or would result therefrom, the Group Members may, directly (in the case of New Holdings) or indirectly (in the case of any Restricted Subsidiaries), pay dividends on the common stock of New Holdings to Intermediate Holdings (who shall in turn make a dividend or distribution to Parent in such amount received from New Holdings) to pay dividends on the common stock of Parent, in an amount not to exceed $25,000,000 in the aggregate in any calendar year (with up to $10,000,000 of unused amounts in any calendar year being carried over to the next succeeding calendar year);

(c)            so long as no Default or Event of Default then exists or would result therefrom, New Holdings may, or may pay dividends or make distributions to Intermediate Holdings (who shall in turn make a dividend or distribution to Parent in such amount received from New Holdings) to permit Parent to (and which are used by Parent to), purchase its common stock or common stock options from former officers or employees of Parent, Intermediate Holdings or any Group Member upon the death, disability or termination of employment of such officer or employee, provided that the aggregate amount of payments made after the Effective Date under this clause (c) shall not exceed $25,000,000 in the aggregate in any fiscal year of New Holdings (with unused amounts in any fiscal year being carried over to the next succeeding fiscal year); provided, further, that such amount in any fiscal year may be increased by an amount not to exceed (i) the Net Proceeds from the sale of Capital Stock (other than Disqualified Stock) of Parent to any employee, member or the board of directors or consultant of any Group Member that occurs after the Effective Date, solely to the extent such Net Proceeds (x) have been contributed by Parent in cash as common equity to New Holdings and (y) have not been (A) applied for Investments under Section 8.7(t) or Restricted Payments under Section 8.8(h) or (B) applied to make a prepayment of Indebtedness under Section 8.15(b)(iii); plus (ii) the cash proceeds of key man life insurance policies received by New Holdings or its Restricted Subsidiaries after the Effective Date; less (iii) the amount of any payments previously made with the cash proceeds described in clauses (i) and (ii);

(d)            so long as no Default or Event of Default then exists or would result therefrom, New Holdings may, or may pay dividends or make distributions to Intermediate Holdings (who shall in turn make a dividend or distribution to Parent in such amount received from New Holdings) to permit Parent to (and which are used by Parent to), make payments and/or net shares under employee benefit plans to settle option price payments owed by employees and directors with respect thereto, make payments in respect of or purchase restricted stock units and similar stock based awards thereunder and to settle employees’ and directors’ federal, state and income tax liabilities (if any) related thereto, provided that the aggregate amount of such payments made by New Holdings under this clause (d) after the Effective Date shall not exceed $5,000,000 in any fiscal year of New Holdings (with unused amounts in any fiscal year of New Holdings being carried over to succeeding fiscal years subject to a maximum of $10,000,000 in any fiscal year);

(e)            the Group Members may make any Restricted Payment so long as, as of the date of such Restricted Payment and after giving effect thereto, the Payment Conditions shall be satisfied;

(f)             so long as no Default or Event of Default then exists or would result therefrom, any Group Member may make dividends or distributions within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(g)            so long as no Default or Event of Default then exists or would result therefrom, the Group Members may, directly (in the case of New Holdings) or indirectly (in the case of any Restricted Subsidiaries), make distributions to Intermediate Holdings (who shall in turn make a dividend or distribution to Parent in such amount received from New Holdings) to permit Parent to make (and which are used by Parent to make) cash payments in lieu of the issuance of fractional shares or interests in connection with the exercise of warrants, options or other rights or securities convertible into or exchangeable for Capital Stock of Parent; provided that any such cash payment shall not be for the purpose of evading the limitations of this covenant;

(h)            New Holdings may redeem, repurchase, retire or acquire any Capital Stock of Parent in exchange for, or out of the Net Proceeds of, the substantially concurrent sale or issuance (other than to any Group Member) of Capital Stock (other than any Disqualified Stock) of Parent, solely to the extent such Net Proceeds (i) have been contributed by Parent in cash as common equity to New Holdings and (ii) have not been (A) applied for Restricted Payments under Section 8.8(c) or applied for Investments under Section 8.7(t) or (B) applied to a prepayment of Indebtedness under Section 8.15(b)(iii);

(i)             [reserved];

(j)             [reserved];

(k)            New Holdings may pay dividends or make distributions, directly or indirectly, to Intermediate Holdings or Parent (i) that are used by Intermediate Holdings or Parent, as applicable, to pay corporate overhead expenses incurred in the ordinary course of business (provided that with respect to Parent, (x) such corporate overhead expenses do not relate solely to, and were not incurred solely in connection with, Parent’s ownership of any Person other than Intermediate Holdings and its Restricted Subsidiaries and (y) to the extent Parent owns Capital Stock in any Person other than Intermediate Holdings and its Restricted Subsidiaries, the amount of such dividends and distributions made to Parent for corporate overhead expenses shall not exceed the portion of such corporate overhead expenses allocated to Intermediate Holdings and its Restricted Subsidiaries (as determined by Parent in good faith)) and (ii) that are used by Intermediate Holdings or Parent, as applicable, to pay, or to distribute to Parent’s direct or indirect parent, amounts required for Intermediate Holdings or Parent or such direct or indirect parent of Parent, as applicable, to pay federal, state and local income Taxes imposed directly on Intermediate Holdings, Parent, or such direct or indirect parent of Parent, to the extent such Taxes are attributable to the income of the Group Members (including, without limitation, by virtue of Intermediate Holdings, Parent or such direct or indirect parent of Parent being the common parent of a consolidated or combined Tax group of which New Holdings and/or its Restricted Subsidiaries are members); provided that the amount of any such dividends or distributions (plus any Taxes payable directly by the Group Members) shall not exceed the amount of such Taxes that would have been payable directly by New Holdings and/or its Restricted Subsidiaries had New Holdings been the common parent of a separate Tax group that included only the Group Members;

(l)             the Group Members may make other Restricted Payments in an aggregate principal amount not to exceed, at any time, such amount that would not cause, after giving effect to such Restricted Payment, on a pro forma basis the Consolidated Total Net Leverage Ratio to exceed 2.50 to 1.00 as of the last day of the most recently ended Test Period, so long as at the time of, and immediately after giving effect to such Restricted Payment, no Event of Default shall have occurred and be continuing; and

(m)           the Group Members may make other Restricted Payments in an aggregate principal amount not to exceed $25,000,000 in the aggregate; and

(n)            the Group Members may make distributions, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to New Holdings or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents).

8.9            Transactions with Affiliates. Enter into after the Effective Date any transaction involving consideration for any such transaction (or series of related transactions) in excess of $500,000, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than any Borrower or any Subsidiary Guarantor) except (a) for transactions which are otherwise not prohibited under this Agreement and which are upon fair and reasonable terms no less favorable in any material respect to such Borrower or such Restricted Subsidiary than it would obtain in a hypothetical comparable arm’s length transaction with a Person not an Affiliate, (b) [reserved], (c) the reasonable and customary fees payable to the directors of the Group Members and reimbursement of reasonable out-of-pocket costs of the directors of the Group Members, (d) the payment of reasonable and customary indemnities to the directors, officers and employees of the Group Members in the ordinary course of business, (e) as permitted under Section 8.2(b), Section 8.3(l), Sections 8.4(a) and (f), Section 8.5 (other than clause (a) thereof), Sections 8.6(c), (d), (o) and (x), Sections 8.7(c), (d), (n), (o) and (v) and Section 8.8, (f) [reserved], (g) as set forth on Schedule 8.9 or (h) the provision to Unrestricted Subsidiaries of cash management, accounting and other overhead services in the ordinary course of business undertaken in good faith and not for the purpose of circumventing any covenant set forth in this Agreement.

8.10         Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property which has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member, provided that New Holdings or any of its Restricted Subsidiaries may enter into such arrangements covering property with an aggregate fair market value not exceeding, at any time, the greater of (i) $175,000,000 and (ii) 6.75% of the Consolidated Total Assets of the Group Members during the term of this Agreement.

8.11         Fiscal Year. Permit the fiscal year for financial reporting purposes of the Borrowers to end on a day other than December 31, unless the Borrower Agent shall have given at least 45 days prior written notice to the Administrative Agent.

8.12         Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits (other than a dollar limit, provided that such dollar limit is sufficient in amount to allow at all times the Liens to secure the Obligations) the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents (and any agreement governing any Permitted Refinancing in respect of the Loans, so long as any such prohibition or limitation contained in such refinancing agreement is not materially less favorable to the Lenders that that which exists as of the Effective Date), (b) any agreements governing any secured Indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) an agreement prohibiting only the creation of Liens securing Subordinated Indebtedness, (d) pursuant to applicable law, (e) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and other similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses, or similar agreements, as the case may be), (f) any prohibition or limitation that consists of customary restrictions and conditions contained in any agreement relating to the sale or sale-leaseback of any property permitted under this Agreement, (g) documents, agreements or constituent documents governing joint ventures, (h) any agreement in effect at the time a Restricted Subsidiary becomes a Restricted Subsidiary as long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary, (i) agreements permitted under Section 8.10, (j) restrictions arising in connection with cash or other deposits permitted under Sections 8.3 and 8.7 and limited to such cash or deposits and (k) customary non-assignment provisions in contracts entered into in the ordinary course of business.

8.13         Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, New Holdings or any other Restricted Subsidiary, (b) make loans or advances to, or other Investments in, New Holdings or any other Restricted Subsidiary or (c) transfer any of its assets to New Holdings or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents (or any agreement governing any Permitted Refinancing in respect of the Loans, so long as any such restriction contained in such refinancing agreement is not materially less favorable to the Lenders than that which exists as of the Effective Date), (ii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of the Capital Stock or all or substantially all of the assets of such Restricted Subsidiary, (iii) applicable law, (iv) restrictions in effect on the Effective Date contained in the agreements governing the Indebtedness in effect on the Effective Date and in any agreements governing any refinancing thereof if such restrictions are no more restrictive than those contained in the agreements as in effect on the Effective Date governing the Indebtedness being renewed, extended or refinanced, (v) customary non-assignment provisions with respect to contracts, leases or licensing agreements entered into by New Holdings or any of its Restricted Subsidiaries, in each case entered into in the ordinary course of business, (vi) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business, (vii) Liens permitted under Section 8.3 and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens; provided that such prohibitions or restrictions apply only to the assets subject to such Liens; (viii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by New Holdings and outstanding on such date as long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary, (ix) any customary restriction on cash or other deposits imposed under agreements entered into in the ordinary course of business or net worth provisions in leases and other agreements entered into in the ordinary course of business, (x) provisions with respect to dividends, the disposition or distribution of assets or property in joint venture agreements, license agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; (xi) restrictions on deposits imposed under contracts entered into in the ordinary course of business; and (xii) any restrictions under any Indebtedness permitted by Section 8.2 if such restrictions are no more restrictive to the Group Members than those contained under this Agreement.

8.14         FCC Licenses. Cause any of the FCC Licenses to be held at any time by any Person other than New Holdings or any of its wholly-owned Restricted Subsidiaries that are Domestic Subsidiaries (with an exception for those Stations held in a Divestiture Trust pursuant to rule, regulation or order of the FCC).

8.15         Certain Payments of Indebtedness. (a) Make any payment in violation of any of the subordination provisions of any Subordinated Indebtedness or any payment of regularly scheduled interest or principal on any Subordinated Indebtedness at any time after the occurrence and during the continuation of an Event of Default under Section 9(a); or (b) make any payment or prepayment (including payments as a result of acceleration thereof) on any Subordinated Indebtedness or redeem or otherwise acquire, purchase or defease any Subordinated Indebtedness, except that (i) any Group Member may make any such payment in connection with any refinancing of any Subordinated Indebtedness permitted pursuant to the terms hereof; (ii) any Group Member may make payments in respect of any Subordinated Indebtedness so long as at the time of, and immediately after giving effect to such payment, the Payment Conditions have been met; (iii) any Group Member may prepay any Subordinated Indebtedness out of the Net Proceeds of the substantially concurrent sale or issuance (other than to any Group Member) of Capital Stock (other than any Disqualified Stock) of Parent, solely to the extent such Net Proceeds (x) have been contributed by Parent in cash as common equity to New Holdings and (y) have not been applied for Restricted Payments under Section 8.8(c) or 8.8(h) or applied for Investments under Section 8.7(t) and (iv) the Group Members may convert or exchange all or any portion of any Subordinated Indebtedness to Capital Stock (other than Disqualified Stock) of Parent.

8.16         Amendment of Material Documents. Amend, modify, waive or otherwise change, or consent or agree to any material amendment, modification, waiver or other change to (a) its certificate of incorporation, by-laws or other organizational documents, (b) any indenture, credit agreement or other document entered into to evidence or govern the terms of any Indebtedness identified on Schedule 8.2 or permitted to be created, incurred or assumed pursuant to Section 8.2 and, in each case, any indenture, credit agreement or other document entered into with respect to any extension, renewal, replacement or refinancing thereof or (c) any document entered into to evidence or govern the terms of any Preferred Stock, in each case except for any such amendment, modification or waiver that, (i) would not, in any material respect, adversely affect the interests of the Lenders and (ii) would otherwise not be prohibited hereunder. For purposes of clarification, any amendment, modification, waiver, consent or change to or in respect of this Agreement and the other Loan Documents shall be governed solely by Section 11.1.

8.17         Restrictions on Intermediate Holdings. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, permit Intermediate Holdings to (a) own any material property other than the Capital Stock in New Holdings and cash and Cash Equivalents received from distributions from New Holdings permitted by Section 8.8, (b) have any material liabilities other than (i) obligations under the Loan Documents and the Term Loan Documents, (ii) tax liabilities in the ordinary course of business and (iii) corporate, administrative and operating expenses incurred in the ordinary course of business or (c) engage in any business other than (i) owning the Capital Stock in New Holdings, and activities incidental or related thereto and (ii) performing its obligations under the Loan Documents and the Term Loan Documents.

8.18         Financial Covenant.

(a)            During the continuance of any Compliance Event, subject to clause (b) below, permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.00:1.00, tested immediately upon the occurrence of a Compliance Event and as of the last day of the most recent Test Period during the continuance of a Compliance Event.

(b)            Notwithstanding anything to the contrary contained in Article IX, in the event of any Event of Default occurring as a result of a breach of the covenant set forth in Section 8.18(a), until the expiration of the tenth day after the date on which the financial statements are required to be delivered pursuant to Section 7.1(a) or (b), as applicable, with respect to any fiscal quarter hereunder, Intermediate Holdings may issue equity (provided such equity issuance does not result in a Change in Control and constitutes common equity or which is not Disqualified Stock) and contribute the net cash proceeds received therefrom to the capital of New Holdings as cash common equity (a “Specified Equity Contribution”)) in order to remediate any Event of Default that has occurred with respect to Section 8.18(a) for such fiscal quarter. Upon receipt of such Specified Equity Contribution in accordance with the immediately preceding sentence, the amount of the proceeds thereof shall, solely for the purposes (and subject to the limitations) hereinafter described in this Section 8.18(b), increase Consolidated EBITDA with respect to such applicable fiscal quarter (and any subsequent period of four consecutive fiscal quarters that includes such fiscal quarter) and if, after giving effect to such increase in Consolidated EBITDA, New Holdings and its Subsidiaries shall then be in compliance with the requirements of Section 8.18(a), New Holdings shall be deemed to have satisfied the requirements set forth therein as of the relevant four fiscal quarter period with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default that had occurred shall be deemed cured for purposes of this Agreement; provided that such net cash proceeds (i) are actually received by New Holdings (through a capital contribution of such proceeds by Intermediate Holdings to New Holdings) no later than ten days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder and (ii) do not exceed the aggregate amount necessary to cure (by addition to Consolidated EBITDA) such Event of Default under Section 8.18(a) for such period. The parties hereto acknowledge that a given Specified Equity Contribution may not be counted as having been made in more than one fiscal quarter. The parties hereby acknowledge that this Section 8.18(b) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 8.18(a) and shall not be included for purposes of determining pricing, fees or any financial ratio-based conditions (including, without limitation, compliance with any covenant or condition other than Section 8.18(a) itself which requires a determination of whether the financial covenant in Section 8.18(a) is satisfied, whether or not same would otherwise be applicable) or any baskets with respect to the covenants or conditions contained in this Agreement. There shall be no pro forma or other reduction in Indebtedness with the proceeds of any Specified Equity Contribution (including by way of netting) for purposes of determining compliance with Section 8.18(a) in the fiscal quarter in which a Specified Equity Contribution is made; provided that such Specified Equity Contribution may reduce Indebtedness in a subsequent fiscal quarter.

(i)            In each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no cure set forth in Section 8.18(b) is made. In addition, any reduction in Indebtedness (or increase in cash for netting purposes) with the proceeds of any Specified Equity Contribution made pursuant to Section 8.18(b) shall be ignored for purposes of determining compliance with the covenant set forth in Section 8.18(a), except for determinations, including increases in cash for netting purposes, made pursuant to Section 8.18(a) for fiscal quarters after the respective fiscal quarter in which such Event of Default is remediated by such Specified Equity Contribution.

(ii)           There shall be no more than five cures under Section 8.18(a) from the date hereof through the Latest Maturity Date.

(iii)          If notice has been delivered to the Administrative Agent of a Specified Equity Contribution (such notice to be delivered on or prior to the date on which the applicable financial statements are required to be delivered and containing reasonable detail on the terms and conditions of the Specified Equity Contribution), then from the last day of the fiscal quarter related to such cure notice until the required date for receipt of the Specified Equity Contribution, no Default or Event of Default shall have occurred under the Loan Documents with respect to any default under Section 8.18(a) for which such cure notice was delivered unless the ten day period set forth in clause (a) above has expired without the Specified Equity Contribution having been received; provided that until the occurrence of the satisfaction of the conditions in Section 6.2 and the receipt of such Specified Equity Contribution, no Lender shall be obligated to make any Revolving Loan, no Swing Line Loans shall be made and no Issuing Bank shall issue any Letter of Credit.

8.19         Prohibition on Division/Series Transactions. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Article VIII or any other provision in this Agreement or any other Loan Document, (a) no Loan Party shall enter into (or agree to enter into) any Division/Series Transaction, or permit any of its Restricted Subsidiaries to enter into (or agree to enter into), any Division/Series Transaction and (b) none of the provisions in this Article VIII nor any other provision in this Agreement nor any other Loan Document, shall be deemed to permit any Division/Series Transaction, in the case of each of preceding clauses (a) and/or (b), without the prior written consent of the Lenders obtained in compliance with Section 11.1.

ARTICLE IX
EVENTS OF DEFAULT

Upon the occurrence of any of the following events:

(a)            The Borrowers shall fail to (i) pay any principal of any Loan or Note when due in accordance with the terms hereof or (ii) pay any interest on any Loan or any other amount payable hereunder or under the Fee Letter within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b)            Any representation or warranty made or deemed made by any Loan Party in any Loan Document or which is contained in any certificate, guarantee, document or financial or other statement furnished under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)            Any Loan Party shall default in the observance or performance of any agreement contained in Section 2.6, 7.7(a), 7.10(c) (solely with respect to real properties owned by the Loan Parties on the Effective Date), 7.14 or Section 8 of this Agreement; provided, that an Event of Default under Section 8.18(a) is subject to cure pursuant to Section 8.18(b); or

(d)            Any Loan Party shall (i) fail to deliver a Borrowing Base Certificate required to be delivered pursuant to Section 7.2(h) within three Business Days of the date such Borrowing Base Certificate is required to be delivered, (ii) default in the observance or performance of (i) Section 7.10(c) (with respect to real properties acquired by the Loan Parties after the Effective Date) and such default shall continue unremedied for a period of 10 days after the earlier of (x) a Responsible Officer obtaining knowledge of such default or (y) written notice thereof from the Administrative Agent to the Borrower Agent or (ii) any other agreement contained in any Loan Document, and such default shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower Agent; or

(e)            Intermediate Holdings or any of its Restricted Subsidiaries shall (A) default in any payment of principal of or interest on any Indebtedness (other than the Loans and any intercompany debt) or in the payment of any Contingent Obligation (other than in respect of the Loans or any intercompany debt) in respect of Indebtedness, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or such Contingent Obligation was created; or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Contingent Obligation in respect of Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, any applicable grace period having expired, or such Contingent Obligation to become payable, any applicable grace period having expired, provided that the aggregate principal amount of all such Indebtedness and Contingent Obligations (without duplication of any Indebtedness and Contingent Obligations in respect thereof) which would then become due or payable as described in this Section 9(e) would equal or exceed $35,000,000; or

(f)             (i) Intermediate Holdings or any of its Restricted Subsidiaries (other than any Non-Significant Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or a material portion of its assets, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or Intermediate Holdings or any of its Restricted Subsidiaries (other than any Non-Significant Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Intermediate Holdings or any of its Restricted Subsidiaries (other than any Non-Significant Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Intermediate Holdings or any of its Restricted Subsidiaries (other than any Non-Significant Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Intermediate Holdings or any of its Restricted Subsidiaries (other than any Non-Significant Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Intermediate Holdings or any of its Restricted Subsidiaries (other than any Non-Significant Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)            (i) A Reportable Event shall have occurred; (ii) any Plan that is intended to be qualified under Section 401(a) of the Code shall lose its qualification; (iii) a non-exempt Prohibited Transaction shall have occurred with respect to any Plan; (iv) any Loan Party or any ERISA Affiliate shall have failed to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan or a required contribution to a Multiemployer Plan, in either case whether or not waived; (v) a determination shall have been made that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (vi) any Loan Party or any ERISA Affiliate shall have incurred any liability under Title IV of ERISA with respect to the termination of any Single Employer Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Single Employer Plan; (vii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such Loan Party or ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (viii) any Loan Party or any ERISA Affiliate shall have received from the sponsor of a Multiemployer Plan a determination that such Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, terminated, or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA; and in each case in clauses (i) through (viii) above, such event or condition, together with all other such events or conditions if any, would result in a Material Adverse Effect; or

(h)            One or more judgments or decrees shall be entered against Intermediate Holdings or any of its Restricted Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $35,000,000 or more to the extent that all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within the time required by the terms of such judgment; or

(i)             Except as contemplated by this Agreement or as provided in Section 11.1, the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert in writing; or

(j)             Except as contemplated by this Agreement or as provided in Section 11.1, any Grantor (as defined in the Guarantee and Collateral Agreement) or Loan Party shall breach any covenant or agreement contained in the Guarantee and Collateral Agreement or any Security Document with the effect that the Guarantee and Collateral Agreement or such Security Document, as applicable, shall cease to be in full force and effect or the Lien granted thereby shall cease to be a Lien with the priority purported to be created thereby, in each case other than with respect to items of Collateral not exceeding $2,500,000 in the aggregate or any Loan Party shall assert in writing that the Guarantee and Collateral Agreement or any Security Document is no longer in full force and or effect or the Lien granted by the Guarantee and Collateral Agreement or such Security Document is no longer of the priority purported to be created thereby; or

(k)            A Change in Control shall occur; or

(l)             The loss, revocation or suspension of, or any material impairment in the ability to use, any one or more FCC Licenses with respect to any Station of New Holdings or any Restricted Subsidiary generating collective Broadcast Cash Flow equal to or greater than 15% of the total Broadcast Cash Flow of the Borrowers and the Subsidiary Guarantors;

then, and in any such event, (a) if such event is an Event of Default with respect to a Borrower specified in clause (i) or (ii) of paragraph (f) above, automatically and immediately the Commitments hereunder shall terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all LC Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable; and (b) if such event is any other Event of Default, so long as any such Event of Default shall be continuing, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, take any or all of the following actions (i)  by notice to the Borrower Agent, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate and (ii) (x) by notice to the Borrower Agent declare all or a portion of the Loans of all Lenders hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and such Loans to be due and payable forthwith, whereupon the same shall immediately become due and payable (including all LC Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder), (y) by notice to the Borrower Agent, require that the Borrowers Cash Collateralize the LC Obligations in an amount equal to 103% of the LC Exposure and (z) subject to the terms of the ABL/Term Loan Intercreditor Agreement, enforce all Liens and security interests created pursuant to and in accordance with the Security Documents. Except as expressly provided above in this Article IX, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

ARTICLE X
THE ADMINISTRATIVE AGENT

10.1         Authorization and Action.

(a)            Each Lender and Issuing Bank hereby irrevocably appoints Fifth Third and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)            As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to New Holdings, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. Notwithstanding anything herein to the contrary, in each instance where discretionary rights or powers conferred upon the Administrative Agent may be exercised or refrained from being exercised, the Administrative Agent shall have the absolute right, in its sole discretion, to consult with, or seek the affirmative or negative vote from, the Required Lenders or, if otherwise applicable, the Lenders, and it may do so pursuant to a negative notice or otherwise.

(c)            The Administrative Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or the other Loan Documents arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.

(d)            The Administrative Agent shall not be (i) required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as Administrative Agent or (ii) required to take any enforcement action against a Loan Party or any other obligor outside of the United States.

(e)            In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)            the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby; and

(ii)           nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(f)            The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties.

The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement and the other Loan Documents. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(g)            In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any of the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)            to file and prove a claim for Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 4.7, 4.10, 4.18, 4.20 and 11.5) allowed in such judicial proceeding; and

(ii)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 11.5). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

(h)            The provisions of this Section 10.1 are solely for the benefit of the Administrative Agent, each Issuing Bank and the Lenders, and, except solely to the extent of any Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of New Holdings or any Subsidiary shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

10.2            Administrative Agent’s Reliance, Indemnification, Etc..

(a)            Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b)            Neither the Administrative Agent, nor any Swing Line Lender nor Issuing Bank shall be deemed to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower Agent or a Lender, and neither the Administrative Agent, nor any Swing Line Lender nor Issuing Bank shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article VI or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.

(c)            Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 11.6, (ii) may rely on the Register to the extent set forth in Section 11.6(d), (iii) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

(d)            Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent, (ii) the Administrative Agent (x) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (y) shall not be liable for any information contained in any Report, (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports, (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement and (v) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender in breach of its obligations hereunder.

(e)            The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (ii) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Lender.

10.3         Posting of Communications.

(a)            The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)            Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Lenders hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)            THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section 10.3, including through an Approved Electronic Platform.

(d)            Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)            Each of the Lenders agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)             Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(g)            The Borrowers hereby acknowledge that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”).  The Borrowers hereby agree that so long as any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of materials and/or information provided by or on behalf of the Loan Parties  under the Loan Documents (collectively, “Borrower Materials”) that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Approved Electronic Platform designated “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Approved Electronic Platform not designated “Public Investor.” The Borrowers agree that (i) any Loan Documents and notifications of changes of terms of the Loan Documents (including term sheets) and (ii) any materials delivered pursuant to Section 7.1 will be deemed to be “public-side” Borrower Materials and may be made available to Public Lenders.

10.4         The Administrative Agent Individually. The Person serving as the Administrative Agent shall, to the extent applicable, have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender and may exercise the same as though it were not the Administrative Agent. The terms “Lenders”, “Required Lenders”, “Super Majority Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include, if applicable, the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders and/or Super Majority Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, New Holdings, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders.

10.5         Successor Administrative Agent.

(a)            The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower Agent, and the Required Lenders may remove the Administrative Agent for any reason upon 20 days’ prior written notice to the Administrative Agent and the Borrower Agent, in each case whether or not a successor Administrative Agent has been appointed. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent with the approval of the Borrower Agent (which approval shall not be unreasonably withheld or delayed and not required if an Event of Default has occurred and is continuing). If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case (whether a resignation or a removal), such appointment shall be subject to the prior written approval of the Borrower Agent (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring or removed Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations under this Agreement and the other Loan Documents. Prior to any Administrative Agent’s resignation or removal hereunder as Administrative Agent, the retiring or removed Administrative Agent shall, in the event that a successor Administrative Agent is being appointed at the time of such resignation or removal, take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. A retiring or removed Administrative Agent shall, in the event that a successor Administrative Agent is not appointed at the time of such resignation or removal, take all actions reasonably requested by the Borrower Agent or the Required Lenders (for a reasonable period of time, not to exceed 60 days) (including providing the Borrower Agent and the Required Lenders with a copy of the Register and other documents and information in the possession of the resigning or removed Administrative Agent that is reasonably requested by the Required Lenders or the Borrower Agent) in connection with (x) in the case of the Required Lenders, the Required Lenders’ performance of the duties and obligations of the Administrative Agent under the Loan Documents and (y) in the case of the Borrowers, the Borrowers’ obligation to make payments directly to the Lenders and provide notices and information directly to the Lenders.

(b)            Notwithstanding paragraph (a) of this Section 10.5, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment (x) within 30 days after the retiring Administrative Agent gives notice of its intent to resign or (y) within 20 days after the removed Administrative Agent receives notice of its removal, as applicable, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower Agent or the Required Lenders may give notice of the effectiveness of the removal of the Administrative Agent to the Administrative Agent and the Borrower Agent, as applicable, whereupon, on the date of effectiveness of such resignation or removal stated in such notice, (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Security Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case solely until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section 10.5 (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than as provided in Section 4.20 and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the effectiveness of such resignation or retirement); provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation or removal from its capacity as such, the provisions of this Article and Section 11.5, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

(c)            Any resignation by the Administrative Agent in accordance with the provisions hereunder shall also constitute its resignation as an Issuing Bank and the Swing Line Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swing Line Loans hereunder and (y) shall maintain all of its rights as an Issuing Bank or Swing Line Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swing Line Loans made by it, prior to the date of such resignation, so long as such Letters of Credit or LC Obligations or Swing Line Loans remain outstanding and not otherwise Cash Collateralized in accordance with the terms herein.

10.6         Acknowledgements of Lenders.

(a)            Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning New Holdings and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)            Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

10.7         Collateral Matters.

(a)            Except with respect to the exercise of setoff rights in accordance with Section 11.7(b) or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

(b)            [Reserved].

(c)            The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.3(h). The Administrative Agent shall not be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re-recording or continuing any document, financing statement, Mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral. The actions described in items (i) through (iii) shall be the sole responsibility of the Borrowers.

10.8         Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent (or its sub-agents as designated) shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent (or its sub-agents as designated) shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.1 of this Agreement), (iv) the Administrative Agent (or its sub-agents as designated) on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

10.9         Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that:

(i)            none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)            the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)          the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)         the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)            no fee or other compensation is being paid directly to the Administrative Agent or any of its Affiliates for investment advice (as opposed to other services) in connection with the Loans or this Agreement.

(c)             The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans and this Agreement, (ii) may recognize a gain if it extended the Loans for an amount less than the amount being paid for an interest in the Loans by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

10.10       Indemnification. The Lenders severally agree to indemnify the Administrative Agent, the Swing Line Lender, each Issuing Bank and each of their respective Related Parties (each an “Administrative Indemnitee”) (in each case, in their respective capacities as such (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so)), ratably (determined at the time such indemnity is sought) according to the respective outstanding principal amounts of the Loans and obligations, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Administrative Indemnitee in any way relating to or arising out of the Loan Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by such Administrative Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Administrative Indemnitee’s gross negligence or willful misconduct. The agreements contained in this Section 10.10 shall survive the payment of the Notes and all other amounts payable hereunder.

ARTICLE XI
MISCELLANEOUS

11.1         Amendments and Waivers. No Loan Document or any terms thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section 11.1. Except as expressly set forth in this Agreement, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except pursuant to a document in writing entered into by the Required Lenders and the Loan Parties that are party hereto or thereto, as applicable; provided, however, that (subject to Section 4.22) with respect to any Defaulting Lender):

(a)            no such waiver and no such amendment, supplement or modification shall (i) directly or indirectly release all or substantially all of the Collateral or all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement or (ii) change the definition of “Required Lenders” or “Super Majority Lenders”, in each case, without the written consent of all Lenders;

(b)            no such waiver and no such amendment, supplement or modification shall (i) increase the Commitment of any Lender without the written consent of such Lender (ii) extend the scheduled maturity of any Loan or LC Disbursement or scheduled installment of any Loan or LC Disbursement or reduce any scheduled installment of any Loan or reduce the principal amount thereof, or reduce the rate (provided that only the consent of the Required Lenders shall be necessary to amend the default rate provided in Section 4.7(c) or to waive any obligation of the Borrowers to pay interest at such default rate) or extend the time of payment of interest thereon, or change the method of calculating interest thereon, or reduce the amount or extend the time of payment of any fee payable to the Lenders hereunder, in each case without the written consent of each Lender directly and adversely affected thereby, (iii) amend, modify or waive any provision of this Section 11.1 or consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document, in each case, without the written consent of all Lenders, (iii) amend, modify or waive Section 4.16(a) in a manner that would by its terms alter the pro rata sharing of payments required thereby, (v) change the definition of the term “Borrowing Base”, or any component definition thereof, the effect of which would increase amounts available to be borrowed without the written consent of the Super Majority Lenders (it being understood that the establishment, modification or elimination of Reserves by the Administrative Agent in accordance with the terms hereof will not be deemed to require the consent of any Lender), (vi) amend, modify or waive Section 6.5 of the Guarantee and Collateral Agreement with respect to the priority of payments set forth therein without the written consent of each Lender directly and adversely affected thereby and (vii) subordinate the Liens granted to the Administrative Agent on behalf of the Secured Parties on the ABL Priority Collateral without the written consent of all Lenders; provided that, subject to clause (d) below, any such waiver, amendment, supplement or modification may be made without the consent of the Required Lenders if such waiver, amendment, supplement or modification otherwise satisfies the requirements of this clause (b);

(c)            [Reserved];

(d)            no such waiver and no such amendment, supplement, modification or consent shall adversely affect the rights or duties of the Administrative Agent, the Swing Line Lender or any Issuing Bank under this Agreement or any other Loan Document without the written consent of the Administrative Agent, the Swing Line Lender or such Issuing Bank, as the case may be; and

(e)            this Agreement and the other Loan Documents may be amended solely with the consent of the Administrative Agent to establish an Extension permitted by Section 4.24.

Any such waiver and any such amendment, supplement or modification described in this Section 11.1 shall apply equally to each of the Lenders and shall be binding upon each Loan Party, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrowers, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrowers, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.

In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 11.1 being referred to as a “Non-Consenting Lender”), then, the Borrowers may, at their sole expense and effort, upon notice from the Borrower Agent to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) (a) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (c) the Borrowers or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 11.6(d) and (d) such assignee has consented to the Proposed Change and (ii) substantially concurrently with satisfaction of the requirements set forth in clause (i) of this proviso, such Non-Consenting Lender shall be deemed to have assigned and delegated its interests, rights and obligations under this Agreement and such Non-Consenting Lender shall not be required to execute the Assignment and Assumption in connection therewith.

11.2            Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or electronic transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand on a Business Day during recipient’s normal business hours, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent on a Business Day and received during recipient’s normal business hours with confirmation of receipt received, addressed as follows in the case of each Loan Party and the Administrative Agent, and as set forth on its signature page hereto in the case of any Lender, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

In the case of the Borrower Agent or any Borrower:	Cumulus Media New Holdings Inc. 3280 Peachtree Road, N.W., Suite 2200 Atlanta, GA 30305 Attention: General Counsel Telecopy: (404) 260-6877 Email: Richard.denning@cumulus.com

In the case of the Borrower Agent or any Borrower, with copies to:	Jones Day 1420 Peachtree Street, N.E., Suite 800 Atlanta, GA 30309-3053 Attention: William B. Rowland Email: wbrowland@jonesday.com

and

Jones Day 1420 Peachtree Street, N.E., Suite 800 Atlanta, GA 30309-3053 Attention: Todd Roach Email: troach@jonesday.com

In the case of the Administrative Agent:	Fifth Third Bank, National Association 222 South Riverside Plaza Chicago, IL 60606 Attention: Kevin Seibel Telecopy: (312) 704-7387 Email: Kevin.Seibel@53.com

and

Fifth Third Bank 38 Fountain Square Plaza MD #10908F Cincinnati, Ohio 45263 Attention: Asset Based Lending Group Facsimile: (513) 534-8400

In the case of the Administrative Agent, with copies to:	McDonald Hopkins LLC 600 Superior Ave., East Suite 2100 Cleveland, Ohio 44114 Attention: James E. Stief, Esq. Email: jstief@mcdonaldhopkins.com provided that the failure to provide the copies of notices to the Borrower Agent or any Borrower provided for in this Section 11.2 shall not result in any liability to the Administrative Agent, the Swing Line Lender, any Issuing Bank or any Lender.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Sections 4.3, 4.5 and 4.6 unless otherwise agreed by the Administrative Agent and the applicable Lenders. The Administrative Agent or the Borrower Agent (and behalf of itself and the Borrowers) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that any such notice or communication described in clauses (i) or (ii) not given during the normal business hours of the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

11.3         No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the Loan Documents, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4         Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the making of the Loans and other extensions of credit hereunder.

11.5          Payment of Expenses. The Borrowers agree:

(a)            to pay or reimburse the Administrative Agent, the Swing Line Lender, each Issuing Bank and each of their respective Affiliates for all of their reasonable out-of-pocket costs and expenses incurred in connection with the preparation, execution and delivery of, any amendment, supplement or modification to, or any waiver of, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby including, without limitation, (i) reasonable costs and expenses of consultants in connection with collateral audits collateral field examinations and the preparation of Reports based thereon, and the Administrative Agent’s standard charges for examination activities, (ii) all reasonable out-of-pocket costs and expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) the reasonable fees and disbursements (including filing and recording fees and expenses) of counsel to the Administrative Agent (which shall be limited to one primary counsel, one FCC counsel and, if necessary, one local counsel to the Administrative Agent in any relevant jurisdiction and expenses attributable to processing primary assignments;

(b)            to pay or reimburse the Lenders, the Administrative Agent, the Swing Line Lender and each Issuing Bank for all their reasonable out-of-pocket costs and expenses incurred in connection with, and to pay, indemnify, and hold the Administrative Agent, the Lenders, the Swing Line Lender and each Issuing Bank harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of or in connection with, the enforcement or preservation of any rights under any Loan Document and any such other documents or any workout or restructuring of the Loan Documents, limited in the case of legal fees and expenses to out-of-pocket costs, fees, disbursements and other charges of (i) one primary counsel, FCC counsel and one local counsel in any relevant jurisdiction for the Administrative Agent and (ii) one primary counsel, FCC counsel and one local counsel in any relevant jurisdiction for the Lenders, the Swing Line Lender and each Issuing Bank taken as a whole (and, solely in case of any actual or perceived conflict of interest, one additional primary counsel and one additional local counsel in any relevant jurisdiction to the affected Lenders taken as a whole) incurred in connection with the foregoing and in connection with advising the Administrative Agent, the Lenders, the Swing Line Lender and each Issuing Bank with respect to their respective rights and responsibilities under this Agreement, the other Loan Documents and the documentation relating thereto.

(c)            to pay, indemnify, and to hold the Administrative Agent and each Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying similar fees, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and any such other documents; and

(d)            to pay, indemnify, and hold the the Administrative Agent, the Swing Line Lender, each Issuing Bank, each Lender and each of their respective Related Parties (each an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages (including punitive damages), penalties, fines, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable experts’ and consultants’ fees and limited in the case of legal fees and expenses to the reasonable fees and disbursements of (i) one primary counsel, one FCC counsel and, if necessary, one local counsel in each appropriate jurisdiction for the Administrative Agent and its Related Parties (taken as a whole) and (ii) one primary counsel, one FCC counsel and one local counsel in any relevant jurisdiction for all other Indemnitees taken as a whole (and, solely in the case of any actual or perceived conflict of interest where the Indemnitee affected by such conflict of interest informs the Borrower Agent of such conflict and thereafter retains its own counsel, of another firm of primary counsel and one additional local counsel in any relevant jurisdiction for such affected Indemnitee) and third party claims for personal injury or real or personal property damage) which may be incurred by or asserted against any Indemnitee (x) arising out of or in connection with any actual or threatened investigation, litigation or proceeding related to this Agreement, the other Loan Documents, the Loans, the Letters of Credit or any of the other transactions contemplated hereby or thereby, whether or not any Indemnitee is a party thereto, (y) with respect to any environmental matters, any environmental compliance expenses and remediation expenses in connection with the presence, suspected presence, release or suspected release of any Materials of Environmental Concern in or into the air, soil, groundwater, surface water or improvements at, on, about, under, or within the Properties, or any portion thereof, or elsewhere in connection with the transportation of Materials of Environmental Concern to or from the Properties, in each case to the extent required under Environmental Laws, or (z) without limiting the generality of the foregoing, by reason of or in connection with the execution, performance, delivery, enforcement or administration, of this Agreement or the other Loan Documents (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Borrowers shall have no obligation hereunder to any Indemnitee (x) with respect to indemnified liabilities to the extent they are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of, or (other than in the case of the the Administrative Agent and each of its Related Parties) material breach by, such Indemnitee, (y) under this Section 11.5 for any Taxes other than Other Taxes or Taxes derived from a non-Tax claim or (z) with respect to indemnified liabilities arising out of a dispute solely between Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent, an arranger a swing line lender or letter of credit issuer, or any similar roles under any Loan Document, and other than any claims not involving an act or omission by New Holdings or any of its Affiliates (other than any such indemnified liabilities asserted against any Indemnitee in its capacity, or in fulfilling its role, as an agent or similar role for the Loans). All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

(e)            To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clauses (a) through (d) of this Section 11.5 to be paid by it to the Administrative Agent (or any sub-agent thereof), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the total Commitment at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Commitment (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent).

11.6         Successors and Assigns; Participations; Purchasing Lenders.

(a)            This Agreement shall be binding upon and inure to the benefit of Intermediate Holdings, the Borrowers, the Lenders and the Administrative Agent, all future holders of the Loans, Commitments and/or related Revolving Exposure, and their respective successors and assigns permitted hereby (including any Affiliate or branch of any Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights and obligations hereunder except in accordance with this Section 11.6.

(b)            Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions or Lender Affiliates (other than any Person that is not an Eligible Assignee) (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any participating interest of such Lender in any Letter of Credit, any Commitment of such Lender and/or any other interest of such Lender hereunder (including for the purposes of this Section 11.6(b), its LC Exposure and Swing Line Exposure) and under the other Loan Documents. Notwithstanding anything to the contrary in the immediately preceding sentence, each Lender shall have the right to sell one or more participations in all or any part of its Loans, Commitments, related Revolving Exposure and/or any other Obligations to one or more lenders or other Persons that provide financing to such Lender in the form of sales and repurchases of participations without having to satisfy the foregoing requirements. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan, Commitment, related Revolving Exposure and/or other obligation for all purposes under this Agreement and the other Loan Documents and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to Section 11.1(b) and (2) directly affects such Participant. The Borrowers agree that if amounts outstanding under this Agreement and the Loans are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Loan to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Loan; provided that such Participant shall only be entitled to such right of setoff if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Lenders the proceeds thereof (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), as provided in Section 11.7. The Borrowers also agree that each Participant shall be entitled to the benefits of, and shall be subject to the limitations of, Sections 4.17, 4.18, 4.19 and 4.20 with respect to its participation in the Loans, Commitments and/or other related Revolving Exposure outstanding from time to time; provided that no Participant shall be entitled to receive (i) any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred except to the extent the greater amount is attributable to a Change in Law that occurs after the Participant acquires the applicable participation or (ii) the benefits of Section 4.20 unless such Participant complies with Section 4.20(g) as if it were a Lender (it being understood that the documentation required under Section 4.20(g) shall be delivered to the participating Lender). Each Lender that sells a participation, acting solely for this purpose as an agent of the Borrowers, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans, Letters of Credit, Commitments and/or other obligations under this Agreement (the “Participant Register”). No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person except to the extent such disclosure is necessary to establish that any Loan, Letter of Credit or Note is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(c)            Any Lender may, in the ordinary course of its business and in accordance with applicable law, with the prior written consent (not to be unreasonably withheld or delayed) of:

(i)            the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or a portion of a Loan, a Commitment and/or other Revolving Exposure to a Lender or a Lender Affiliate;

(ii)           (1) each Issuing Bank; provided that no consent of the Issuing Banks shall be required for (x) any assignment not related to Commitments or Revolving Exposure or (y) an assignment of all or a portion of a Loan to a Lender or a Lender Affiliate and (2) each Swing Line Lender at the time of such assignment; provided that no consent of the Swing Line Lender shall be required for (x) any assignment not relating to Swing Line Commitments, Swing Line Exposure, Commitments or Revolving Exposure or (y) an assignment of all or a portion of a Loan to a Lender or a Lender Affiliate; and

(iii)          the Borrower Agent; provided that (A) (i) no consent of the Borrower Agent shall be required for an assignment to a Lender or a Lender Affiliate or (ii) if an Event of Default under Section 9(a) or (f) has occurred and is continuing and (B) the Borrower Agent shall be deemed to have consented to any assignment unless the Borrower Agent has objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof, sell to any Eligible Assignee (an “Assignee”), all or any part of its rights and obligations under this Agreement, the Notes and the other Loan Documents pursuant to an Assignment and Assumption executed by such Assignee, such assigning Lender (except as otherwise permitted by Section 4.22 and Section 11.1) and, to the extent their consent is required, the Borrower Agent and the Administrative Agent, and delivered to the Administrative Agent for its acceptance and recording in the Register (as defined below); provided that (A) each such sale pursuant to this Section 11.6(c) of less than all of a Lender’s rights and obligations (I) to a Person which is not then a Lender or a Lender Affiliate shall be of Loans, Commitments and/or other Revolving Exposure, as applicable, of not less than $1,000,000 and (II) to a Person which is then a Lender or a Lender Affiliate may be in any amount and (B) each Assignee shall comply with the provisions of Section 4.20 hereof; provided, further that the foregoing shall not prohibit a Lender from selling participating interests in accordance with Section 11.6(a) in all or any portion of its Loans, Commitments and/or other Revolving Exposure (without duplication). For purposes of clause (A) of the first proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its Lender Affiliates, if any. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with the Loans, Commitments and/or other Revolving Exposure as set forth therein and (y) the assigning Lender thereunder shall, to the extent of the interest transferred, as reflected in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.17, 4.18, 4.19, 4.20 and 11.5). Such Assignment and Assumption shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Assignee and the resulting adjustment of Pro Rata Percentages arising from the purchase by such Assignee of all or a portion of the rights and obligations of such assigning Lender under this Agreement.

Each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee is an Eligible Assignee or have any liability with respect to any assignment made to a Disqualified Lender or any other Person that is not an Eligible Assignee or enforcing the list of Disqualified Lenders.

If any assignment or participation is made to any Disqualified Lender, the Borrowers may, at their sole expense and effort, upon notice from the Borrower Agent to the applicable Disqualified Lender and the Administrative Agent, (A) in the case of outstanding Loans, Commitments and/or other Revolving Exposure held by such Disqualified Lender, prepay such Loans, Commitments and/or other Revolving Exposure by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Loans, Commitments and/or other Revolving Exposure, in each case, plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (B) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 11.6), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Borrower Agent, the Administrative Agent or any Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any Bankruptcy Plan, each Disqualified Lender party hereto hereby agrees (1) not to vote on such Bankruptcy Plan, (2) if such Disqualified Lender does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the applicable bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(d)            The Administrative Agent acting on behalf of and as agent for the Borrowers, shall maintain at the address of the Administrative Agent referred to in Section 11.2 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the principal amount (and stated interest) of Loans, Commitments and/or other Revolving Exposure of, each Lender. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent, each Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans, Commitments and/or other Revolving Exposure recorded therein for all purposes of this Agreement, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Borrower Agent, any Issuing Bank or any Lender at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. Upon its receipt of an Assignment and Assumption executed by an assigning Lender, an Assignee and any other party required to executed such Assignment and Assumption pursuant to this Section 11.6, together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (x) in the case of an assignee which is already a Lender or is an Affiliate of a Lender or a Person under common management with a Lender or (y) if waived by the Administrative Agent in its sole discretion), the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the effective date determined pursuant thereto, record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower Agent. The Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about New Holdings and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(e)            The Borrowers authorize each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee or to any pledgee referred to in Section 11.6(f) or to any direct or indirect contractual counterparty in swap agreements such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by confidentiality provisions at least as restrictive as those of Section 11.15) any and all financial information in such Lender’s possession concerning New Holdings and its Subsidiaries which has been delivered to such Lender by or on behalf of the Borrowers pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrowers in connection with such Lender’s credit evaluation of New Holdings and its Subsidiaries and Affiliates prior to becoming a party to this Agreement; provided that no such information shall be provided by any Lender to any Disqualified Lender.

(f)             For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 11.6 concerning assignments of Loans, Notes, Commitments and/or other Revolving Exposure relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment (i) by a Lender of any Loan, Note, Commitment and/or other Revolving Exposure to any Federal Reserve Bank or central bank having jurisdiction over such lender in accordance with applicable law and (ii) by a Lender Affiliate which is a fund to its trustee in support of its obligations to its trustee; provided that any transfer of Loans, Notes, Commitments and/or other Revolving Exposure upon, or in lieu of, enforcement of or the exercise of remedies under any such pledge shall be treated as an assignment thereof which shall not be made without compliance with the requirements of this Section 11.6.

(g)            The Borrowers, upon receipt by the Borrower Agent of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (f) above.

11.7            Adjustments; Set-off.

(a)            Except as otherwise expressly set forth in this Agreement (including Sections 4.24 and 11.6), if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of any of its Loans, the Protective Advances or LC Disbursements, or in each case, interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of such other Lender’s Loans, the Protective Advances or LC Disbursements, or in each case, interest thereon, such Benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s Loans, interests in Protective Advances and/or LC Disbursements, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrowers agree that each Lender so purchasing a portion of another Lender’s Loans, interests in Protective Advances and/or LC Disbursements may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion. The Administrative Agent shall promptly give the Borrower Agent notice of any set-off, provided that the failure to give such notice shall not affect the validity of such set-off.

(b)            Upon the occurrence of an Event of Default specified in Section 9(a) or Section 9(f), the Administrative Agent and each Lender are hereby irrevocably authorized at any time and from time to time without notice to the Borrowers, any such notice being hereby waived by the Borrowers, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender or any of their respective Affiliates to or for the credit or the account of any Borrower or any part thereof in such amounts as the Administrative Agent or such Lender may elect, on account of the liabilities of the Borrowers hereunder and under the other Loan Documents and claims of every nature and description of the Administrative Agent or such Lender against the Borrowers in any currency, whether arising hereunder, or otherwise, under any other Loan Document as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or such Lender has made any demand for payment and although such liabilities and claims may be contingent or unmatured. The Administrative Agent and each Lender shall notify the Borrower Agent (and in the case of a setoff made by a Lender, the Administrative Agent) promptly of any such setoff made by it and the application made by it of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this paragraph are in addition to other rights and remedies (including other rights of setoff) which the Administrative Agent or such Lender may have.

11.8         Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by e-mail or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

11.9         Integration. Except for matters set forth in this Agreement and the other Loan Documents represent the entire agreement of the Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents.

11.10       Governing Law; No Third Party Rights.

(a)            THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE LOANS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE LOANS SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE OR OTHER LOAN DOCUMENT, BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THIS AGREEMENT IS SOLELY FOR THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND, EXCEPT AS SET FORTH IN SECTION 11.6, NO OTHER PERSONS SHALL HAVE ANY RIGHT, BENEFIT, PRIORITY OR INTEREST UNDER, OR BECAUSE OF THE EXISTENCE OF, THIS AGREEMENT.

(b)            EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT, NOTWITHSTANDING THE GOVERNING LAW PROVISIONS OF ANY APPLICABLE LOAN DOCUMENT, ANY CLAIMS BROUGHT AGAINST THE ADMINISTRATIVE AGENT BY ANY SECURED PARTY RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, THE COLLATERAL OR THE CONSUMMATION OR ADMINISTRATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

11.11       Submission To Jurisdiction; Waivers. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a)            SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND THE APPELLATE COURTS FROM ANY THEREOF;

(b)            CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c)            AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 11.2 OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO;

(d)            AGREES THAT NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO SUE ANY LOAN PARTY IN ANY OTHER JURISDICTION;

(e)            WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION 11.11, ANY SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES; PROVIDED, HOWEVER, THAT NOTHING CONTAINED IN THIS CLAUSE (v) SHALL LIMIT OR IMPAIR THE BORROWERS’ INDEMNIFICATION OR REIMBURSEMENT OBLIGATIONS UNDER SECTION 11.5 IN RESPECT OF ANY THIRD PARTY CLAIMS ALLEGING SUCH SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES; AND

(f)            EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN PARAGRAPH (a) ABOVE.

11.12       Acknowledgements. Each of Intermediate Holdings and each of the Borrowers hereby acknowledges that:

(a)            it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)            none of the Administrative Agent or any Lender has any fiduciary relationship to any Loan Party, and the relationship between the Administrative Agent and the Lenders, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor; and

(c)            no joint venture exists among the Lenders or among any Loan Parties and the Lenders.

11.13       Releases of Guarantees and Liens.

(a)            Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) and the Administrative Agent hereby agrees to take any action requested by the Borrower Agent having the effect of releasing or evidencing the release of any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.

(b)            At such time as the Loans and the other obligations under the Loan Documents (other than contingent indemnity obligations not due and payable) shall have been paid in full in cash, the Collateral shall be released from the Liens created by the Guarantee and Collateral Agreement, and the Guarantee and Collateral Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Guarantee and Collateral Agreement shall terminate, all without delivery of any instrument or performance of any act by any Person.

11.14       Joint and Several Liability. Each of the Borrowers shall be jointly and severally liable with the other Borrowers for the Obligations. Each Borrower acknowledges that it is a co-borrower hereunder and is jointly and severally liable under this Agreement and the other Loan Documents. Any payment made by a Borrower in respect of Obligations owing by one or more Borrowers shall be deemed a payment of such Obligations by and on behalf of all Borrowers. All Loans, Swing Line Loans and Letters of Credit deemed to be (i) in the case of Loans (including Swing Line Loans), extended to or on behalf of any Borrower shall be deemed to be Loans or Swing Line Loans (as applicable) extended for or on behalf of each of the Borrowers and (ii) in the case of Letters of Credit, issued by or on behalf of any Borrower shall be deemed to be Letters of Credit issued by or on behalf of each of the Borrowers.

Each Borrower agrees that the joint and several liability of the Borrowers provided for in this Section 11.14 shall not be impaired or affected by any modification, supplement, extension or amendment or any contract or agreement to which the other Borrowers may hereafter agree (other than an agreement signed by the Administrative Agent and the Lenders specifically releasing such liability), nor by any delay, extension of time, renewal, compromise or other indulgence granted by the Administrative Agent or any Lender with respect to any of the Obligations, nor by any other agreements or arrangements whatsoever with the other Borrowers or with any other Person, each Borrower hereby waiving all notice of such delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consenting to be bound thereby as fully and effectually as if it had expressly agreed thereto in advance. The liability of each Borrower is direct and unconditional as to all Obligations, and may be enforced without requiring the Administrative Agent or any Lender first to resort to any other right, remedy or security. Except to the extent otherwise provided herein, each Borrower hereby expressly waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations, the Notes, this Agreement or any other Loan Document and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other person or any Collateral.

Each Borrower hereby irrevocably waives and releases each other Borrower from all “claims” (as defined in Section 101(5) of the Bankruptcy Code) to which such Borrower is or would be entitled by virtue of the provisions of the first paragraph of this Section 11.14 or the performance of such Borrower’s obligations thereunder with respect to any right of subrogation (whether contractual, under Section 509 of the Bankruptcy Code or otherwise), reimbursement, contribution, exoneration or similar right, or indemnity, or any right of recourse to security for any Obligations.

11.15       Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all Information (as defined below) provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent or any other Lender, (b) subject to an agreement to comply with confidentiality provisions at least as restrictive as those of this Section 11.15, to any actual or prospective Transferee or any pledgee referred to in Section 11.6(f) or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its Affiliates or to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed (other than in violation of this Section 11.15), (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender (it being understood that any rating agency to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential) or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document; provided that, unless prohibited by applicable law or court order, such Lender or the Administrative Agent shall use reasonable efforts to notify the Borrower Agent of any disclosure pursuant to clauses (d) or (e) other than to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners). For the purposes of this Section 11.15, “Information” means all information received from any Loan Party relating to New Holdings, its Subsidiaries or their business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrowers and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrowers and their Affiliates and their Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by any Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about any Borrower and its Affiliates and their Related Parties or their respective securities. Accordingly, each Lender represents to the Borrowers and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

11.16       Usury Savings. Notwithstanding any other provision herein, the aggregate interest rate charged hereunder, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate (as such term is defined below). If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate (as defined below), the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if and when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrowers shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrowers to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrowers. As used in this paragraph, the term “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

11.17       Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.18       Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers and each other Loan Party, which information includes the name and address of the Borrowers and each other Loan Party and other information that will allow such Lender to identify the Borrowers and each other Loan Party in accordance with the Act.

11.19       Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

11.20       Conditional Restrictions on Parent. As a condition to the Borrowers’ providing financial statements of Parent and its consolidated Subsidiaries (in lieu of the financial statements of New Holdings and its consolidated Subsidiaries) pursuant to the second to last paragraph of Section 7.1, Parent hereby agrees that at all times during any fiscal period with respect to which financial statements provided under Section 7.1(a) or (b) are in respect of Parent and its consolidated Subsidiaries, Parent will not (a) own any material property other than (x) the Capital Stock in Intermediate Holdings, (y) cash and Cash Equivalents received from distributions from Intermediate Holdings permitted by Section 8.8, and (z) tax refunds, insurance payments and settlements that in each case are promptly contributed to New Holdings, (b) have any material liabilities other than (i) [reserved], (ii) tax liabilities in the ordinary course of business and (iii) corporate overhead expenses incurred in the ordinary course of business (including expenses relating to insurance) or (c) engage in any business other than (i) owning the Capital Stock in Intermediate Holdings, and activities incidental or related thereto, and (ii) activities related to maintaining its listing as a public company on any applicable exchange.

11.21       Secured Swap Agreements and Secured Cash Management Agreements. At any time prior to or within 30 days after any Loan Party enters into any Swap Agreement or Cash Management Agreement, if the applicable Loan Party and counterparty desire that the monetary obligations in respect of such Swap Agreement or the Cash Management Obligations in respect of such Cash Management Agreement be treated as an “Obligation” hereunder with rights in respect of payment of proceeds of the Collateral in accordance with the waterfall provisions set forth in the applicable Security Documents, the Borrower Agent and the counterparty to such Swap Agreement or Cash Management Agreement, as the case may be, may notify the Administrative Agent in writing (to be acknowledged by the Administrative Agent (provided that the failure to provide such acknowledgement shall not affect the treatment of such Swap Agreement or Cash Management Agreement as a “Secured Swap Agreement” or “Secured Cash Management Agreement”, as applicable)) that (x) such Swap Agreement is to be a “Secured Swap Agreement” (a “Secured Swap Agreement”) or (y) such Cash Management Agreement is to be a “Secured Cash Management Agreement” (a “Secured Cash Management Agreement”), so long as the following conditions are satisfied:

(a)            in the case of a Swap Agreement, such Swap Agreement is entered into with a Qualified Counterparty;

(b)            in the case of a Cash Management Agreement, such Cash Management Agreement is with a counterparty that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender; and

(c)            in the case of all such agreements, the obligations of the Loan Parties thereunder have not been designated as “Obligations” under and as defined in the Term Loan Documents.

Until such time as the Borrower Agent and the counterparty to such Swap Agreement or Cash Management Agreement, as the case may be, deliver (and the Administrative Agent acknowledges (provided that the failure to provide such acknowledgement shall not affect the treatment of such Swap Agreement or Cash Management Agreement as a “Secured Swap Agreement” or “Secured Cash Management Agreement”, as applicable)) such notice as described above, such Swap Agreement or Cash Management Agreement shall not constitute a Secured Swap Agreement or Secured Cash Management Agreement, as the case may be. The parties hereto understand and agree that the provisions of this Section 11.21 are made for the benefit of the Administrative Agent, each Lender and their respective Affiliates, which become parties to Secured Swap Agreements or Secured Cash Management Agreements, as applicable, and agree that any amendments or modifications to the provisions of this Section 11.21 shall not be effective with respect to any Secured Swap Agreement or Secured Cash Management Agreement, as the case may be, entered into prior to the date of the respective amendment or modification of this Section 11.21 (without the written consent of the relevant parties thereto). The Administrative Agent accepts no responsibility and shall have no liability for the calculation of the exposure owing by the Loan Parties under any such Secured Swap Agreement and/or Secured Cash Management Agreement, and the Administrative Agent shall be entitled in all cases to rely on the applicable notice provided by the Borrower Agent and the applicable counterparty to such Swap Agreement or Cash Management Agreement as set forth above. No Secured Party that obtains the benefits of the guarantee set forth in the Guarantee and Collateral Agreement or any Collateral by virtue of the provisions hereof or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender, an Issuing Bank, the Swing Line Lender or the Administrative Agent and, in such case, only to the extent expressly provided in the Loan Documents.

11.22            Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b)            As used in this Section 11.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

11.23            Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Notices of Borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWERS:	CUMULUS MEDIA NEW HOLDINGS INC.

By:
Name:
Title:

BORROWERS:

CONSOLIDATED IP COMPANY LLC

BROADCAST SOFTWARE INTERNATIONAL LLC

INCENTREV-RADIO HALF OFF LLC

CUMULUS INTERMEDIATE HOLDINGS LLC

INCENTREV LLC

CUMULUS NETWORK HOLDINGS LLC

CUMULUS RADIO LLC

LA RADIO, LLC

KLOS-FM RADIO ASSETS, LLC

DETROIT RADIO, LLC

DC RADIO ASSETS, LLC

CHICAGO FM RADIO ASSETS, LLC

CHICAGO RADIO ASSETS, LLC

ATLANTA RADIO, LLC

MINNEAPOLIS RADIO ASSETS, LLC

NY RADIO ASSETS, LLC

RADIO ASSETS, LLC

SAN FRANCISCO RADIO ASSETS, LLC

WBAP-KSCS ASSETS, LLC

WPLJ RADIO, LLC

WESTWOOD ONE, LLC

CMP SUSQUEHANNA RADIO HOLDINGS LLC

CUMULUS BROADCASTING LLC

DIAL COMMUNICATIONS GLOBAL MEDIA, LLC

RADIO NETWORKS, LLC

WESTWOOD ONE RADIO NETWOKS, LLC

CMP SUSQUEHANNA LLC

CATALYST MEDIA, LLC

SUSQUEHANNA PFALTZGRAFF LLC

CMP KC LLC

SUSQUEHANNA MEDIA LLC

SUSQUEHANNA RADIO LLC

KLIF BROADCASTING, LLC

RADIO METROPLEX, LLC

By:
Name:
Title:

INTERMEDIATE HOLDINGS:	CUMULUS MEDIA INTERMEDIATE INC.

By:
Name:
Title:

PARENT:	CUMULUS MEDIA INC.

By:
Name:
Title:

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Bank, Swing Line Lender and a Lender

By:
Name:
Title:

SCHEDULE 6.3

Post-Closing Releases

Mark	Serial No./Filing Date	Reg. No./Reg. Date	Owner	Current Security Interest(s) on Record
Design Only	73628339 03-NOV- 1986	1496077 12-JUL-1988	WESTWOOD ONE, LLC

(1)       Security Interest with Barclays Business Credit, Inc. recorded 12/11/1989 at Reel/Frame 0703/0546.

(2)       Security Interest with Barclays Bank PLC recorded 4/1/1993 at Reel/Frame 0947/0403.

Release and Reassignment with Barclays Bank PLC, as successor-in-interest to Barclays Business Credit, Inc. recorded 11/26/1993 at Reel/Frame 1067/0405

MUTUAL BROADCAST ING SYSTEM	73202321 01-FEB-1979	1186135 12-JAN-1982	WESTWOOD ONE, LLC

(1) Security Interest granted by Westwood One, Inc. in favor of Mutual Broadcasting System, Inc. recorded 1/6/1986 at Reel/Frame 0514/0856

(2) Security Interest with Barclays Business Credit, Inc. recorded 12/11/1989 at Reel/Frame 0703/0546.

(3) Security Interest with Barclays Bank PLC recorded 4/1/1993 at Reel/Frame 0947/0403.

Release and Reassignment with Barclays Bank PLC, as successor-in-interest to Barclays Business Credit, Inc. recorded 11/26/1993 at Reel/Frame 1067/0405.

MUTUAL RADIO NETWORKS	73202320 01-FEB-1979	1180512 01-DEC- 1981	WESTWOOD ONE, LLC

(1) Security Interest granted by Westwood One, Inc. in favor of Mutual Broadcasting System, Inc. recorded 1/6/1986 at Reel/Frame 0514/0856

(2) Security Interest with Barclays Business Credit, Inc. recorded 12/11/1989 at Reel/Frame 0703/0546.

(3) Security Interest with Barclays Bank PLC recorded 4/1/2993 at Reel/Frame 0947/0403.

Release and Reassignment with Barclays Bank PLC, as successor-in-interest to Barclays Business Credit, Inc. recorded 11/26/1993 at Reel/Frame 1067/0405.

OFF THE RECORD	73241374 03-DEC- 1979	1177625 10-NOV-1981	WESTWOOD ONE, LLC

(1) Security Interest with Barclays Business Credit, Inc. recorded 12/11/1989 at Reel/Frame 0703/0546.

(2) Security Interest with Barclays Bank PLC recorded 4/1/2993 at Reel/Frame 0947/0403.

Release and Reassignment with Barclays Bank PLC, as successor-in-interest to Barclays Business Credit, Inc. recorded 11/26/1993 at Reel/Frame 1067/0405.

WESTWOOD ONE	73268284 30-JUN- 1980	1219413 07-DEC- 1982	WESTWOOD ONE, LLC

(1) Security Interest with Barclays Business Credit, Inc. recorded 12/11/1989 at Reel/Frame 0703/0546.

(2) Security Interest with Barclays Bank PLC recorded 4/1/2993 at Reel/Frame 0947/0403.

Release and Reassignment with Barclays Bank PLC, as successor-in-interest to Barclays Business Credit, Inc. recorded 11/26/1993 at Reel/Frame 1067/0405.

ANNEX II

Amended Collateral Agreement

(See attached.)

GUARANTEE AND COLLATERAL AGREEMENT

made by

CUMULUS MEDIA INTERMEDIATE INC.,

CUMULUS MEDIA NEW HOLDINGS INC.,

and CERTAIN SUBSIDIARIES OF CUMULUS MEDIA INTERMEDIATE INC.

in favor of

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as Administrative Agent

Dated as of March [__], 2020

Table of Contents

Page

Section 1.	DEFINED TERMS	2
1.1	Definitions	2
1.2	Other Definitional Provisions	5

Section 2.	Guarantee	6
2.1	Guarantee	6
2.2	Right of Contribution	6
2.3	No Subrogation	6
2.4	Amendments, etc. with respect to the Borrower Obligations	7
2.5	Guarantee Absolute and Unconditional	7
2.6	Reinstatement	8
2.7	Payments	8

Section 3.	GRANT OF SECURITY INTEREST	8

Section 4.	REPRESENTATIONS AND WARRANTIES	10
4.1	Title; No Other Liens	10
4.2	Perfected First Priority Liens	10
4.3	Jurisdiction of Organization; Chief Executive Office	10
4.4	Investment Property	11
4.5	Receivables	11
4.6	Intellectual Property	11
4.7	Commercial Tort Claims	12
4.8	Organization; Authority; No Litigation	12
4.9	Deposit and Securities Accounts	13

Section 5.	COVENANTS	13
5.1	Delivery of Instruments, Certificated Securities and Chattel Paper	13
5.2	[Reserved]	13
5.3	Maintenance of Perfected Security Interest; Further Documentation	13
5.4	Changes in Name, etc.	14
5.5	[Reserved]	14
5.6	Investment Property	14
5.7	Intellectual Property	15
5.8	Commercial Tort Claims	17
5.9	Cash Receipts	17

Section 6.	REMEDIAL PROVISIONS	17
6.1	Certain Matters Relating to Receivables	17
6.2	Communications with Obligors; Grantors Remain Liable	18
6.3	Pledged Stock	18
6.4	Proceeds to be Turned Over To Administrative Agent	19
6.5	Application of Proceeds	19
6.6	Code and Other Remedies	20
6.7	Registration Rights	21
6.8	Subordination	21
6.9	Deficiency	21

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Section 7.	THE ADMINISTRATIVE AGENT	21
7.1	Administrative Agent’s Appointment as Attorney-in-Fact, etc.	21
7.2	Duty of Administrative Agent	23
7.3	Execution of Financing Statements	23
7.4	Authority of Administrative Agent	23

Section 8.	MISCELLANEOUS	24
8.1	Amendments in Writing	24
8.2	Notices	24
8.3	No Waiver by Course of Conduct; Cumulative Remedies	24
8.4	Enforcement Expenses; Indemnification	24
8.5	Successors and Assigns	25
8.6	Set-Off	25
8.7	Counterparts	25
8.8	Severability	25
8.9	Section Headings	25
8.10	Integration	25
8.11	GOVERNING LAW	25
8.12	Submission To Jurisdiction; Waivers	25
8.13	Acknowledgements	26
8.14	Additional Grantors	26
8.15	Releases	27
8.16	WAIVER OF JURY TRIAL	27
8.17	Approvals	28
8.18	ABL/Term Loan Intercreditor Agreement	28

SCHEDULES

Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Perfection Matters
Schedule 4	Jurisdictions of Organization and Chief Executive Offices
Schedule 5	Intellectual Property
Schedule 6	Deposit Accounts and Securities Accounts
Schedule 7	Commercial Tort Claims

ANNEX
Annex 1	Form of Assumption Agreement

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GUARANTEE AND COLLATERAL AGREEMENT

GUARANTEE AND COLLATERAL AGREEMENT, dated as of March [__], 2020, made by Cumulus Media New Holdings Inc., a Delaware corporation (the “New Holdings”), and each of the Borrowers and Guarantors (each, as defined in the Credit Agreement (as defined below)) party hereto and any additional entities that from time to time become a party hereto (such additional entities, together with New Holdings and the Borrowers and Guarantors party hereto, the “Grantors,” and each, a “Grantor”), in favor of FIFTH THIRD BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the ABL Credit Agreement, dated as of March [__], 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among New Holdings, Cumulus Media Intermediate Inc., the subsidiaries of New Holdings from time to time party thereto as borrowers (together with New Holdings, each a “Borrower” and, collectively, the “Borrowers”), the Lenders and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make revolving loans to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrowers are members of an affiliated group of companies that includes each other Grantor;

WHEREAS, the Borrowers and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the revolving loans made, and other financial accommodations provided, under the Credit Agreement;

WHEREAS, this Agreement is made by the Grantors in favor of the Administrative Agent for the benefit of the Secured Parties to secure the payment and performance in full when due of the Obligations;

WHEREAS, it is a condition precedent to the effectiveness of the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Secured Parties; and

WHEREAS, the rights of the Lenders with respect to the Collateral shall be further governed by that certain ABL/Term Loan Intercreditor Agreement, dated as of August 17, 2018, by and among the Term Loan Security Agents (as defined therein) and Fifth Third Bank, National Association, as the Revolving Facility Security Agent (as defined therein), and acknowledged by New Holdings and the Guarantors (as amended by the Intercreditor Agreement Joinder (as defined below), and as further amended, restated, supplemented or otherwise modified from time to time, the “ABL/Term Loan Intercreditor Agreement” and, together with any other intercreditor agreement entered into by the Administrative Agent with respect to the relative priority of the Liens on the Collateral, the “Intercreditor Agreements”), pursuant to an Intercreditor Agreement Joinder, dated as of the date hereof (the “Intercreditor Agreement Joinder”), to the ABL/Term Loan Intercreditor Agreement, by the Administrative Agent.

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement, each Grantor, intending to be legally bound, hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

Section 1.     DEFINED TERMS

1.1     Definitions. (a)          Unless otherwise defined herein, terms defined in the Credit Agreement and used herein (including in the recitals hereto) shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Equipment, Farm Products, General Intangibles, Goods, Instruments, Inventory, Letter-of-Credit Rights, Money, Securities Accounts, Security and Supporting Obligations.

(b)            The following terms shall have the following meanings:

“Agreement”: this Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Borrower Obligations”: the collective reference to the “Obligations” (under and as defined in the Credit Agreement), including all unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrowers (including, without limitation, Secured Cash Management Obligations, obligations in respect of Secured Swap Agreements and interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to a Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or out of the Credit Agreement, this Agreement, the other Loan Documents or any other document made, delivered or given in connection with any of the foregoing, in each case, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by any Borrower pursuant to the terms of any of the foregoing agreements).

“Collateral”: as defined in Section 3.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Contracts”: all contracts and agreements between any Grantor and one or more additional parties (including, without limitation, any license agreement, joint venture agreement and/or limited liability company agreement).

“Collateral Account”: any collateral account established by the Administrative Agent as provided in Section 6.1 or 6.4.

“Copyrights”: (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 5), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Copyright License”: any written agreement naming any Grantor as licensor or licensee, granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright, and including, without limitation, any of the foregoing referred to in Schedule 5.

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“Excluded Property”: as defined in Section 3.

“Excluded Swap Obligation”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap then such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the applicable Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under this Agreement (including, without limitation, Section 2) or any other Loan Document to the Administrative Agent or any Lender, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document); provided that (a) Guarantor Obligations shall exclude all Excluded Swap Obligations and (b) in the event that any Guarantor is not an “eligible contract participant” as such term is defined in Section 1(a)(18) of the Commodity Exchange Act, as amended at the time (i) any transaction is entered into under a Secured Swap Agreement or (ii) such Guarantor becomes a Guarantor under this Agreement, the Guarantor Obligations of such Guarantor shall not include (x) in the case of preceding clause (i), such transaction and (y) in the case of preceding clause (ii), any transactions under Secured Swap Agreements as of such date.

“Guarantors”: the collective reference to each Grantor other than the Borrowers.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Patents and the Trademarks and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to Intermediate Holdings, New Holdings or any Subsidiaries of New Holdings.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.

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“IP Licenses”: the collective reference to all Copyright Licenses, Patent Licenses and Trademark Licenses.

“Issuers”: the collective reference to each issuer of any Pledged Stock.

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations”: (i) in the case of each Borrower, the Borrower Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

“Patents”: (i) all letters patent of the United States, any other country or any political subdivision thereof, and all reissues and extensions thereof, including, without limitation, any of the foregoing referred to in Schedule 5, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 5, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Patent License”: any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 5.

“Pledged Notes”: all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than (i) promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business, (ii) the Gleiser Note and (iii) any promissory note made by an employee or director of a Grantor) in an amount exceeding $5,000,000 individually.

“Pledged Stock”: the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, interests or rights of any nature whatsoever in respect of the Capital Stock of (i) each direct Subsidiary of a Grantor or (ii) any other Person if the value of the Capital Stock under this clause (ii) exceeds $5,000,000 individually that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; in each case together with the certificates (or other agreements or instruments), if any, representing such Capital Stock and all dividends, distributions, cash, warrants, instruments, securities, options, property, proceeds and other rights, contractual or otherwise, with respect thereto or received, receivable or otherwise distributed in respect of or in exchange for any or all of such Capital Stock, including, but not limited to, the following: (1) all Capital Stock representing a dividend thereon, or representing a distribution or return of capital upon or in respect thereof, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder thereof, or otherwise in respect thereof; (2) all of such Grantor’s rights under any partnership agreement, limited liability company agreement, shareholder agreement or at law to exercise and enforce every right, power, remedy, authority, option and privilege of such Grantor relating to such Capital Stock, including any power to terminate, cancel or modify any partnership agreement, any limited liability company agreement, any shareholder agreement or any similar agreement, to execute any instruments and to take any and all other action on behalf of and in the name of Grantor in respect of such Capital Stock to make determinations, to exercise any election (including, but not limited to, election of remedies) or option or to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce or collect any of the foregoing; and (3) in the event of any consolidation or merger involving the issuer thereof and in which such issuer is not the surviving Person, all shares of each class of the Capital Stock of the successor Person formed by or resulting from such consolidation or merger, to the extent that such successor Person is a direct Subsidiary of a Grantor.

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“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property pledged hereunder, collections thereon or distributions or payments with respect thereto.

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Secured Parties”: the collective reference to the Administrative Agent, the Lenders, any Qualified Counterparties to Secured Swap Agreements, and the Administrative Agent, the Lenders and/or any Affiliates of the Administrative Agent or any Lender providing Secured Cash Management Obligations.

“Securities Act”: the Securities Act of 1933, as amended.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Trademarks”: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 5, and (ii) the right to obtain all renewals thereof.

“Trademark License”: any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 5.

1.2            Other Definitional Provisions.

(a)            The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b)            The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)            Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

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Section 2.     Guarantee

2.1     Guarantee. (a)          Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and permitted assigns, the prompt and complete payment and performance by the Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations.

(b)            Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c)            Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

(d)            The guarantee contained in this Section 2 shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 (other than contingent indemnity obligations not due and payable) shall have been satisfied by payment in full in cash, notwithstanding that from time to time during the term of the Credit Agreement the Borrowers may be free from any Borrower Obligations.

(e)            No payment made by any Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by any Secured Party from any Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations (other than contingent indemnity obligations not due and payable) are paid in full in cash.

2.2            Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to any Secured Party, and each Guarantor shall remain liable to the Secured Parties for the full amount guaranteed by such Guarantor hereunder.

2.3            No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by any Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of any Secured Party against any Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by any Secured Party for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to Secured Parties by the Borrowers on account of the Borrower Obligations (other than contingent indemnity obligations not due and payable) are paid in full in cash. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full in cash, such amount shall be held by such Guarantor in trust for the Secured Parties, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

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2.4            Amendments, etc. with respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by any Secured Party may be rescinded by such Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Secured Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Secured Party for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. None of the Secured Parties shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5            Guarantee Absolute and Unconditional.

Each Guarantor waives, to the fullest extent permitted by law and except as otherwise provided for herein, any and all notices of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by any Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between any of the Borrowers and any of the Guarantors, on the one hand, and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives, to the fullest extent permitted by law and except as otherwise provided for herein, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any of the Borrowers or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower or any other Person against any Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance, other than payment in full of the Borrower Obligations. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from any Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

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2.6            Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7            Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars in the manner set forth in the Credit Agreement.

Section 3.     GRANT OF SECURITY INTEREST

Each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest other than Excluded Property (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a)            all Accounts;

(b)            all Chattel Paper;

(c)            all Contracts;

(d)            all Deposit Accounts;

(e)            all Securities Accounts and all assets on deposit therein;

(f)            all Documents (other than title documents with respect to equipment or assets set forth in clause (ii) of the definition of Excluded Property below);

(g)            all Equipment;

(h)            all Fixtures;

(i)            all General Intangibles;

(j)            all Instruments;

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(k)            all Intellectual Property;

(l)            all IP Licenses;

(m)            all Inventory;

(n)            all Investment Property;

(o)            all Letter-of-Credit Rights;

(p)            all Goods;

(q)            all Money;

(r)            all Commercial Tort Claims described on Schedule 7 (as such schedule may be supplemented from time to time);

(s)            all books and records pertaining to the Collateral; and

(t)            to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Section 3, the term Collateral and the terms set forth in this Section defining the components of Collateral shall not include, and this Agreement shall not constitute a grant of a security interest in, any of the following (the “Excluded Property”): (i) any fee owned real property of any Grantor that is not required to be subject to a Mortgage pursuant to Section 7.10(c) of the Credit Agreement, and any leasehold interests in real property of any Grantor, (ii) any trucks, trailers, tractors, service vehicles, automobiles, rolling stock or other registered mobile equipment or assets covered by certificates of title or ownership of any Grantor, (iii) any Letter-of-Credit Rights and any Commercial Tort Claims of any Grantor, in each case, with a value of less than $5,000,000, (iv) any property to the extent that such grant of a security interest is prohibited by any Requirement of Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law, is prohibited by the organizational documents of a Subsidiary if such Subsidiary is not a wholly owned Subsidiary, or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, Pledged Stock or Pledged Note, results in the termination of, is prohibited by, or constitutes a default under, any applicable shareholder agreement, joint-venture agreement, operating agreement or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, termination, breach or default or requiring such consent is ineffective under the UCC or other applicable law, (v) those assets as to which the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower Agent agree that the cost of obtaining a security interest therein or perfection thereof are excessive in relation to the value to the Lenders of the security to be afforded thereby, (vi) [reserved], (vii) any Trademark application filed in the United States Patent and Trademark Office on the basis of such Grantor’s “intent-to-use” such trademark, unless and until acceptable evidence of use of the Trademark has been filed with and accepted by the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. §§ 1051, et seq.), to the extent that granting a security interest or other lien in such Trademark application prior to such filing would adversely affect the enforceability or validity of or void such Trademark application, (viii) Excluded Accounts, provided that for the avoidance of doubt, any cash and/or other proceeds of Collateral held from time to time in any such Excluded Account shall not cease to be Collateral solely because such proceeds are held in an Excluded Account or (ix) equipment owned by any Grantor that is subject to a purchase money Lien or a Capital Lease Obligation to the extent that the Indebtedness secured by such purchase money security interest or Capital Lease Obligation and such Lien is permitted under the Credit Agreement and to the extent that the contractual agreement pursuant to which such Lien is granted (or in the document providing for such Capital Lease Obligation) prohibits or requires the consent of any Person other than a Grantor and its Affiliates as a condition to the creation of any other Lien on such equipment.

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Section 4.     REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement, each Grantor hereby represents and warrants to the Secured Parties that:

4.1            Title; No Other Liens. Except for the security interest granted to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, such Grantor owns or, with respect to Intellectual Property, owns or has a valid right to use, each item of the Collateral free and clear of any and all Liens or claims of others. No effective financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement or as are not prohibited by the Credit Agreement. For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned or developed by a Grantor. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property. Each of the Secured Parties understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

4.2            Perfected First Priority Liens. Subject to the ABL/Term Loan Intercreditor Agreement, the security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Administrative Agent in completed and duly executed form or, in the case of Control Agreements, will be delivered to the Administrative Agent in accordance with Section 7.10(e) of the Credit Agreement) will constitute valid perfected security interests (to the extent such matter is governed by the law of the United States or a jurisdiction therein) in all of the Collateral (excluding motor vehicles and other assets, if any, with respect to which a security interest cannot be perfected by the filing of a financing statement under the applicable Uniform Commercial Code, entering into a Control Agreement or, with respect to Intellectual Property, through filings with the United States Patent and Trademark Office or the United States Copyright Office) in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Liens permitted by the Credit Agreement which have priority over the Liens on the Collateral by operation of law.

4.3            Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 4. Such Grantor has furnished to the Administrative Agent a certified charter, certificate of incorporation or other organization document and good standing certificate as of the respective dates set forth therein.

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4.4     Investment Property. (a)     The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer directly owned by such Grantor (other than any such Capital Stock which constitutes Excluded Property).

(b)            All the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.

(c)            To the best of Grantor’s knowledge, each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(d)            Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interests created by this Agreement.

4.5            Receivables. Except for (i) promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business, (ii) the Gleiser Note and (iii) any promissory note made by an employee or director of a Grantor, no amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper in an amount in excess of $5,000,000 which has not been delivered to the Administrative Agent.

4.6            Intellectual Property. (a) Schedule 5 lists (i) all registrations and applications for registration of all United States federal Trademarks and Copyrights and all issued United States federal Patents and Patent applications owned by such Grantor in its own name on the date hereof, (ii) all registrations and applications for registration of all material international Trademarks and Copyrights and all material issued international Patents and Patent applications owned by such Grantor in its own name on the date hereof and (iii) all Patent Licenses, Trademark Licenses and Copyright Licenses in which a Grantor is the exclusive licensee of any United States registrations or application for registration of any Trademarks or Copyrights or any United States issued Patents or Patent applications on the date hereof.

(b)            On the date hereof, all material Intellectual Property owned by such Grantor (i) is valid, subsisting, unexpired, has not been abandoned, and, to the knowledge of such Grantor, enforceable and (ii) does not, and the conduct of each Grantor’s business does not, infringe the Intellectual Property rights of any other Person in a manner that could reasonably be expected to have a Material Adverse Effect.

(c)            No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or challenge the validity of, or such Grantor’s rights in, any Intellectual Property owned by such Grantor in any respect that could reasonably be expected to have a Material Adverse Effect.

(d)            No action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (i) seeking to limit, cancel or challenge the validity of any material Intellectual Property owned by such Grantor or such Grantor’s ownership interest therein (other than routine office actions), or (ii) which could reasonably be expected to have a Material Adverse Effect on the value of any material Intellectual Property owned by or exclusively licensed to such Grantor.

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4.7          Commercial Tort Claims.

(a)            On the date hereof, no Grantor has rights in any Commercial Tort Claim with potential value in excess of $5,000,000, except as set forth on Schedule 7 hereto.

(b)            Upon the filing of a financing statement covering any Commercial Tort Claim referred to in Section 5.8 hereof against such Grantor in the jurisdiction specified in Schedule 3 hereto, the security interest granted in such Commercial Tort Claim will constitute a valid perfected security interest in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase such Collateral from Grantor, which security interest (subject to the ABL/Term Loan Intercreditor Agreement) shall be prior to all other Liens on such Collateral except for unrecorded liens permitted by the Credit Agreement which have priority over the Liens on such Collateral by operation of law.

4.8          Organization; Authority; No Litigation.

(a)            Such Grantor (i) is a Person duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has the requisite power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged, except to the extent that the failure to possess such power and legal authority and such legal right would not, in the aggregate, have a Material Adverse Effect, (iii) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect and (iv) is in compliance with all applicable Requirement of Law, except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

(b)            Such Grantor has the requisite power and authority and the legal right to make, deliver and perform the Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, or filing with, notice to or other act by or in respect of, any Person (including any Governmental Authority) is required in connection with the execution, delivery, performance, validity or enforceability of any Loan Document to which it is a party, except (i) such as have been obtained or made and are in full force and effect, (ii) filings and other actions necessary to perfect Liens created under the Loan Documents and (iii) those consents, authorizations, filings and notices, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. This Agreement and each other Loan Document to which such Grantor is a party has been duly executed and delivered on behalf of such Grantor and constitutes the legal, valid and binding obligation of such Grantor enforceable against such Grantor in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c)            The execution, delivery and performance of this Agreement and the other Loan Documents to which such Grantor is a party will not violate any Requirement of Law or any Contractual Obligation applicable to or binding upon such Grantor or any of its properties or assets, which violations, individually or in the aggregate, would have a Material Adverse Effect, and will not result in the creation or imposition (or the obligations to create or impose) of any Lien (other than any Lien created pursuant to this Agreement and the other Loan Documents to which such Grantor is a party) on any of its properties or assets.

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(d)            No litigation or investigation known to such Grantor through receipt of written notice or proceeding of or by any Governmental Authority or any other Person is pending against such Grantor (x) with respect to the validity, binding effect or enforceability of this Agreement or the other Loan Documents to which such Grantor is a party or (y) which would have a Material Adverse Effect.

4.9            Deposit and Securities Accounts. Set forth on Schedule 6 is a listing, as of the Closing Date, of such Grantors’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person, and (c) a listing of any such Deposit Accounts maintained with such Person which are Excluded Accounts.

Section 5.     COVENANTS

Each Grantor covenants and agrees with the Secured Parties that, from and after the date of this Agreement until the Obligations shall have been paid in full (other than contingent indemnity obligations not due and payable):

5.1            Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount payable under or in connection with any of the Collateral in excess of $5,000,000 shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper (excluding (i) promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business, (ii) the Gleiser Note, (iii) checks received in the ordinary course of business and (iv) any promissory note made by an employee or director of a Grantor), such Instrument, Certificated Security or Chattel Paper shall be promptly delivered to the Administrative Agent, duly indorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

5.2     [Reserved].

5.3     Maintenance of Perfected Security Interest; Further Documentation. (a)     Such Grantor shall maintain the security interest created by this Agreement in the Collateral as a perfected security interest having at least the priority (and subject to the qualifications) described in Section 4.2 and shall defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents to dispose of the Collateral.

(b)            Such Grantor will furnish to the Secured Parties from time to time statements and schedules further identifying and describing the assets and property of such Grantor as the Administrative Agent may reasonably request, all in reasonable detail.

(c)            At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as necessary or as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property and any other relevant Collateral with a value in excess of $5,000,000 that can be perfected by obtaining “control” over such Collateral (other than Deposit Accounts, which shall be subject to the requirements set forth in Section 2.6 of the Credit Agreement), taking any actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto; provided that, notwithstanding the foregoing, such Grantor shall only be required to use its commercially reasonable efforts to obtain control agreements with respect to Letter-of-Credit Rights.

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5.4            Changes in Name, etc. Such Grantor will not, except upon 10 days’ prior written notice (or such different period with the consent of the Administrative Agent) to the Administrative Agent and delivery to the Administrative Agent of all additional executed and filed financing statements and other documents necessary or reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein, (i) change its jurisdiction of organization, organizational structure or the location of its chief executive office or sole place of business or principal residence from that referred to in Section 4.3 or (ii) change its name.

5.5            [Reserved].

5.6            Investment Property.

(a)            If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Secured Parties, hold the same in trust for the Secured Parties and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations. Subject to the terms of the Intercreditor Agreements, after the occurrence and during the continuance of an Event of Default, any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property pursuant to the preceding sentence shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Administrative Agent and the Lenders, as additional collateral security for the Obligations.

(b)            Except as permitted by, or not prohibited under, the Credit Agreement, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any Capital Stock of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Capital Stock of any nature of any Issuer, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction expressly permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof.

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(c)            In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.6(a) with respect to the Investment Property issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Investment Property issued by it.

(d)            As to all limited liability company or partnership interests constituting Pledged Stock, each Grantor hereby covenants and agrees that such limited liability company or partnership interests (i) are not and will not be dealt in or traded on a securities exchange or in a securities market, (ii) do not and will not constitute securities in a regulated “investment company” (as defined in the Investment Company Act of 1940), (iii) are not and will not be held by such Grantor in a securities account and (iv) do not and will not constitute Securities.  In addition, none of the agreements governing any Pledged Stock constituting limited liability company or partnership interests provide or will provide that such limited liability company or partnership interests are securities governed by Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction.

5.7     Intellectual Property. (a)     With respect to each material Trademark owned by such Grantor, except as otherwise determined by such Grantor in its reasonable business judgment, such Grantor (either itself or through licensees) will (i) continue to use such Trademark to the extent necessary to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past substantially the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends to the extent required by applicable Requirement of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest (subject to the qualifications set forth in Section 4.2) in such mark pursuant to this Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

(b)            Except as otherwise determined by such Grantor in its reasonable business judgment, such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent owned by such Grantor may become forfeited, abandoned or dedicated to the public (except as the result of the expiration of such Patent at the end of its statutory term).

(c)            Except as otherwise determined by such Grantor in its reasonable business judgment, such Grantor (either itself or through licensees) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material Copyright owned by such Grantor may become abandoned or otherwise impaired. Such Grantor will not (either itself or through licensees) do any act whereby any material Copyrights owned by such Grantor may fall into the public domain (except as a result of the expiration of such Copyright at the end of its statutory term).

(d)            Except as determined by such Grantor in its reasonable business judgment, such Grantor (either itself or through licensees) will not knowingly infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person.

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(e)            Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall (i) acquire any registration or application for registration of any Trademark or any issued Patent or Patent application, (ii) become the exclusive licensee of any United States registration or application for registration of any Trademark or any United States issued Patent or Patent application, or (iii) file an application for any Trademark or Patent with the United States Patent and Trademark Office or any similar office or agency in any group of countries, other country or political subdivision thereof, such Grantor shall (x) in the case of clauses (i) and (iii) above, report such filing or acquisition to the Administrative Agent after such filing or acquisition occurs at the same time as the then next delivery of the certificate under subsection 7.2(b) of the Credit Agreement and (y) in the case of clause (ii) above, report such licensing to the Administrative Agent promptly (and in any event within 30 days) following the written request of the Administrative Agent or the Required Lenders; provided, that the Administrative Agent and the Required Lenders may not make such a request more than once per calendar year unless a Default shall have occurred and be continuing. Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall (i) acquire any registration or application for registration of any Copyright, (ii) become the exclusive licensee of any United States Copyright registration, or (iii) file an application for any Copyright with the United States Copyright Office or any similar office or agency in any group of countries, other country or political subdivision thereof, such Grantor shall (x) in the case of clauses (i) and (iii) above, report such filing or acquisition to the Administrative Agent after such filing or acquisition occurs at the same time as the then next delivery of the certificate under subsection 7.2(b) of the Credit Agreement and (y) in the case of clause (ii) above, report such licensing to the Administrative Agent promptly (and in any event within 30 days) following the written request of the Administrative Agent or the Required Lenders. Upon request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s and the Lenders’ security interest in any such Intellectual Property.

(f)            Such Grantor will take all commercially reasonable steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of each of its material Patents, Trademarks, or Copyrights (now or hereafter existing), including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(g)            In the event that any material Intellectual Property owned or exclusively licensed by such Grantor is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Administrative Agent after it learns thereof and, where appropriate in Grantor’s reasonable business judgment and where Grantor has standing to do so, sue for infringement, misappropriation or dilution, seek injunctive relief and recover any and all damages for such infringement, misappropriation or dilution.

(h)            Each Grantor will take commercially reasonable steps to clear and correct defects in the chain of title (including any filings in connection with security interests not in favor of the Secured Parties) of the Intellectual Property owned by such Grantor by making, or using commercially reasonable efforts to cause the making of, appropriate filings with the United States Patent and Trademark Office no later than 60 days after the date hereof, and will provide evidence of any such filings to the Administrative Agent or its designee no later than 10 Business Days after making same, provided that the failure to make, or cause to be made, any such filings after reasonable efforts shall not be deemed a violation or breach of this clause (h).

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(i)            As soon as available, but in any event within 20 days after the Effective Date, the Grantors shall furnish to the Administrative Agent evidence of submission of filings with the United States Patent and Trademark Office and the United States Copyright Office that reflect all prior acquisitions, changes of entity name, and transfers of each Trademark, Patent or Copyright, as applicable, set forth on Schedule 5 hereto (to the extent not already reflected in the records of such intellectual property office).

5.8            Commercial Tort Claims. If such Grantor shall obtain an interest in any Commercial Tort Claim with a potential value in excess of $5,000,000, such Grantor shall within 30 days of obtaining such interest (i) notify the Administrative Agent in writing of such Commercial Tort Claim, together with a supplement to Schedule 7 describing the details thereof and (ii) sign and deliver documentation acceptable to the Administrative Agent granting a valid and perfected security interest under the terms and provisions of this Agreement in and to such Commercial Tort Claim.

5.9            Cash Receipts. Each Grantor shall take all actions required under Section 2.6 of the Credit Agreement with respect to each Deposit Account (other than an Excluded Account) owned or maintained by such Grantor within the time periods specified in Section 2.6 of the Credit Agreement.

Section 6.     REMEDIAL PROVISIONS

6.1            Certain Matters Relating to Receivables.

(a)            Subject to the terms of the Intercreditor Agreements, the Administrative Agent (or its designee) shall have the right to communicate with obligors under the Receivables and parties to the Contracts and the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent (or its designee) may require in connection with such test verifications; provided that, unless an Event of Default shall have occurred and be continuing, (i) such Grantor shall only be required to provide such information once in any twelve (12) month period; provided further that, the Administrative Agent shall be permitted to conduct one additional test verification during such time in which Excess Availability is less than the greater of (A) 15.0% of the Line Cap and (B) $13,000,000, and (ii) (A) the Administrative Agent shall communicate with obligors under the Receivables and parties to the Contracts and conduct verifications only during field examinations conducted pursuant to the Credit Agreement and (B) Grantor shall have the right to be present during any such communications and verifications. Subject to the terms of the Intercreditor Agreements, at any time and from time to time during the continuance of an Event of Default, upon the Administrative Agent’s request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

(b)            Subject to the terms of the Intercreditor Agreements, the Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, provided that the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. Subject to the terms of the Intercreditor Agreements, if required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Lenders only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit; provided that all funds in such Collateral Account shall be promptly released to the Grantors upon the cure or waiver of all such Events of Default.

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(c)            Subject to the terms of the Intercreditor Agreements, during the continuance of an Event of Default and at the Administrative Agent’s reasonable request, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

6.2            Communications with Obligors; Grantors Remain Liable.

(a)            [Reserved.]

(b)            Subject to the terms of the Intercreditor Agreements, upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables and parties to the Contracts that the Receivables and the Contracts have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

(c)            Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables and Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. None of the Secured Parties shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract by reason of or arising out of this Agreement or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3            Pledged Stock.

(a)            Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash and other dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, in each case, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which, in the Administrative Agent’s reasonable judgment, would impair the Collateral in any material respect or which would result in a Default or Event of Default under any provision of the Credit Agreement, this Agreement or any other Loan Document.

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(b)            Subject to the terms of the Intercreditor Agreements, if an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash and other dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in the order set forth in Section 6.5, (ii) any or all of the Investment Property shall be registered in the name of the Administrative Agent or its nominee, and/or (iii) the Administrative Agent or its nominee may exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing, other than as a result of the Administrative Agent’s gross negligence or willful misconduct.

(c)            Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying following receipt of such notice and prior to notice that such Event of Default is no longer continuing, and (ii) unless otherwise permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Administrative Agent.

6.4            Proceeds to be Turned Over To Administrative Agent. Subject to the terms of the Intercreditor Agreements, in addition to the rights of the Secured Parties specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, upon request of the Administrative Agent, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Secured Parties, and, subject to the terms of the Intercreditor Agreements, shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5; provided that all funds in such Collateral Account shall be promptly released to Grantor upon cure or waiver of all such Events of Default.

6.5            Application of Proceeds. Subject to the terms of the Intercreditor Agreements, at such intervals as may be agreed upon by the Borrower Agent and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations in the following order:

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First, to payment of fees, indemnities or expense reimbursements then due to the Administrative Agent, the Issuing Banks and the Lenders constituting Obligations (under and as defined in the Credit Agreement), pro rata;

Second, to payment of principal and interest of any Swing Line Loans that may be outstanding, pro rata;

Third, to payment of the principal and interest of any Protective Advances that may be outstanding, pro rata;

Fourth, to payment of interest due and payable in respect of any other Loans that may be outstanding, pro rata;

Fifth, to payment of principal of any other Loans that may be outstanding and to Cash Collateralize the aggregate face amount of outstanding LC Exposure, pro rata;

Sixth, to payment of any other Obligations (other than Obligations (under and as defined in the Credit Agreement) in connection with Secured Cash Management Obligations or Secured Swap Agreements and contingent indemnification obligations for which no claim has yet been made) whether or not then due, in such order and manner as the Administrative Agent determines;

Seventh, to payment of Obligations (under and as defined in the Credit Agreement) in connection with Secured Cash Management Obligations and/or Secured Swap Agreements, pro rata;

Eighth, to payment of all other Obligations, pro rata; and

Ninth, the balance, if any, after all of the Obligations have been paid in full, to the Borrowers or as otherwise required by law.

6.6            Code and Other Remedies. Subject to the terms of the Intercreditor Agreements, if an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in the order set forth in Section 6.5, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

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6.7            Registration Rights.

(a)            Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all of the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(b)            Each Grantor agrees to use its commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirement of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Secured Parties, that the Administrative Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

6.8            Subordination. Each Grantor hereby agrees that, upon the occurrence and during the continuance of an Event of Default, unless otherwise agreed by the Administrative Agent, all Indebtedness owing by it to Intermediate Holdings or any Subsidiary of Intermediate Holdings shall be fully subordinated to the indefeasible payment in full in cash of such Grantor’s Obligations.

6.9            Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the reasonable fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency (with regard to fees and disbursements of any attorneys, to the extent the Borrowers are required to pay or reimburse such fees and disbursements pursuant to subsection 11.5 of the Credit Agreement).

Section 7.     THE ADMINISTRATIVE AGENT

7.1     Administrative Agent’s Appointment as Attorney-in-Fact, etc. (a)     Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, after the occurrence and during the continuance of an Event of Default, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, after the occurrence and during the continuance of an Event of Default, to do any or all of the following:

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(i)            in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or Contract or with respect to any other Collateral whenever payable;

(ii)            in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s and the Lenders’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)            pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)            execute, in connection with any sale provided for in Section 6.6 or 6.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)            (1)  direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2)   ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3)   sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (7) license or sublicense, whether on an exclusive or nonexclusive basis, any Copyright, Patent or Trademark (along with the goodwill of the business to which any Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

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Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(a)            If any Grantor fails to perform or comply with any of its agreements contained herein, after the occurrence and during the continuance of an Event of Default, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(b)            The reasonable out-of-pocket expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, shall be payable by such Grantor to the Administrative Agent within 10 days of written demand.

(c)            Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2            Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own (or their officers’, directors’, employees’ or agents’) gross negligence or willful misconduct. For the avoidance of doubt, the Administrative Agent shall not be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re-recording or continuing any document, financing statement, Mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral.

7.3            Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Administrative Agent (or its designee) to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent or Required Lenders determine appropriate to perfect the security interests of the Administrative Agent under this Agreement. Each Grantor authorizes the Administrative Agent (or its designee) to use the collateral description “all assets” or words of similar effect in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent (or its designee) of any financing statement with respect to the Collateral made prior to the date hereof.

7.4            Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken or not taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

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Section 8.     MISCELLANEOUS

8.1            Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 11.1 of the Credit Agreement.

8.2            Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 11.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

8.3            No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4     Enforcement Expenses; Indemnification. (a)     Each Guarantor agrees to pay or reimburse the Secured Parties for all their reasonable costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and counsel to the Lenders, in each case to the extent the Borrowers would be required to pay or reimburse the Administrative Agent and the Lenders under Section 11.5 of the Credit Agreement.

(b)            Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes, if any, which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c)            Each Guarantor agrees to pay, and to save the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrowers would be required to do so pursuant to Section 11.5 of the Credit Agreement.

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(d)            The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

8.5            Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Secured Parties and their successors and permitted assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

8.6            Set-Off. In addition to any rights and remedies of the Lenders provided by law, each Grantor hereby irrevocably authorizes each Secured Party at any time and from time to time when an Event of Default occurred and be continuing shall have the right, without notice to any Grantor, any such notice being expressly waived by each Grantor to the extent permitted by applicable law, upon any Obligations becoming due and payable by any Grantor hereunder or under the Credit Agreement (whether at the stated maturity, by acceleration or otherwise) after the expiration of any grace period, to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of such Grantor. Each Lender agrees promptly to notify the relevant Grantor and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

8.7            Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or “pdf”), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.8            Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9            Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10            Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

8.11            GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12            Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a)            submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

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(b)            consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)            agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)            agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)            waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages; provided that such Grantor shall, except as provided in subsection 11.5 of the Credit Agreement, not be liable for any special, exemplary, punitive or consequential damages.

8.13            Acknowledgements. Each Grantor hereby acknowledges that:

(a)            it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)            none of the Secured Parties has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)            no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

8.14            Additional Grantors. Each Subsidiary of Intermediate Holdings that is required to become a party to this Agreement pursuant to Section 7.10 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

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8.15     Releases. (a)     At such time as each of the following conditions are satisfied: (i) the Loans and the other Obligations shall have been paid in full in cash (other than contingent indemnity obligations not due and payable), (ii) the termination or expiration of all Commitments; (iii) the cancellation, expiration or Cash Collateralization (in accordance with the Credit Agreement) of all Letters of Credit and (iv) the full cash payment of the Obligations under each Secured Swap Agreement, to the extent due and payable or that would be due and payable pursuant to such Secured Swap Agreement upon the release of the pledge and security interests granted under the Security Documents (other than any Obligations relating to Secured Swap Agreements that, at such time, are allowed by the applicable provider of such Secured Swap Agreements to remain outstanding without being required to be repaid), the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b)            Any of the Collateral sold, transferred or otherwise disposed of by any Grantor to a Person that is not a Loan Party in a transaction not prohibited by the Credit Agreement, shall be transferred free of the security interest created hereby on such Collateral, and such security interest shall automatically terminate upon such permitted disposition. The Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable to evidence such release of the Liens created hereby on such Collateral. Any Borrower (other than New Holdings) or Subsidiary Guarantor shall be automatically released from its obligations hereunder in the event that all the Capital Stock of such Borrower or Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction not prohibited by the Credit Agreement; provided that the Borrower Agent shall have delivered to the Administrative Agent, at least five Business Days prior to the date of the proposed release, a written request for release identifying the relevant Borrower or Subsidiary Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower Agent stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

8.16            WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

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8.17            Approvals. Any provision contained herein to the contrary notwithstanding, no action shall be taken hereunder by the Secured Parties with respect to the Collateral unless and until all applicable requirements of the Federal Communications Commission (the “FCC”), if any, under the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder and thereof have in the reasonable judgment of the Administrative Agent (acting at the direction of the Required Lenders) been fully satisfied to the extent necessary to take such action and there have been obtained all such consents, approvals and authorizations, as may be required to be obtained from the FCC under the terms of any franchise, license or similar operating right held by the Grantor in order to take such action. It is the intention of the parties hereto that the pledge in favor of the Secured Parties of the Collateral, the grant of a security interest to the Secured Parties in the Collateral, and all rights and remedies held by the Secured Parties with respect to the Collateral, shall in all relevant aspects be subject to and governed by said statutes, rules and regulations. By its acceptance of this Agreement, the Secured Parties agree they will not take any action pursuant to this Agreement which constitutes or results in any assignment or transfer of control of any license or franchise or any change of control over the communications properties owned and operated by the Grantor, if such assignment or transfer of control of any license or franchise or change of control would, under then existing law or under any franchise, require the prior approval of a Governmental Authority, without first obtaining such approval. Upon the exercise by the Administrative Agent or the Required Lenders of any power, right, privilege or remedy pursuant to this Agreement which requires any such consent, approval, recording, qualification or authorization of any Governmental Authority, the applicable Grantor will execute and deliver, or will cause the execution and delivery of, all applications, certificates, instruments and other documents and papers that the Administrative Agent or the Required Lenders, as applicable, may reasonably require in order for such governmental consent, approval, recording, qualification or authorization to be obtained. Each Grantor agrees to use its reasonable best efforts to cause such governmental consents, approvals, recordings, qualifications and authorizations to be forthcoming.

Each Grantor further agrees that the Collateral shall include, to the maximum extent otherwise permitted by law to be pledged, the economic value of the FCC Licenses, all rights incident or appurtenant to the FCC Licenses and the right to receive any monies, consideration or proceeds derived from or in connection with the sale, assignment or transfer of any of the FCC Licenses.

8.18            ABL/Term Loan Intercreditor Agreement.

(a)         Notwithstanding anything herein to the contrary, the priority of the Liens and security interests granted to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement, the exercise of any right or remedy by the Administrative Agent hereunder and each other provision of this Agreement are subject to the provisions of the ABL/Term Loan Intercreditor Agreement. In the event of any conflict between the terms of (i) the ABL/Term Loan Intercreditor Agreement and (ii) the terms of this Agreement, the terms of the ABL/Term Loan Intercreditor Agreement shall govern (it being understood that the Loan Documents remain in full force and effect as written and are in no way modified thereby).

(b)            The Administrative Agent shall be entitled to all the rights, privileges, protections and immunities set forth in the Credit Agreement and the ABL/Term Loan Intercreditor Agreement in connection with this Agreement, including the execution hereof and the performance of its duties hereunder.

(c)            Notwithstanding anything herein to the contrary, for so long as the obligations under the Term Loan Documents remain outstanding, any covenant hereunder requiring (or any representation or warranty hereunder to the extent that it would have the effect of requiring) the delivery of possession or control to the Administrative Agent of any Collateral shall be deemed to have been satisfied (or, in the case of any representation and warranty, shall be deemed to be true) if, prior to the repayment in full of the obligations under the Term Loan Documents, such possession or control shall have been delivered to the Term Loan Security Agent in accordance with the terms of the ABL/Term Loan Intercreditor Agent.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

CUMULUS MEDIA INTERMEDIATE INC.

By:
Name: Title:

CUMULUS MEDIA NEW HOLDINGS INC.

By:
Name: Title:

Guarantee and Collateral Agreement

CONSOLIDATED IP COMPANY LLC

BROADCAST SOFTWARE INTERNATIONAL LLC

INCENTREV-RADIO HALF OFF LLC

CUMULUS INTERMEDIATE HOLDINGS LLC

INCENTREV LLC

CUMULUS NETWORK HOLDINGS LLC

CUMULUS RADIO LLC

LA RADIO, LLC

KLOS-FM RADIO ASSETS, LLC

DETROIT RADIO, LLC

DC RADIO ASSETS, LLC

CHICAGO FM RADIO ASSETS, LLC

CHICAGO RADIO ASSETS, LLC

ATLANTA RADIO, LLC

MINNEAPOLIS RADIO ASSETS, LLC

NY RADIO ASSETS, LLC

RADIO ASSETS, LLC

SAN FRANCISCO RADIO ASSETS, LLC

WBAP-KSCS ASSETS, LLC

WPLJ RADIO, LLC

WESTWOOD ONE, LLC

CMP SUSQUEHANNA RADIO HOLDINGS LLC

CUMULUS BROADCASTING LLC

DIAL COMMUNICATIONS GLOBAL MEDIA, LLC

RADIO NETWORKS, LLC

WESTWOOD ONE RADIO NETWORKS, LLC

CMP SUSQUEHANNA LLC

CATALYST MEDIA, LLC

SUSQUEHANNA PFALTZGRAFF LLC

CMP KC LLC

SUSQUEHANNA MEDIA LLC

SUSQUEHANNA RADIO LLC

KLIF BROADCASTING, LLC

RADIO METROPLEX, LLC

By:
Name: Title:

Guarantee and Collateral Agreement

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name: Title:

Guarantee and Collateral Agreement

Schedule 1

NOTICE ADDRESSES OF GUARANTORS

Schedule 2

PLEDGED STOCK

Issuer	Class of Stock	Stock Certificate No.	No. of Shares

PLEDGED NOTES

Issuer	Payee	Principal Amount

Schedule 3

FILINGS AND OTHER ACTIONS

REQUIRED TO PERFECT SECURITY INTERESTS

Uniform Commercial Code Filings

[List each office where a financing statement is to be filed]

Patent and Trademark Filings

[List all filings]

Actions with respect to Pledged Stock

Other Actions

[Describe other actions to be taken]

Schedule 4

LOCATION OF JURISDICTION OF ORGANIZATION AND CHIEF EXECUTIVE OFFICE

Grantor	Jurisdiction of Organization	Location of Chief Executive Office

Schedule 5

COPYRIGHTS AND EXCLUSIVE COPYRIGHT LICENSES

PATENTS AND PATENT LICENSES

TRADEMARKS AND EXCLUSIVE TRADEMARK LICENSES

Schedule 6

DEPOSIT ACCOUNTS AND SECURITIES ACCOUNTS

Grantor	Bank/ Securities Intermediary	Bank/ Security Intermediary Address	Account Name	Account Number	Account Type (Deposit Account or Securities Account)	Excluded Account (Y/N)

Annex 1 to
Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT, dated as of ________________, 20__, made by ______________________________ (the “Additional Grantor”), in favor of FIFTH THIRD BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H:

WHEREAS, CUMULUS MEDIA INTERMEDIATE INC., CUMULUS MEDIA NEW HOLDINGS INC. (the “New Holdings”), the subsidiaries of New Holdings from time to time party thereto as borrowers (together with New Holdings, each a “Borrower” and, collectively, the “Borrowers”), the Lenders and the Administrative Agent have entered into an ABL Credit Agreement, dated as of March [__], 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrowers and certain of their Affiliates (other than the Additional Grantor) have entered into the Guarantee and Collateral Agreement, dated as of March [__], 2020 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the ratable benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor [and Guarantor]1 thereunder with the same force and effect as if originally named therein as a Grantor [and Guarantor] and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor [and Guarantor] thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

1 Bracketed language to be included if the Additional Grantor has not been joined to the Credit Agreement as a Borrower.

2

2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name: Title:

Annex 1-A to
Assumption Agreement

Supplement to Schedule 1

Supplement to Schedule 2

Supplement to Schedule 3

Supplement to Schedule 4

Supplement to Schedule 5

Supplement to Schedule 6